Exhibit 10.23

BUILD TO SUIT DISTRIBUTION CENTER

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is entered into as of this 14th day of January, 2013, by (the “Execution Date”) and between AMBROSE MONROVIA, LLC, an Indiana limited liability company, or its assignee (“Landlord”), and GORDMANS DISTRIBUTION COMPANY, INC., a Kansas corporation, and wholly-owned subsidiary of Gordmans, Inc. (“Tenant”).

W I T N E S S E T H:

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

LEASE TERMS AND DEFINITIONS

1.1 Industrial Park. All the land and improvements which make up the designated real estate of approximately sixty-five (65) acres (the “Real Estate”) located in the industrial development area commonly known as 70 West Commerce Park (the “Industrial Park”) located on County Road 1000 S, Monrovia, Indiana, which Real Estate is legally described on Exhibit A attached hereto and made a part hereof, and shown on the site plan attached hereto as Exhibit B and made a part hereof (the “Site Plan”). Any inconsistencies between Exhibit A and Exhibit B shall be governed by Exhibit B.

1.2 Leased Premises. The “Leased Premises” or “Premises” shall be the Real Estate, together with loading areas and other improvements to be constructed thereon in accordance with the terms hereof, including without limitation the warehouse and office building, containing approximately Five Hundred Forty Five Thousand Ten (545,010) square feet Floor Area (collectively, the “Building”), together with any trash compactor pad, dumpster pad, generator pad, loading dock areas and any other improvements at any time attached to or incorporated into the Real Estate, and any and all easements, rights and privileges granted herein or now or hereafter belonging or appurtenant to the Real Estate. The floor plan of the Building will be as shown on Exhibit B-1 attached hereto. Upon the completion of Landlord’s Work (hereinafter defined) pursuant to Article VI of this Lease, and prior to the Delivery Date (hereinafter defined), Landlord shall deliver to Tenant a written statement from the licensed architect of record certifying the actual dimensions and square footage of the Floor Area of the Building.

1.3 Delivery Date.

(a) Landlord understands and acknowledges that Tenant intends to open the Leased Premises for the operation and conduct of its storage and distribution business on November 1, 2013. The “Delivery Date” shall be the date upon which all of the following conditions (collectively the “Delivery Conditions”) shall be completed or have occurred: (i) Landlord delivers actual possession of the Leased Premises to Tenant with Landlord’s Work “Substantially Completed” as defined below, broom clean and free of all construction tools and debris and free of all existing tenancies; (ii) Landlord shall have delivered an A.I.A. Certificate of Substantial Completion signed by Landlord, its architect of record and its general contractor confirming all of the foregoing; (iii) Landlord shall have procured and delivered to Tenant a certificate of occupancy or other governmental approval sufficient to allow Tenant to enter the Premises to install its fixtures and store its merchandise; (iv) Landlord shall have provided Tenant the architect certificate required in Section 1.2; and (v) Landlord shall have given the Delivery Notice (hereinafter defined). Landlord agrees that the Delivery Date shall, in all events, be on or before November 1, 2013, subject to the provisions of Section 27.9. If Landlord fails to deliver the Leased Premises to Tenant with all of the Delivery Conditions completed by November 10, 2013, then Tenant shall be entitled as a credit against the first accruing Rents hereunder an amount equal to two day’s Base Rent hereunder per day for each day after November 10, 2013 and prior to December 1, 2013, in which the Delivery Conditions are not completed as liquidated damages (the “Late Delivery Credit”). In the event that the Delivery Date has not occurred by November 30, 2013, from and after December 1, 2013 until the Delivery Date, the Late Delivery Credit shall be increased for such period to an amount equal to three days Base Rent hereunder per each day from and including December 1, 2013 until the Delivery Date. Both parties acknowledge that if the actual Delivery Date does not occur on or before November 10, 2013, Tenant’s damages will be difficult, if not impossible to ascertain and the amount of liquidated damages set forth above is a reasonable estimate of the damages which would be suffered by Tenant. In the event that the Delivery Date is not on or before January 29, 2014, Tenant shall also have the right, at its sole option, to terminate this Lease upon written notice to Landlord prior to the actual Delivery Date. If Tenant so terminates, then the liquidated damages described above will be calculated with reference to the date of termination rather than the actual Delivery Date and the amount so determined will be payable by Landlord to Tenant in cash (rather than a credit against Rent) upon demand, and such payment obligation shall survive the termination of the Lease and neither party shall have any further rights or obligations under the Lease after the termination date. Tenant acknowledges that the remedies set forth in this subsection 1.3(a) are its sole and exclusive remedies for Landlord’s failure to deliver the Leased Premises to Tenant with all the Delivery Conditions completed by November 10, 2013.

(b) Delivery Notice. Landlord will notify Tenant in writing (“Delivery Notice”) of the date on which Landlord contemplates that all of the Delivery Conditions will be fulfilled. Landlord shall deliver the Delivery Notice to Tenant at least 90 days prior to, but no more than 120 days prior to, the date on which all of the Delivery Conditions will be fulfilled. If the Landlord fails to deliver the Delivery Notice at least ninety (90) days prior to the date on which all of the Delivery Conditions are actually fulfilled, then the Delivery Date will in any event be extended to at least the ninetieth (90th) day following the delivery of the Delivery Notice.

(c) Advance Possession. For a period commencing sixty (60) days prior to the Delivery Date until the actual Delivery Date, Tenant shall have the privilege of entering the Premises (free of rent and other charges) for purposes of inspecting the work, taking measurements, making plans, installing trade fixtures and equipment, storing merchandise and performing other construction activities. Tenant’s activities shall not create an unreasonable interference with Landlord’s Work. Under no circumstances shall such entry and activities of Tenant be construed as: delivery of possession by

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Landlord or acceptance of possession by Tenant under the provisions of this Lease, or a waiver of any of the provisions hereof, or to obligate Tenant to pay any rent or other charges. Tenant’s rights under this Section 1.3 shall not give rise to any duty to inspect the work or notify Landlord of any defect in construction or other failure to comply with the requirements of the Lease. All fixtures, furniture, equipment and merchandise of Tenant placed within the Premises during the foregoing period shall at all times remain the property of Tenant and shall be stored at Tenant’s risk.

1.4 Rent Commencement Date. The “Rent Commencement Date” shall be November 1, 2013, subject to delay of one day for day after November 1, 2013, until the Delivery Date; provided the Rent Commencement Date shall not occur until such time as the Municipal Site Improvements set forth in Section 6.1 (b) have been completed.

1.5 Lease Term. The term “Lease Year,” as used herein, means a period of twelve (12) consecutive calendar months; provided that the first Lease Year shall be a period of fourteen (14) months. The “Lease Term” or “Term” shall be for a period of one hundred eighty two (182) months from the Rent Commencement Date; provided, however, if any Option Period is exercised pursuant to Section 3.2, the “Lease Term” or “Term” shall include all exercised Option Periods. The first Lease Year shall begin on the Rent Commencement Date and shall end on the last day of the fourteenth (14th) month following the Rent Commencement Date. Each succeeding Lease Year shall commence on the date next following the end of the prior Lease Year and end on the day preceding the anniversary of such commencement date.

1.6 Option Periods. “Option Periods” shall be three (3) successive periods of five (5) years each.

1.7 Base Rent. “Base Rent” during the Initial Term shall mean the amounts set forth below, subject to adjustment in accordance with Section 3.3 (Commencement Agreement), Section 6.6 (TIA) and/or Section 6.7 (Expansion Space).

(Remainder of Page Intentionally Left Blank)

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Lease Period (Months) (each, a “Lease Period”)	Annual Rent PSF of Floor Area	Monthly Base Rent[1]
1-8	$0.00	$0.00
9-68	$3.31	$150,331.93
69-128	$3.39	$153,965.33
129-182	$3.51	$159,415.43

1st	Option Period, Months 183-242
2nd	Option Period, Months 243-302
3rd	Option Period, Months 303-362

In the event that Tenant does not expend all of the allowances granted in Sections 6.1 and 7.1, Base Rent shall be adjusted based on seven and seven tenths percent (7.7%) of the unspent allowances, taking into account these aggregate allowances.

1.8 Additional Rent. “Additional Rent” means the amount payable by Tenant for Real Estate Taxes (Section 13.1), Insurance Costs (Article XIV), and the Common Area Maintenance Costs (Sections 1.11 and 4.2). As used herein, “Rent” means Base Rent plus Additional Rent.

1.9 Building. The “Building” has the meaning ascribed in Section 1.2.

1.10 Common Area. The “Common Area” shall be all parking areas, truck service ways, entrances, exits, access roads, walkways, bus stops, landscaped areas, driveways, sidewalks, pylon and monument sign structures and directories (collectively, the “Monument”), parking lot lighting, common utility lines and other public and common improvement areas provided for the use of Tenant, its employees and visitors.

1.11 Common Area Maintenance Costs. “Common Area Maintenance Costs” shall include only those reasonable costs actually incurred by Landlord, and payable by Tenant, for the operation, maintenance and repair of the Common Area, which costs are not otherwise charged as Real Estate Taxes or Insurance Costs. The Common Area Maintenance Costs include, but are not limited to: cleaning, trash removal, snow and ice removal, line repainting, patching or resealing pavement, landscape maintenance, sewer charges, license and permit fees, policing, fire protection, security services (if any), traffic direction, repairs, maintenance supplies, and other everyday maintenance expenses including routine replacements of light bulbs and other similar items, and other reasonable costs of maintaining the Common Area in a clean and safe condition as required herein.

[1]	Assuming Floor Area of 545,010 sf

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However, Common Area Maintenance Costs shall not include any item which is not customarily considered to be a normal expense of operation, maintenance and repair of the Common Area, including, without limitation: any charges for administrative expenses or management fees other than an administrative fee not to exceed three percent (3%) of the Base Rent for the applicable period; any capital costs of any nature, any charges for capital improvements or for depreciation of capital improvements in connection with the Real Estate or the Industrial Park, including but not limited to the repaving or replacement of any and all driveways, sidewalks, streets and parking areas; any principal or interest payments, or any points or fees, on the loans secured by mortgages in the Real Estate or the Industrial Park or any part thereof; cost and expenses incurred in connection with leasing space at the Real Estate or the Industrial Park, including, without limitation, leasing commissions, advertising and promotional expenses, and legal fees for the preparation of leases; rents payable with respect to any leasing office; court costs and legal fees incurred to enforce the obligations of other tenants of the Industrial Park; costs recoverable by Landlord pursuant to its insurance policies; costs resulting from repairs, alterations, additions, improvements, or replacements made to rectify or correct any material defect in the original design, materials or workmanship of the Leased Premises or Common Area (but including repairs made as a result of ordinary wear and tear); costs incurred by Landlord in fulfilling its obligations in connection with Landlord’s Work; Real Estate Taxes; Insurance Costs; marketing or advertising costs for the Real Estate or the Industrial Park; the cost of electricity or other utilities that serve other tenants’ spaces; executive or managerial salaries; consulting fees; fees paid to architects, engineers, attorneys or other professionals; market study fees; initial paving, initial striping or initial landscaping costs; costs of sculptures, paintings or other artwork, if any, in the Common Areas; costs of structural repairs or replacements; the costs of performing any of Landlord’s repair and maintenance responsibilities under Article VIII; rental or other payments under any ground lease; any amounts paid by Landlord resulting from a default under a lease or other agreement in conjunction with the Real Estate or the Industrial Park; the cost of containing, removing or otherwise remediating any contamination or environmental liability of the Real Estate or the Industrial Park; home or branch office expenses; costs resulting from any sale or transfer of the Real Estate or any interest therein by Landlord; any excessive amount the Landlord pays a contractor or vendor because of a special relationship; any single non-customary expense of which Tenant’s share exceeds ten thousand dollars ($10,000.00) and which has not been approved in advance by Tenant (which approval shall not be unreasonably withheld); or any other unsubstantiated or unreasonable cost. Common Area Maintenance Costs shall include any “common area maintenance costs” allocable to the Premises as defined and provided in the CCR (as defined in Section 27.13), if any, provided such costs do not duplicate any Common Area Maintenance Costs set forth in this Section 1.11 and are of a type not otherwise excluded from being passed through to Tenant hereunder.

1.12 Expiration Date. The “Expiration Date” shall be the date which is the last day of the Lease Term; provided that if the Tenant has exercised an option, the Expiration Date shall be extended through the last day of the latest exercised Option Period.

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1.13 Interest Rate. The “Interest Rate” shall be the least of (a) three percent (3%) per annum above the average prime rate published by the Wall Street Journal or, if not available, the average prime rate published by the three (3) largest commercial banks in New York City; (b) the highest interest rate then allowable under the governing State’s applicable usury laws; or (c) ten percent (10%) per annum.

1.14 Floor Area. The “Floor Area” means the area in square feet computed by measurements of each level or story, excluding mezzanines, of the Building measured from the outside surfaces of exterior walls and the center lines of party walls. Floor Area will not include loading docks and areas covered by exterior canopies or overhangs (except to the extent enclosed and maintained and used as part of the Building).

1.15 Tax Parcel. The “Tax Parcel” means the tax parcel that includes the Premises, as established by the local governmental authority that is responsible for assessing and collecting Real Estate Taxes; provided that any portion of such tax parcel that is not part of the Real Estate will be excluded from the Tax Parcel for purposes of this Lease.

1.16 Expansion Space. The “Expansion Space” shall mean any space which is added to the Demised Premises in accordance with Section 6.7 below.

1.17 Operating Expenses. “Operating Expenses” shall mean the Common Area Maintenance Costs, Insurance Costs and Real Estate Taxes. Operating Expenses for the first Lease Year are expected to be an aggregate of $.37 per square foot of Floor Area (the “Initial Estimated Operating Expenses”), broken out as follows:

(a) Real Estate Taxes, $.02 per square foot of Floor Area;

(b) Insurance Costs, $.06 per square foot of Floor Area; and

(c) Common Area Maintenance Costs (inclusive of property management of $.10 and Association fees of $.02), $.29 per square foot of Floor Area.

Notwithstanding anything in this Lease to the contrary, in no event shall actual Operating Expenses for the first Lease Year (excluding expenses for snow and ice removal and utilities) exceed twenty percent (20%) of the Initial Estimated Operating Expenses (the “Initial Operating Expense Cap”).

ARTICLE II

LEASED PREMISES AND COMMON AREAS

2.1 Leased Premises. Landlord does hereby demise and lease exclusively unto Tenant, and Tenant does lease and take from Landlord, the Leased Premises.

2.2 Use of the Common Areas. In addition to the occupancy of the Leased Premises, Tenant and Tenant’s concessionaires, licensees, subtenants, officers, employees, agents, and invitees also shall have the right to the nonexclusive use of the Common Area and all licenses, rights, privileges and easements provided for the common use under the OEA or as otherwise appurtenant to the Real Estate, the Industrial Park or any portions thereof. Landlord agrees to make the Common Area continuously available to Tenant for

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nonexclusive use by Tenant and the other aforementioned groups of persons during the term of this Lease, except when portions thereof temporarily may be unavailable for use by reason of repair work then being underway thereon, or temporary closure thereof to avoid the accrual of any prescriptive rights therein, or as required by law (or in order to make any modifications required by law).

2.3 Real Estate. Without Tenant’s prior written approval, Landlord shall have no right to use any portion of the Real Estate, to construct any improvements thereon, to change access thereto, to take any other action in connection therewith except as expressly set forth in the design and build criteria attached hereto as Exhibit C, Exhibit C-1 (“Front Design”) and Exhibit C-2 (“Elevations”) (collectively, the “Design/Build Criteria”).

ARTICLE III

TERM

3.1 Lease Term. This Lease shall be for the Lease Term as set forth in Section 1.5. The Lease Term shall terminate at 11:59 p.m. (local time) of the Expiration Date. Notwithstanding the fact that the Lease Term commences on the Rent Commencement Date, all terms and conditions of this Lease and all of the obligations of Landlord and Tenant under this Lease other than the payment of Base Rent, Additional Rent, and utilities are binding and of full force and effect from and after the date this Lease is executed by the parties, and Tenant’s liability for utilities and Additional Rent shall commence as of the Delivery Date.

3.2 Option to Extend the Lease Term.

(a) Tenant is granted the right and option to extend the Lease Term for up to three (3) successive Option Periods pursuant to the terms and conditions set forth herein. Provided that this Lease is in full force and effect and Tenant is not, at the time of the exercise of the option, in default beyond applicable notice and cure periods, Tenant may exercise an option by notifying Landlord in writing no later than one hundred eighty (180) days prior to the Expiration Date. Any Option Period shall be upon all of the terms and conditions as contained in this Lease. Upon exercise by Tenant of a renewal option under this Section 3.2, Landlord shall pay to Tenant on or before the commencement of the applicable Option Period, a refurbishment allowance of One Hundred Fifty Thousand Dollars ($150,000).

(b) The Base Rent for an Option Period shall be adjusted to equal the amount which is ninety percent (90%) of “Fair Market Rent”, as defined below, at the beginning of such Option Period; provided, however, that such adjusted Base Rent shall not exceed the Base Rent in effect during the period which immediately precedes such Option Period multiplied by the amount which is the sum of one hundred percent (100%), plus two percent (2%) for each year of the prior Lease Period. “Fair Market Rent” shall mean the monthly amount that a willing, comparable, non-renewal and non-equity tenant would pay, and a willing, comparable landlord would accept in an arms’ length transaction for bulk distribution/warehouse space, giving appropriate consideration to typical lease terms, including, but not limited to, rental rates per rentable square foot, escalation clauses, operating expenses, real estate taxes, rent abatement, length of lease term, building size and location, tenant improvement allowances, relocation allowance,

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and any other generally applicable terms, conditions and concessions being offered at the time of the exercise of the lease extension option. Landlord and Tenant shall attempt in good faith to agree to the Fair Market Rent within two hundred seventy (270) days prior to the commencement date of each Option Period (the “Option Rent Determination Period”). In the event that Landlord and Tenant cannot reach agreement as to Fair Market Rent during the first thirty (30) days of the Option Rent Determination Period (the “Initial Option Rent Determination Period”), the Fair Market Rent shall be determined in the following manner:

(i) Within five (5) days after the end of the Initial Option Rent Determination Period, each of Landlord and Tenant shall submit to each other, in writing, its reasonable determination of the Fair Market Rent (the “Submitted Fair Market Rent”).

(ii) Within fifteen (15) days after such submission, Landlord and Tenant shall each select an appraiser of its choice to act as an arbitrator. If either of the Landlord or Tenant fails to name its appraiser within the fifteen (15) day period, the arbitrator timely appointed by the other party shall determine Fair Market Rent on its own, which determination shall be binding on the parties. If each party timely appoints its appraiser, the two (2) appraisers shall appoint a third appraiser within the next ten (10) days. Each appraiser selected under this Section 3.2 shall have an M.A.I. designation, be licensed in the State of Indiana, be disinterested, and be experienced in the appraisal of industrial rental property in the Indianapolis area. Each of Landlord and Tenant shall pay the cost of its own appraiser and half fifty percent (50%) of the cost of the third appraiser; provided, however, that if Tenant elects not to exercise its renewal option after the determination of the Fair Market Rent, Tenant shall also pay for the appraiser costs otherwise payable by Landlord under this paragraph (ii).

(iii) The three (3) appointed arbitrators shall, within thirty (30) days of the appointment of the third appraiser, determine the Fair Market Rent for the Premises and whether Landlord’s or Tenant’s Submitted Fair Market Rent was the closer thereto (the “Closer Submitted Fair Market Rent”). The Closer Submitted Fair Market Rent shall be the basis for determining Base Rent during the Option Period in accordance with Subsection 3.2(b) above. The decision of the arbitrators as to Fair Market Rent and the Closer Submitted Fair Market Rent shall be binding on the parties.

(iv) Upon determination of the Fair Market Rent and the applicable Base Rent for the Option Period, Tenant shall have the right to exercise its option for such Option Period by giving written notice to Landlord. Notwithstanding the provisions of Subsection 3.2(a) above, the one hundred eighty (180) day notice option period shall be shortened by one day for each day that the appraisers’ determination of the Closer Submitted Fair Market Rent is not completed at least two hundred ten (210) days prior to the expiration date of the then current Lease Term.

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3.3 Commencement Agreement. Landlord and Tenant agree to sign, on or before the sixtieth (60th) day following the later of the (i) Rent Commencement Date, or (ii) the date on which Landlord delivers to Tenant the architect’s certified measurement of the Floor Area of the Building, a commencement agreement substantially in the form attached hereto as Exhibit D (the “Commencement Agreement”) setting forth the Delivery Date, the Rent Commencement Date, the Expiration Date, the Floor Area of the Premises, the amounts of Base Rent payable by Tenant during the Term and each Option Period and the date by which Tenant must give notice to Landlord to exercise each Option Period. Such Commencement Agreement will thereafter be conclusive of such information.

ARTICLE IV

RENT

4.1 Payment of Rent. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, without notice or demand, the Base Rent in monthly installments, in advance, on or before the first day of each calendar month of the Lease Term. Rent shall be payable to Landlord at Landlord’s address set forth in Section 21.1 below, or to any other address designated by Landlord in writing. If the Rent Commencement Date is other than the first day of a calendar month, the first payment of Base Rent shall be prorated according to the number of days after the Rent Commencement Date in such month and shall be due and payable on the Rent Commencement Date. If the Lease Term expires or terminates on a day other than the last day of a calendar month, the Base Rent due for such month shall be prorated according to the number of days in such month.

4.2 Tenant’s Liability for Common Area Maintenance Costs. Tenant shall bear the responsibility for all Common Area Costs incurred during each calendar year during the Term of the Lease, subject to the Initial Operating Expense Cap. Such amount shall be payable as follows:

(a) Estimated Payments of Common Area Maintenance Costs. Prior to the beginning of each calendar year during the Term of the Lease, Landlord shall provide to Tenant an estimate of the Common Area Maintenance Costs for such full or partial calendar year together with a breakdown of such calculation in reasonable detail and in a form consistent with prior years to allow comparison. On a monthly basis during the Term of this Lease, Tenant shall pay Landlord one-twelfth (1/12) of the amount of the estimated Common Area Maintenance Costs. Such amount shall be payable in advance, at the same time and in the same place as the Base Rent.

(b) Year-End Reconciliation. Within ninety (90) days after (i) the end of each calendar year during the Term and (ii) the expiration of the Term of this Lease, Landlord shall submit to Tenant a final, annual reconciliation statement (“Year-End Statement”) for the actual amount of the actual Common Area Maintenance Costs for the calendar year (or portion thereof) just ended. If the actual Common Area Maintenance Costs with respect to such accounting period exceeds the aggregate amount(s) previously paid by Tenant based on Landlord’s estimate of the Common Area Maintenance Costs for such full or partial calendar year, then subject to the Initial Operating Expense Cap, Tenant shall pay to Landlord the deficiency within thirty (30) days following receipt of the Year-End Statement from Landlord. However, if the aggregate amount(s) previously

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paid by Tenant based on Landlord’s estimate of the Common Area Maintenance Costs for such full or partial calendar year exceeds the actual Common Area Maintenance Costs for such period, then Landlord shall credit such surplus against Tenant’s next monthly estimated Common Area Maintenance Cost payment(s) or pay Tenant a refund of such net surplus within thirty (30) days following the date of the Year-End Statement. The Year-End Statement and other billings shall set forth in reasonable detail the total Common Area Maintenance Costs (broken down by cost categories) during such period. Within ten (10) days after receipt of Tenant’s request therefore, Landlord shall provide to Tenant copies of receipted invoices or equivalent documentation showing the amount and purpose of each expenditure and the method of calculating the Common Area Maintenance Costs, as well as additional information or copies of such additional documents as Tenant may reasonably request in order to verify the date, amount and purpose of all Common Area Maintenance Costs reflected in Landlord’s Year-End Statement. If Landlord fails to provide such Year-End Statement, or any of the supporting invoices and documentation, when and as required herein, Tenant’s obligation to pay monthly installments of estimated Common Area Maintenance Costs, shall be suspended until Landlord fulfills such obligations, at which time Tenant shall pay, along with its next monthly installment of Base Rent, all suspended payments of estimated Common Area Maintenance Costs less any credit due to Tenant pursuant to this Section 4.2. Landlord hereby waives all right to collect or retain Common Area Maintenance Costs for which a Year End Statement complying with the requirements of this Section 4.1 has not been submitted to Tenant within one (1) year after the end of the calendar year during which such Common Area Maintenance Costs were incurred.

(c) Partial Calendar Years. If the Rent Commencement Date commences other than on January 1, or the Term ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts toward the Common Area Maintenance Costs for such partial calendar years will be prorated on the basis of the portion of such calendar years included in the Term following the Rent Commencement Date. Such proration will be made by multiplying the total estimated or actual (as the case may be) Common Area Maintenance Costs for the partial calendar year in question, by a fraction having as its numerator the number of days of the Term following the Rent Commencement Date within the partial calendar year, and as its denominator “365” or “366,” as applicable.

(d) Audit Rights. Landlord shall maintain, for a period of at least two (2) years following the date Landlord provides to Tenant the Year-End Statement for the period to which they pertain, complete and accurate books and records of all Common Area Maintenance Costs paid or incurred by Landlord and all payments of Common Area Maintenance Costs as a portion of Additional Rent received from Tenant. Such books and records shall be kept at a location in the continental United States known to Tenant, and Tenant or its auditors have the right, with reasonable notice and no more than once per calendar year, to inspect, copy and audit such books and records at any time during normal business hours. Landlord shall, within thirty (30) days after completion of such audit, repay Tenant for any overpayments which Tenant or its auditors identify or if the audit reveals underpayments by Tenant, Tenant shall within thirty (30) days of completion of such audit pay Landlord for such underpayments. In the event an audit pursuant to the requirements of this Section 4.2 reveals an overcharge for the applicable year in excess of four percent (4%), Landlord shall pay for the reasonable cost of the audit within thirty (30) days following receipt of Tenant’s invoice therefor up to a maximum of $2,500.00, and Tenant shall be permitted to audit the two (2) years prior to the overcharge year.

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4.3 Other Costs. All payments required to be made by Tenant under any of the terms of this Lease not otherwise specifically defined as Base Rent or Additional Rent shall be paid by Tenant within thirty (30) days after receipt of written notice from Landlord that sets forth the amount due and has attached a copy of the applicable invoices or statements.

4.4 Late Payment; Interest on Past Due Obligations.

(a) If Tenant shall fail to pay any Base Rent, Additional Rent or other charges under this Lease when the same becomes due and payable, including bank drafts returned unpaid, such unpaid amounts shall bear interest from the due date thereof to the date of receipt of payment at the lesser of the Prime Rate per annum, or such other rate as is the highest legal rate of interest chargeable in the State of Indiana (the “Interest Rate”); provided no interest shall be charged on the first late Rent payment during a Lease Year. For purposes of this Lease, “Prime Rate” shall mean three percent (3%) per annum above the average prime rate published by the Wall Street Journal or, if not available, the average prime rate published by the three (3) largest commercial banks in New York City.

(b) If Tenant shall fail to pay any Base Rent, Additional Rent or other charges under this Lease within five (5) days after the day when the same becomes due and payable, including bank drafts returned unpaid, then in addition to the interest required to be paid pursuant to subparagraph (a) above, Tenant shall pay to Landlord a late fee in the amount of Five Hundred Dollars ($500.00) to compensate Landlord for the administrative expense of processing such late payment.

ARTICLE V

USE

5.1 Use. The Leased Premises may be used (i) for the purpose of receiving, storing, assembling, shipping, and selling (but limited to wholesale sales) of products, materials, and merchandise made by or for the account of Tenant and/or distributed by Tenant (including, without limitation, ecommerce fulfillment); (ii) general office space (as to (i) and (ii) collectively, the “Primary Use”); and (iii) any other lawful use under the applicable zoning code. Periodically Tenant shall be permitted to conduct retail warehouse clearance sales within the Leased Premises.

ARTICLE VI

LANDLORD’S WORK AND TENANT’S WORK

6.1 Landlord to Construct.

(a) Landlord shall do site preparation and construct, at its sole expense, the Building and other improvements set forth in the Design/Build Criteria and the attached Exhibits C-1 (Front Design) and C-2 (Elevations) with such modifications as are set forth in change orders approved in writing by Tenant and Landlord. Such development and

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construction work by Landlord (“Landlord’s Work”) shall conform in all respects with the Site Plan and the Design/Build Criteria. In accordance with the Design/Build Criteria, Tenant has been provided the following allowances: (i) fifty dollars ($50.00) per square foot of Floor Area for office space build out (General Criteria: Paragraph 1.1); (ii) fifty dollars ($50.00) per square foot of Floor Area for shipping, receiving, restrooms and drivers’ room finishes ((Paragraph 1.1); and (iii) six thousand dollars ($6,000) for telecom and data conduit drops in the warehouse area (Electrical Requirements: Paragraph 6.1. L. 4). Allowances in (i) and (ii) above may be used by Tenant, at its option, for design costs, architects, permitting costs, demising partitions, interior finishes, and mechanical electrical and plumbing systems and contractor fees. Any change order shall specify the change, the cost therefor, the allocation of such cost between Landlord and Tenant, and the number of days by which the Delivery Date shall be extended beyond November 1, 2013. Landlord shall bear all costs associated with architectural, engineering, space planning, permits and other similar soft costs incurred in connection with Landlord’s timely delivery of the Leased Premises to Tenant. Landlord shall be responsible for obtaining, at its expense, all permits and consents (including without limitation certificates of occupancy) required to deliver the Leased Premises in accordance with the Design/Build Criteria and the Site Plan.

(b) Landlord shall be responsible for ensuring that the following site matters are implemented by KS Hendricks Partners, LLC, at its cost and expense: (i) the two bridges; and (ii) access road (Innovation Boulevard) (collectively, the “Municipal Site Improvements”). Landlord shall use commercially reasonable efforts to obtain a warranty of at least two (2) years to be provided to Tenant on the Municipal Site Improvements and shall cooperate with Tenant in enforcing such warranties.

(c) Landlord’s team in performing its development, construction and tenanting of the Leased Premises and Common Area shall be as follows:

i.	Architect: JRA Architects;

ii.	General Contractor: Pepper Construction;

iii.	Civil Engineer: Beam, Longest and Neff, LLC;

iv.	Mechanical Engineer: TBD;

v.	Electrical Engineer: TBD;

vi.	Environmental engineer: TBD;

vii.	Construction Lender: First Merchants Bank; and

viii.	Permanent Lender: TBD.

Landlord shall make no changes in the team members specified above without written notice to Tenant. Such notice to Tenant shall indicate the team member being replaced, the replacement team member, the reasons for the replacement and information regarding the replacement team member (the “Replacement Notice”). Tenant shall have the right to approve or disapprove a replacement general contractor, provided such approval or disapproval is communicated to Landlord within three (3) business days after Tenant receives the Replacement Notice, and provided further that such approval shall not be unreasonably withheld or conditioned. Tenant shall have no rights to approve or disapprove any replacement for a team member other than the general contractor, provided that the replacement team member is of at least the size, reputation, competency and financial stability as the team member being replaced. Landlord has provided Tenant with a copy of Landlord’s loan commitment from the Construction Lender.

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6.2 Completion of Landlord’s Work.

(a) Substantial Completion. The date of completion of Landlord’s Work shall be established and evidenced by a certificate of substantial completion executed by the architect of record confirming that Landlord’s Work has been substantially completed. “Substantial Completion” shall be deemed to have occurred when all of Landlord’s Work has been completed by Landlord for Tenant to make use thereof for its intended purposes, subject only to the completion of Landlord’s punch-list items which do not materially interfere with Tenant’s use of the Leased Premises for the Tenant’s normal business operations. Landlord shall complete all punch-list items as soon as reasonably practicable and no later than within thirty (30) days after the date of substantial completion of the applicable portion of Landlord’s Work or such longer period as may be reasonable, not to exceed sixty (60) days.

(b) Warranties. Landlord unconditionally warrants Landlord’s Work against defective design, workmanship and materials and failure to perform in accordance with the approved Specifications (“Warranty”). Notwithstanding anything herein seemingly to the contrary, Landlord agrees to correct any failure in such Warranty arising within two (2) years after the Delivery Date. Landlord hereby assigns and transfers to Tenant, upon the Delivery Date (such assignment to be nonexclusive and coextensive with the rights of Landlord), the benefit of any and all warranties and guarantees received by or given to Landlord by any architect, contractor, subcontractor, material supplier, equipment supplier or any other individual or entity which provided goods or services to the Landlord in connection with Landlord’s Work to the extent relative to those elements or portions of the Premises which are Tenant’s responsibility to maintain and/or repair. Landlord hereby agrees to cooperate with Tenant to the extent necessary to enable Tenant to enforce any such warranty or guarantee assigned to Tenant hereunder.

6.3 Insurance Requirements. Prior to commencing its construction activities at the Leased Premises, Landlord, at its cost and expense, shall obtain or require its contractors to obtain and thereafter maintain, so long as such construction activity is occurring, Builder’s Risk—all risk or special perils insurance against direct cause of physical loss, including the cost of debris removal, in the amount of not less than the full replacement cost of the Building from an “A” rated company and in a form reasonably acceptable to Landlord. Such policy shall contain a waiver of subrogation by the general contractor and each subcontractor. Any deductibles under such policies shall be payable by the applicable contractor. Landlord and Tenant shall each be named an additional insured on the policies of builder’s risk as their interests may appear. Landlord shall provide a certificate of insurance evidencing the coverage required by this Section 6.3 and the insurer’s obligation to notify Tenant at least thirty (30) days in advance of any cancellation or material modification of such policy.

6.4 Compliance with Laws. Landlord agrees that all construction activities performed by it on the Leased Premises shall be performed in compliance with all laws and regulations. Landlord, at its sole cost and expense, shall secure all necessary approvals, permits, fees, licenses and the like required for the performance of Landlord’s Work, and Landlord shall provide notice to Tenant once all of such approvals, license and permits have been obtained.

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6.5 Indemnification. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims, actions, liabilities, proceedings and costs, including reasonable attorneys’ fees and costs of suit, resulting from any accident, injury, loss or damage whatsoever occasioned to any person or property to the extent arising out of, or resulting from the performance of any construction activities at the Real Estate by Landlord, its agents, employees or permittees, as applicable. The provisions of this Section 6.5 shall survive the expiration or termination of this Lease.

6.6 Tenant Improvement Allowance. Landlord shall make available an allowance of up to Three Hundred Thousand Dollars ($300,000) (the “Available TIA”) to be used by Tenant in its sole discretion for improvement to the Real Estate in addition to Landlord’s Work (the “TIA Work”). Any amount of the Available TIA which is used by Tenant (the “Actual TIA”) shall result in an adjustment of Base Rent, such adjustment to be calculated based on the amortization over the remaining portion of the initial Term of the Lease of the Actual TIA with interest thereon at the rate of seven and seven tenths percent (7.7%), such interest accruing on actual days elapsed and a year of 365/366 days, as applicable. Tenant shall give written notice to Landlord of Tenant’s intent to exercise all or any portion of the Available TIA within the first six (6) months following the Rent Commencement Date and shall use such Available TIA within six (6) months of such notice; provided, that if Tenant provides notice in a timely manner and is thereafter unable to complete the TIA Work within the required six-month period, the Available TIA will remain available for Tenant’s use until the TIA Work is complete. If Tenant fails to provide such notice in a timely manner or fails to use the Available TIA within such six-month period (as such period may be extended pursuant to the immediately preceding sentence), Landlord shall have no further obligation to provide the Available TIA.

6.7 Expansion Option.

(a) During the Term of this Lease, Tenant shall have the continuing option to lease an addition or multiple additions on the Real Estate of similar quality and design (the “Expansion Space”) to the Leased Premises of up to Two Hundred Thousand Seventy (200,070) square feet of Floor Area. Lease of the Expansion Space shall be on the same general terms and conditions specified in this Lease for the original Leased Premises, other than for the adjustment of Base Rent and the Term as set forth in this Section 6.7. To exercise this expansion option, Tenant shall give Landlord at least Three Hundred Sixty-Five/Sixty-Six (365/366) days, as applicable, written notice of the intended date of possession of the Expansion Space (the “Expansion Space Option Notice”). This option shall be available to Tenant so long as no uncured Event of Default is in existence at the time of the delivery of the Expansion Space Option Notice or the delivery date of the Expansion Space to Tenant.

(b) At the time the Expansion Space is delivered to Tenant (the “Expansion Space Delivery Date”), the Expansion Space shall be deemed part of the Leased Premises and, if the then current Term is less than seven (7) years, the current Term will be extended

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from the remaining term thereof (the “Remaining Term”) for a period (the “Extended Period”) sufficient to create a seven (7) year then current Term. Each remaining Option Term, if any, will be adjusted to commence based on the Extended Period or the applicable anniversary thereof. Such adjustments will be reflected in an Expansion Space Notice to be executed by Landlord and Tenant within thirty (30) days following the Expansion Space Delivery Date.

(c) Base Rent for the original Leased Premises shall remain as specified in Section 1.7 above for the balance of the Remaining Term and shall be increased for the Extended Period by an amount equal to the product of the annual Base Rent during the Remaining Term and the percentage increase, if any, of the Consumer Price Index (the “CPI”) since the commencement of the then current Lease Period; provided, however, that the CPI increase shall not exceed two percent (2%) per year. Base Rent for the Expansion Space shall be computed on the basis of an eight (8%) return to Landlord on the actual costs payable by Landlord for construction supplies and labor, architectural and engineering fees for the balance of the then current Term. Base Rent for the Leased Premises on any succeeding Option Period shall be determined as set forth in Section 3.2, taking into account the full Leased Premises including the Expansion Space.

(d) Landlord shall obtain at least three (3) construction bids on the Expansion Space, and Tenant shall have the right to approve the plans for the Expansion Space and the bids accepted for construction thereof.

ARTICLE VII

SIGNS

7.1 Tenant’s Signs. Landlord shall install monument and exterior building signage on the four (4) sides of the Building as set forth in the Design/Build Criteria and Site Plan (i.e. $20,000.00 total exterior signage allowance pursuant to Paragraph 2.8 of the Design/Build Criteria). Tenant may install and maintain additional signage upon the Leased Premises, subject to the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed, and subject to applicable laws, regulations and ordinances. In accordance with Paragraph 3.17C of the Design/Build Criteria, Tenant is granted an additional ten thousand dollars ($10,000.00) allowance for miscellaneous signage. Except as set forth in this Lease as Landlord’s Work (such as for Tenant’s initial signage), Tenant shall be responsible for all costs and expenses to construct and install Tenant’s additional signage and shall obtain all requisite licenses, permits and governmental approvals for such additional signage. Tenant’s additional signage shall at all times comply with all applicable laws and regulations. Upon the expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove Tenant’s signage and fill any holes in the Building caused by the signage and repaint the surface of the Building where the signage was located.

7.2 Monuments; Pylons; Directories. Subject to the allowance set forth in Section 7.1, Landlord shall provide Tenant with one (1) space in the top position (on both sides, if applicable) on any pylon or monument or directory on or for the benefit of the Real Estate owned by Landlord (as to any such sign or directory, the “Monument”). The size of Tenant’s sign(s) on any multi-tenant Monument shall be determined on a pro rata basis by square footage of the Floor Area of the Leased Premises as it relates to the square footage of the

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Floor Area of leased premises of other tenants of the Industrial Park represented on such Monument. Landlord shall install, as part of Landlord’s Work, sign panels for such Monument which are provided by Tenant. Landlord shall maintain and repair such Monument as part of Common Area Maintenance Costs.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Maintenance of the Leased Premises. Tenant shall make and pay for all maintenance and repairs necessary to keep the interior of the Leased Premises in working order, ordinary wear and tear excepted, through the end of the Lease Term, except as described below as Landlord’s responsibility. Landlord is and shall remain responsible, at its sole cost and not part of the Common Area Maintenance Costs, for the following, except to the extent caused by the negligence or intentional misconduct of Tenant, its employees, agents or invitees:

(a) all repairs, maintenance and replacement to the structural elements of the Leased Premises, including without limitation, the roof, exterior walls (excluding exterior painting), concrete slab, concrete floor, foundation, underground utilities, and all other structural portions of the Building containing the Leased Premises (including all elements supporting the floor and roof but excluding the truck court and parking lot) which shall be necessary to maintain the Building in a safe, dry and tenantable condition and in good order and repair;

(b) all repairs, maintenance and replacement of all utility facilities which serve the Premises up to their point of connection with the meter for such utilities serving the Premises and all utilities within or under the floor slab;

(c) all material repairs and replacement of or to the Lease Premises which are occasioned by settlement of the Leased Premises or a portion thereof, or caused by soil conditions;

(d) all repairs, maintenance and replacement and changes to the Premises required by the reason of the negligence of Landlord, its employees, agents, contractors or any failure by Landlord to comply with its obligations in connection with Landlord’s Work; and

(e) all necessary repairs, maintenance and replacements of the Landlord’s Work which are covered by the Warranty.

The provisions in this Section are subject to Article XVI.

8.2 Maintenance of the Common Areas. Landlord as part of the Common Area Maintenance Cost shall maintain, operate, repair and replace, or cause to be maintained, operated, repaired and replaced the Common Area and all exterior portions of the Real Estate in an economical and efficient manner according to the standard of maintenance followed in other comparable industrial warehouse developments of comparable size and character in the metropolitan area where the Premises are located and in full compliance with all applicable laws, codes, ordinances, regulations, Federal, state or local environmental standards and

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building and health codes, including but not limited to: keeping the Common Area properly drained, reasonably free of water, ice, snow, mud, sand, rubbish and other obstructions and in a neat, clean, orderly and sanitary condition; maintaining adequate trash receptacles for Common Area refuse and periodically collecting and removing all such Common Area refuse; maintaining signs, markers, painted lines and other means and methods of pedestrian and vehicular traffic control; exterior painting of improvements as and when reasonably required as a result of peeling, flaking, stains or discolorations, vandalism or otherwise; repairing and replacing paving, curbing and sidewalks; maintaining reasonable security throughout all areas of the Real Estate and Common Area; maintaining all planting and landscaped areas and all storm sewerage, drainage and other utilities; and keeping the Monument, if any, the Common Area and other areas as are necessary for safety, security and normal operation of Tenant’s intended Primary Use open and operating during on the basis of 24 hours per day/7 days per week.

8.3 Tenant Rights. In the event all or any material portion (as determined by Tenant, in its reasonable discretion) of the Leased Premises shall be rendered unusable, which prevents Tenant from conducting the normal operations of its business therefrom, solely due to the negligence or willful misconduct of Landlord, its employees or agent or solely due to default with respect to required maintenance, replacements and repairs required to be performed by Landlord, there shall be a just and equitable abatement of the Base Rent and Additional Rent while the same shall remain unusable. In the event Landlord fails to make any maintenance, repairs or replacements to the Leased Premises or the Monument which are Landlord’s responsibility hereunder, and which, in Tenant’s reasonable judgment, materially, adversely affect Tenant’s ability to use the Leased Premises for the normal operations of the Tenant’s business, and such failure continues for more than thirty (30) days after Landlord’s receipt of written notice of such failure from Tenant (except in cases of emergency, in which event only such notice, if any, as is reasonable under the circumstances shall be required), then Tenant shall be entitled to perform such maintenance, repairs or replacements (but is not obligated to do so), and Landlord shall reimburse Tenant for Tenant’s costs and expense for the performance of the foregoing maintenance, repair and replacement, plus interest at the Interest Rate accrued within thirty (30) days of receipt of written notice from Tenant that sets forth the amount due and has attached a copy of the time of Tenant’s payment of the repair, may be offset by Tenant from any Base Rent payment. Additional Rent payment, applicable invoices, or other payments due to the Landlord under this Lease.

ARTICLE IX

UTILITIES

9.1 Service and Payment. Landlord covenants and agrees that, without expense to Tenant, the Leased Premises shall be properly serviced with gas, electric, telephone, water, sewer and other utilities sufficient to meet Tenant’s requirements. All hook-up, tap and similar fees payable in relation to the furnishing or installation of such utilities will be Landlord’s responsibility. Utility meters shall be installed to separately meter the Leased Premises, at Landlord’s cost. Tenant shall pay directly to the utility providers all charges for utility services furnished to the Leased Premises (based on consumption) from and after the Delivery Date.

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ARTICLE X

ALTERATIONS

10.1 Permitted Alterations. Tenant may, at its expense, at any time during the Term, make alterations to the Leased Premises as it deems appropriate; provided that the structural integrity of the Leased Premises shall not be affected or diminished and the value of the Building constituting a part of the Leased Premises is not thereby diminished. In all other instances Tenant shall secure the written consent of Landlord before making any alterations. At the time Landlord’s approval of any alterations is sought, if requested by Landlord, Tenant shall submit to Landlord plans and specifications for such work. All such alterations shall be completed in a good and workmanlike manner with commercial quality materials. At or before the time such alterations or additions are being commenced, Landlord and Tenant shall determine jointly whether such alterations or additions shall be removed by Tenant at the end of the Lease. Upon the termination of this Lease, any additions or alterations made to the interior of the Leased Premises which have been determined to be removable shall be removed at Tenant’s expense, and Tenant shall repair all damages caused thereby and restore the Leased Premises to working order, ordinary wear and tear excepted.

10.2 Severable Property. Tenant may, at its expense, install, assemble or place on the Premises, and remove and substitute any additional severable property which is not part of Landlord’s Work and which is used or useful in Tenant’s business (collectively, the “Severable Property”), and all such Severable Property shall be and remain the property of Tenant. Upon the written consent of Tenant, Landlord will subordinate any of its claims or interest in the Severable Property to the lienholders or lessors of such Severable Property and shall provide a collateral access agreement substantially in the form attached hereto as Exhibit E. Tenant may remove the Severable Property at any time during the Term. Subject to Tenant’s rights under Section 26.2 of this Lease, any of Tenant’s Severable Property not removed by Tenant prior to the expiration of the Term shall be considered abandoned and may be sold or otherwise disposed of in accordance with Section 26.2 if not removed within ten (10) days after written notice from Landlord.

ARTICLE XI

RIGHT OF ACCESS

11.1 Upon twenty-four (24) hours prior written notice (except in cases of emergency, in which event only such notice as is practical under the circumstances shall be required), Landlord or Landlord’s agent shall have the right to enter the Leased Premises during normal business hours to examine the same in connection with its obligations or in exercise of its rights and remedies, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary in performing its obligations hereunder, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the Rent shall not abate (except as otherwise provided herein) while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise; provided, however, that Landlord shall perform such repairs, alterations, improvements or additions in a manner so as to cause the least disruption to Tenant’s business as is reasonable under the circumstances. During the nine (9) months prior to the expiration of the Lease Term, Landlord may exhibit the Leased Premises to prospective tenants.

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ARTICLE XII

ASSIGNMENT/SUBLET

12.1 Permitted Assignment and Subletting. Except as expressly set forth in this Lease, Tenant shall not, without the prior written consent of Landlord, sublet the Premises or any portion thereof or transfer or assign Tenant’s interest in this Lease to any person or entity, provided, however, that Landlord’s consent shall not be required if: (i) Tenant is subletting or permitting occupancy in no more than thirty-three percent (33%) of the Leased Premises; or (ii) (a) Tenant delivers written notice of the proposed assignment or subletting at least ten (10) days prior to the effective date of such assignment or subletting; and (b) the proposed assignee or sublessee has a creditable business reputation and a net worth of at least One Hundred Million Dollars ($100,000,000.00). Tenant may, without the consent of Landlord, assign or transfer its rights hereunder to (A) Tenant’s parent, subsidiary or affiliated entity, or (B) in connection with any merger, consolidation or sale or transfer of more than fifty-one percent (51%) of Tenant’s assets. Unless agreed by Landlord to the contrary, Tenant shall remain liable for its obligations under this Lease despite such permitted assignment or sublease. In the event Tenant remains liable as hereinabove provided, Landlord shall continue to simultaneously give Tenant notice of and opportunity to cure any breach or default by assignee or subtenant in accordance with the provisions of this Lease. Notwithstanding anything in this Lease to the contrary, the following shall not constitute an assignment or transfer requiring Landlord’s consent hereunder: (I) a public offering by Tenant, (II) transfers of stock or other equity interests to Tenant’s employees, officers, and/or directors, (III) transfers of stock to relatives of holders of such stock for purposes of estate tax and succession planning, (IV) a transfer of a controlling interest in the voting stock of Tenant to an individual or entity which has a net worth of at least One Hundred Million Dollars ($100,000,000.00), or (V) a transfer of a non-controlling interest in the stock of Tenant. In the event Tenant subleases all or a portion of the Leased Premises for more than the Rent due under this Lease for the applicable Lease Period for such portion of the Leased Premises, Tenant shall remit to Landlord upon receipt from the sublessee fifty percent (50%) of that portion of rent so received that exceeds Rent payable by Tenant to Landlord for such space for the same Lease Period.

ARTICLE XIII

TAXES

13.1 Real Estate Tax Definition. “Real Estate Taxes” means all real property taxes and assessments that become due and payable during the Term after the Rent Commencement Date and are assessed by any taxing governmental authority against the Tax Parcel, reflecting the maximum discount, if any, available by making early payment (regardless of whether early payment is actually made) and less any rebates, credits or abatements from such authorities which are granted or agreed upon with respect to the Tax Parcel; provided, however, that as regards any tax/assessment which under laws may be paid in installments, there will be included within the meaning of the term “Real Estate Taxes” with respect to any tax fiscal year only the current annual installment. Real Estate Taxes will not include any of the following: (i) any assessments for highway, street or traffic control improvements,

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sanitary or storm sewers, utilities, or for other on-site or off-site improvements or infrastructure of any nature whatsoever made in connection with the development or improvement of the Industrial Park: provided, however, that Real Estate Taxes may include those assessments for highway, street or traffic control improvements, sanitary or storm sewers, utilities, or other on-site or off-site improvements or infrastructure made after the Rent Commencement Date of this Lease as long as such assessments do not relate to the initial development of the Real Estate or the Industrial Park; (ii) any franchise, gift, estate, inheritance, conveyance, transfer, capital investment or other tax assessed against Landlord or Landlord’s heirs, successors or assigns; (iii) any income, excess profits or other tax, assessment, charge or levy on the Rent payable by Tenant under this Lease; (iv) any property tax applicable to any land or improvements not within the boundaries of the Tax Parcel; (v) any interest, fine or penalty for late payment or nonpayment by Landlord of any Real Estate Taxes; (vi) any increased assessments which result from a transfer in ownership of the Real Estate, the Industrial Park or any portion thereof between affiliated entities (but increased assessments which result from a transfer in ownership between unrelated parties are not excluded hereby); (vii) real estate taxes or assessments for any property not located within the Real Estate or real estate taxes and assessments that may be payable under the CCR (as defined in Section 27.13) ; (viii) any current or future tax, levy, assessments or charges under local improvement, community, business or facilities districts or other special taxing districts, subdivisions or not-for-profit corporations with the power and authority to tax, levy, assessment or charge and which were undertaken by or with the consent of any real property owners within the Real Estate or the Industrial Park; (ix) any correction of or supplement to any tax or assessment for any period prior to the Rent Commencement Date; or (x) impact, utility, connection, inspection, permit or capacity fees or assessments.

13.2 Tenant’s Liability for Real Estate Taxes. Tenant’s responsibility for Real Estate Taxes shall be determined as follows:

(a) Computation and Payment. During each tax fiscal year of the Term of the Lease, Tenant will reimburse to Landlord the amount of such Real Estate Taxes, subject to the Initial Operating Expense Cap.

(b) Proration at Beginning and End of Term. All Real Estate Taxes for any tax fiscal year a portion of which falls within the Term and a portion of which falls either before the Rent Commencement Date or after the end of the Term will be prorated by multiplying the amount of Real Estate Taxes for such tax fiscal year by a fraction having as its numerator the number of days in such tax fiscal year that fall within the Term following the Rent Commencement Date and having as its denominator the total number of days in such tax fiscal year.

(c) Payable by Tenant. Prior to the beginning of each calendar year during the Term of the Lease, Landlord shall provide to Tenant an estimate of the Real Estate Taxes for such full or partial calendar year together with a breakdown of such calculation in reasonable detail and in a form consistent with prior years to allow comparison. On a monthly basis during the Term of this Lease, Tenant shall pay Landlord one-twelfth (1/12) of the estimated Real Estate Taxes, in advance, at the same time and in the same place as the Base Rent. Tenant shall have the same rights of reconciliation and remedies as are provided in Article IV with respect to Common Area Maintenance.

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13.3 Right to Contest. Landlord will, within twenty (20) days of receiving notification thereof, send to Tenant notice of any increases in assessments for Real Estate Taxes. If Landlord does not give written notice to Tenant, as of 15 days prior to the applicable reassessment contest deadline, of its intention to contest such reassessment, then Tenant will have the right, at Tenant’s expense, to contest the amount or validity of Real Estate Taxes for such tax fiscal year by appropriate administrative and legal proceedings brought either in Tenant’s name, or, if legally necessary to prosecute such contest, jointly with Landlord, by counsel selected and engaged by Tenant (and, if Landlord is a joint contestant, reasonably approved by Landlord). Landlord will execute and deliver to Tenant, at no cost to Landlord, such documents as may be reasonably necessary or proper to permit Tenant to contest Real Estate Taxes or which may be necessary to secure payment of any refund which may result from any such proceedings. Any refund resulting from a proceeding brought either by Tenant or Landlord or by them jointly will be applied first to reimburse the party or parties who brought the proceeding for the costs incurred with the proceeding, and then to reimburse Tenant for the difference between the amount Tenant paid for the Real Estate Taxes for each fiscal tax year involved in the proceeding and the amount Tenant would have been required to pay if the Real Estate Taxes had been assessed in accordance with the decision rendered in the proceeding. Any remaining balance will be paid to Landlord. Tenant hereby agrees to indemnify and hold harmless Landlord from all liability incurred by Landlord solely as a result of any contest by Tenant of Real Estate Taxes, together with any interest, penalties or other charges thereby imposed by applicable governmental authorities solely as a result of such contest by Tenant (excluding increases, if any, in Real Estate Taxes caused by such contest by Tenant), and Tenant agrees to indemnify and hold harmless Landlord from all liability incurred by Landlord solely as a result of any contest by Tenant of Real Estate Taxes that results in any sale or other proceeding to enforce payment thereof. Tenant shall pay any Real Estate Taxes before same become a lien on the Premises. If Landlord contests the Real Estate Taxes, Landlord shall cooperate and regularly communicate with Tenant in the institution of and prosecution of any such proceedings by the Landlord, and Tenant, at its expense, may participate with Landlord.

13.4 Payment by Landlord. Landlord will pay or cause to be paid to the appropriate governmental authorities, prior to delinquency, all Real Estate Taxes due and payable to such authorities with respect to all portions of the Real Estate owned by Landlord, provided Landlord shall have no right to pay the same during the pendency of any Tenant contest proceedings, except to the extent necessary to avoid forfeiture.

13.5 Audit. Landlord shall maintain records of such Real Estate Taxes, and Tenant shall have the same rights of audit and remedies as are provided in Article IV with respect to Common Area Maintenance Costs.

13.6 Notice of Increased Assessments. Landlord shall use commercially reasonable efforts to timely deliver to Tenant a copy of any such reassessment notice.

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ARTICLE XIV

INSURANCE

14.1 Commercial General Liability Insurance, Tenant. Tenant agrees to carry Commercial General Liability Insurance including Broad Form General Liability Endorsement. Said General Liability Insurance shall cover the Leased Premises and Tenant’s use thereof, together with such contractual liability endorsement necessary to cover Tenant’s indemnification obligations set forth in this Lease, from an “A” rated company or companies and in a form reasonably satisfactory to Landlord. Such General Liability Insurance shall provide for a minimum of $2,000,000.00 per occurrence, plus a minimum of $50,000.00 for the fire legal liability endorsement, together with excess liability coverage of $3,000,000.00, and a copy of said policy or policies (or certificate thereof) shall be deposited with Landlord prior to the date of any use or occupancy of the Leased Premises by Tenant. Said policy or policies shall name Landlord, and the first mortgagee of the Leased Premises, as additional insureds, and shall bear certification to the effect that the insurer will endeavor to notify Landlord not less than thirty (30) days in advance of any cancellation thereof. Landlord and Tenant agree to discuss and implement from time to time appropriate liability coverage amounts for purposes of Sections 14.1 and 14.2 of this Lease to reflect customary coverages for similar type premises and uses.

14.2 Commercial General Liability Insurance, Landlord. Landlord agrees to carry Commercial General Liability insurance, including Broad Form General Liability Endorsement making specific reference to personal injury liability endorsement, covering the Common Areas, providing for minimum coverage of at least $2,000,000.00 per occurrence and $5,000,000.00 in annual aggregate. Such policy shall be from an “A” rated company or companies and in a form reasonably satisfactory to Landlord, shall name Tenant as an additional insured, as Tenant’s interest may appear, and shall bear certification to the effect that the insurer will endeavor to notify Tenant not less than thirty (30) days in advance of any cancellation thereof.

14.3 Casualty Insurance. Landlord agrees to carry “cause of loss—special form” property insurance policies insuring the Building and all improvements of the Real Estate in an amount equal to one hundred percent (100%) of the full replacement cost of such Building and improvements. In the alternative, with the prior written consent of Landlord’s lender, Tenant may elect at any time in its sole discretion to provide special form property insurance satisfying the requirements hereof with respect to the Building, in which event the cost of such insurance shall be paid by Tenant, and the cost of any comparable insurance maintained by Landlord with respect to the Building and any other improvements in the Real Estate shall be excluded from the Insurance Costs for which Tenant is responsible hereunder as a portion of Additional Rent The proceeds of said property policy, whether maintained by Landlord or Tenant, shall be used, to the extent necessary, for repair or reconstruction of the Building pursuant to Article XVI. Landlord will be responsible for determining the amount of property insurance to be maintained, but such coverage will be on an agreed value basis to eliminate the effects of co-insurance. Landlord may also maintain from time to time additional insurance against such additional casualty risks and in such amounts as are then reasonable, prudent and customary among owners and operators of similar industrial parks in the metropolitan area where the Premises are located and may include the costs for such additional insurance in the Insurance Costs for which Tenant is responsible hereunder as a portion of Additional Rent.

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14.4 Property Insurance. Tenant agrees at its sole cost to carry insurance against fire, vandalism and malicious mischief, and such other risks as are, from time to time, included in standard extended coverage endorsements, insuring Tenant’s stock-in-trade, trade fixtures, furniture, furnishings, special equipment, floor and wall coverings and all other items of personal property of Tenant located on or within the Leased Premises, including full improvements endorsements (including Landlord’s interests), such coverage to be in an amount equal to at least one hundred percent (100%) of replacement cost thereof. Tenant shall be the loss payee of such insurance.

14.5 Reimbursement by Tenant. The premium costs to Landlord of all insurance required by Section 14.2 and 14.3 are hereinabove and hereinafter called the “Insurance Costs”. Upon request, Landlord shall provide to Tenant a detailed breakdown of the various types and amounts of insurance which it maintains pursuant to this Article and the respective costs thereof. Landlord shall maintain records of such Insurance Costs, and Tenant shall have the same rights of audit and remedies as are provided in Article IV with respect to Common Area Maintenance Costs. Prior to the beginning of each calendar year during the Term of the Lease, Landlord shall provide to Tenant an estimate of the Insurance Costs for such full or partial calendar year together with a breakdown of such calculation in reasonable detail and in a form consistent with prior years to allow comparison. On a monthly basis during the Term of this Lease, Tenant shall pay Landlord one-twelfth (1/12) of that portion of the estimated Insurance Costs in advance, at the same time and in the same place as the Base Rent. Insurance Costs shall be subject to the Initial Operating Expense Cap and Tenant shall have the same rights of reconciliation and remedies as are provided in Article IV with respect to Common Area Maintenance and the same obligations for partial calendar years as set forth in Article IV with respect to Common Area Maintenance; provided, however, Tenant shall be obligated to make such payments only to the extent such premiums are consistent and competitive with premium rates of such insurance coverage available in the marketplace to owners of comparable properties in the local vicinity of the Industrial Park. Landlord covenants throughout the Term to engage contractors and insurance carriers with commercially competitive rates for Insurance Costs and Common Area Maintenance Costs.

14.6 Mutual Waiver of Subrogation. Landlord hereby releases Tenant from any liability for damage or destruction to the Premises, whether or not caused by acts or omissions of Tenant, its employees, agents or contractors, and Landlord hereby waives any and all claims and right of recovery against Tenant, its employees, agents and/or contractors, for damage, loss or injury caused by or resulting from fire and/or other perils, to the extent that any such claims for damages, losses or injuries are or would be covered by any property insurance policies which Landlord does or is required to maintain hereunder. Tenant hereby releases Landlord from any liability for damage or destruction to Tenant’s property, whether or not caused by acts or omissions of Landlord, its employees, agents or contractors, and Tenant hereby waives any and all claims and right of recovery against Landlord, its employees, agents and/or contractors, for damage, loss or injury caused by or resulting from fire and/or other perils, to the extent that any such claim for damages, losses or injuries are or would be covered by any property insurance policies which Tenant does or is required to maintain hereunder. Landlord and Tenant shall each look to their respective insurance coverage for

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recovery of any insured property damage. Each of Landlord and Tenant shall cause any property insurance policies which it maintains to contain a provision whereby the insurer waives any (i) rights of subrogation and (ii) rights of recovery against the other party. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of property insurance written notice of the terms of said mutual waivers and to cause said insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of said waivers and shall furnish to the other party a certificate of insurance or other written evidence of such endorsement or that such endorsement is not required.

14.7 General. Prior to the Delivery Date, Tenant and Landlord shall furnish each other with certificates evidencing the coverages required by this Article XIV. Each of Tenant and Landlord shall have the right to provide any insurance required to be carried by it hereunder under blanket policies, so long as the minimum amounts of coverage required herein are expressly reserved for the Leased Premises. In the event any of Landlord’s property policies insures risks other than the Leased Premises, Landlord shall obtain a certified statement of the insurer as of the policy effective date, and each renewal date, of the premium allocation attributable to the Leased Premises, and other properties included in blanket policy and shall furnish the same to Tenant upon demand from time to time.

ARTICLE XV

EMINENT DOMAIN

15.1 Total Taking. In the event all or substantially all of the Leased Premises shall be taken pursuant to any condemnation proceeding, or exercise of the right of eminent domain, or is transferred in lieu or in threat thereof (a “Taking”), this Lease shall terminate effective as of the date of such Taking.

15.2 Partial Taking. If so much of the Leased Premises or Common Area is subject to a Taking that, in Tenant’s reasonable judgment, the portion of the Leased Premises and Common Area remaining after the Taking will be insufficient to continue Tenant’s business at substantially the same scope as existed prior to the Taking, then Tenant shall have the option to terminate this Lease as of the date Tenant or Landlord shall be dispossessed from the part so Taken, by giving notice to Landlord of such election so to terminate within ninety (90) days from the date of such dispossession.

15.3 Rights/Obligations when Lease is not Terminated. In the event of a Taking of any portion of the Leased Premises not resulting in a termination of this Lease, Landlord shall at its sole cost and expense, promptly and with all due diligence restore the Leased Premises as nearly as practicable to a complete architectural unit of like quality and character as existed just prior to such Taking. In such event, this Lease will continue in full force and effect, except that from and after the Taking, the Rent and other charges shall be reduced based on an equitable adjustment due to the nature and degree of the interference with Tenant’s business operations. Further, if as a result of such Taking or of Landlord’s restoration efforts Tenant ceases the operation of its business at the Leased Premises, the Rent shall abate completely until the earlier of thirty (30) days following the completion of Landlord’s restoration work, or the date when Tenant recommences substantially all of the storage and distribution services at the Leased Premises.

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15.4 Rights/Obligations when Lease is Terminated. Upon the termination of this Lease under this Article XV, all obligations hereunder, including any obligation to pay Rent, shall terminate as of the date of such Taking. In the event this Lease shall be terminated pursuant to this Article XV, any Rent and other charges paid in advance shall be refunded to Tenant and Tenant shall have an additional thirty (30) days, rent free, within which to remove its property from the Leased Premises.

15.5 Compensation from Public Entity. In the event the Leased Premises or any part thereof shall be subject to a Taking or condemned either permanently or temporarily for any public or quasi-public use or purpose by any authority in appropriation proceedings or by any right of eminent domain, the entire compensation award therefor, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion and fee, shall belong to Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest to any such award. However, Tenant’s right to receive compensation for damages, or to share in any single award, shall not be affected in any manner hereby to the extent relating to the Taking of Tenant’s leasehold interest hereunder or buildings or improvements constructed or made by Tenant, interruption of Tenant’s business, or for Tenant’s moving, relocation or other similar expenses, and Tenant shall have the right to make a separate claim for such damages.

ARTICLE XVI

DAMAGE OR DESTRUCTION TO LEASED PREMISES

16.1 Repair and Restoration. In the event the Leased Premises (or any portion thereof) is damaged or destroyed by fire or other casualty (“Casualty”), Landlord will, within thirty (30) days after the date of Casualty, notify Tenant (“Casualty Notice”) of (a) the percentage of the total square footage of the Leased Premises and of the Common Area that was damaged or destroyed by the Casualty, and (b) the number of days, from the date of the Casualty, that an architect, engineer or contractor selected by Landlord estimates will be required to complete the repair and restoration. Unless either Landlord or Tenant elects to terminate this Lease as provided in this Article XVI, Landlord, at its sole cost and expense, shall repair and restore all portions of the Leased Premises and the Common Area affected by the Casualty (exclusive of Tenant’s fixture, furniture and equipment) to their condition just prior to the Casualty (“Restoration” or “Restore”). All proceeds from Landlord’s insurance carried in accordance with this Lease shall be applied by Landlord for said Restoration of the Leased Premises. Landlord’s obligation to Restore shall be limited to the amount of insurance proceeds available under such insurance (unless Landlord failed to maintain the insurance required by this Lease, in which case there will be no limit on Landlord’s Restoration obligation), plus any applicable deductible.

16.2 Landlord’s Termination Right. Landlord, by written notice to Tenant within forty-five (45) days from the date of the Casualty, may terminate this Lease if a Casualty (i) damaged or destroyed more than fifty percent (50%) of the square footage of the Leased Premises, or (ii) caused damage or destruction of the Leased Premises which is not covered by insurance maintained or required hereby to be maintained by Landlord, provided that, if only the Leased Premises is damaged, Tenant may elect (by providing notice within thirty (30) days after receipt of Landlord’s termination notice) to contribute an amount equal to ninety percent (90%) of the difference (“Restoration Shortfall”) between all available

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insurance proceeds (plus the amount of any deductible) and the actual cost for Restoration, in which event Landlord’s termination election shall be void and of no effect. If Tenant elects to pay the Restoration Shortfall, Tenant will, within thirty (30) days after written request therefor (together with reasonable backup documentation) and completion of such Restoration, pay Landlord the Restoration Shortfall.

16.3 Tenant’s Rights. In the event that (i) a Casualty damages or destroys (a) more than twenty-five percent (25%) of the square footage of the Leased Premises, and Landlord’s Casualty Notice estimates that it will take longer than two hundred ten (210) days from the date of the Casualty to complete the Restoration, or (ii) the Casualty Notice is not delivered to Tenant within three (3) business days after Landlord’s receipt of a written notice from Tenant that Landlord failed to timely deliver the Casualty Notice to Tenant, then Tenant may terminate this Lease, effective as of the date of Casualty, by written notice to Landlord, which must be provided prior to the date which is forty-five (45) days following the receipt of Landlord’s Casualty Notice.

16.4 Time Period for Restoration. If Landlord for any reason whatsoever fails (a) to commence the Restoration work within 120 days from the date of the Casualty, (b) to proceed diligently to complete such Restoration work, or (c) to complete same within the estimated time set forth in Landlord’s Casualty Notice, then in addition to any other rights or remedies available to Tenant, Tenant will have the option to complete the Restoration work itself with respect to the Leased Premises, in which case Landlord will reimburse Tenant for all reasonable costs incurred in the completion of such work and if Landlord fails to make reimbursement to Tenant, Tenant may offset such costs, with interest at the Interest Rate from the date of incurrence of such costs, from Rent coming due under this Lease.

16.5 Termination of Lease. In the event of termination of this Lease pursuant to this Article XVI, Tenant shall surrender possession of the Premises within sixty (60) days after notice of termination is duly given, all Rent shall be apportioned on a per diem basis and paid to the date of Casualty; all obligations of Landlord and Tenant incurred prior to such termination shall survive such termination; all prepaid rents, unearned rents and deposits shall be returned to Tenant by Landlord; and neither Landlord nor Tenant shall have any future obligations or responsibilities under this Lease.

16.6 Abatement of Rent. From the date of a Casualty until thirty (30) days after the later of (a) the date on which the Restoration required hereby is substantially complete and (b) possession of the Leased Premises is delivered to Tenant, Rent will equitably abate in proportion to the nature and extent of the interference with Tenant’s normal operation of its business from the Leased Premises. If Tenant has paid any Rent in advance, Landlord will immediately repay to Tenant an amount equal to that portion of any Rent paid in advance for which payment is abated.

16.7 Damage During Last Years of Lease Term. Notwithstanding anything to the contrary herein contained, in the event more than thirty percent (30%) of the square footage of the Leased Premises shall be damaged or destroyed by Casualty within two (2) years of the Expiration Date, either party shall have the option to terminate this Lease by giving written notice to the other party within forty-five (45) days following the date of the Casualty. In the event that Landlord provides notice of termination hereunder, Tenant shall be able to exercise its next available option rights under this Lease, if any, and Landlord’s notice of termination shall not be effective; provided Tenant exercises said option within fifteen (15) days of receipt of Landlord’s notice of termination.

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ARTICLE XVII

TITLE

17.1 Landlord’s Title Warranty. Landlord represents and warrants that (i) it is, or by March 1, 2013 will be, the owner of fee simple title to the Leased Premises free and clear of all tenancies, occupancies, restrictions, covenants, easements, liens, encumbrances and any other exceptions, other than such encumbrances which are not inconsistent with and do not adversely affect any rights of Tenant under this Lease, and (ii) it has, or by March 1, 2013 will have, the full right, power and authority, corporate and otherwise, to execute this Lease and to perform the obligations of Landlord under this Lease. Landlord will give prompt notice to Tenant of the day when Landlord has satisfied the conditions of this Section 17.1.

17.2 Covenant of Quiet Enjoyment. Landlord covenants and agrees that, as long as Tenant is not in default beyond applicable cure periods, Tenant shall have complete and quiet enjoyment of and may peaceably enjoy the Leased Premises and all appurtenances belonging thereto, including the use of the Common Areas, throughout the Term, subject, however, to the express terms, covenants and conditions contained in this Lease. Landlord represents and warrants that Tenant will not be prevented or restricted in any material way from conducting any part of the Primary Use in or from the Premises or in exercising any of the rights herein granted with respect to the Common Area because of any restriction, covenant, lease, encumbrance or agreement entered into by any person having or having had an interest in the Leased Premises or any portion of the Industrial Park. If Tenant is so prevented or restricted because of any court order or other judicial determination arising out of any such restriction, covenant, lease, encumbrance or agreement, the Base Rent and other charges to be paid by Tenant hereunder shall be equitably abated during the period of such prevention or restriction according to the nature and degree thereof; and, if said period shall continue for ninety (90) days or more after notice from Tenant to Landlord, Tenant may terminate this Lease by further notice in writing to Landlord at any time thereafter, and in the event of such termination Tenant shall have no further obligation or liability hereunder. From and after the execution and delivery hereof, Landlord shall defend, indemnify and save harmless Tenant against all actions, claims, costs (including reasonable attorneys’ fees) and losses arising out of the existence of any such lease, encumbrance, restriction, covenant or agreement or allegation of the existence thereof.

ARTICLE XVIII

LANDLORD COVENANTS

18.1 Covenants. In addition to the agreements and covenants found elsewhere in this Lease, Landlord agrees and covenants as follows:

(a) On the Delivery Date, the number, location and configuration of parking spaces, both vehicular, motorcycle and truck, in the Common Area and the location and dimensions of all vehicular and pedestrian access ways shall be substantially as required in the Design/Build Criteria and shown on the Site Plan. Thereafter, the layout, size

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configuration, striping and location of all parking areas, curb cuts, and pedestrian and vehicular access ways, sidewalks and other improvements and landscaping within that portion of the Common Area and Leased Premises shall not be changed without Tenant’s consent, which consent may be withheld in Tenant’s sole discretion.

(b) Landlord shall do nothing that would materially and adversely affect either the public or private vehicular street access to the Leased Premises.

(c) Landlord will, at Landlord’s sole cost and expense, take such action as may be necessary or appropriate to cause the Leased Premises at the commencement of the Term, and any portion of the Common Area outside the Leased Premises throughout the entire Term, to comply with all laws, rules, orders or regulations of all governmental authorities having jurisdiction over the Leased Premises and Common Area.

(d) Landlord will bear the expense of any alterations or improvements or repairs to the Premises ordered by any governmental authorities having jurisdiction over the Leased Premises, except for those for which Tenant has expressly assumed responsibility under Section 19.1.

(e) Landlord hereby represents and warrants to Tenant (i) as of the Delivery Date and throughout the term of this Lease, the Leased Premises will have been properly zoned for Tenant’s use and all necessary governmental and quasi-governmental consents, approvals and permits, as applicable, for such use shall have been obtained (Tenant shall obtain all licenses and permits applicable required for the operation of Tenant’s business in the Leased Premises), and (ii) as of the Delivery Date, the Leased Premises comply with all requirements of the American Disabilities Act and similar regulations regarding the use, accessibility and safety of the Leased Premises.

ARTICLE XIX

TENANT COVENANTS

19.1 Covenants. Tenant agrees and covenants:

(a) to neither do nor suffer anything to be done or kept in or about the Leased Premises which contravenes Landlord’s insurance policies or materially increases the premiums therefor;

(b) to keep the Leased Premises orderly, neat, clean and free from rubbish and trash at all times and to keep any refuse in proper containers until the same is removed;

(c) to permit no lien, notice of intention to file lien or other charges arising out of work of any of Tenant’s contractors, mechanics, laborers or materialmen, which might be or become a lien or encumbrance or charge upon the Leased Premises or any part thereof, and to suffer no other matter or thing whereby the estate, right and interest of Landlord in the Leased Premises or any part thereof might be materially impaired; and in the event any such lien is placed against the Leased Premises, Tenant shall immediately pay, bond over, or otherwise remove such lien; provided, however, that if Tenant desires to contest any such lien in good faith, it may do so as long as the enforcement thereof is stayed or Tenant deposits with Landlord or its mortgagee during such contest a sum sufficient to cover the amount of such lien with all interest, penalties or costs that would be payable to discharge such lien if such lien were valid;

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(d) Tenant will, at Tenant’s sole cost and expense, comply with all laws which (i) relate solely to the type of business conducted in the Premises by Tenant; (ii) affect the manner in which Tenant is conducting Tenant’s business in the Premises; or (iii) arise solely by virtue of any improvements or other alterations of the Premises made by Tenant pursuant to Section 10.1, or made by Landlord on Tenant’s behalf after the Delivery Date provided, that notwithstanding the foregoing, Landlord shall be responsible, at Landlord’s sole cost and expense, for compliance with laws with respect to its performance of Landlord’s Work.

(e) Tenant shall not violate in any material respect any laws, ordinances, notices, orders, rules, regulations or requirements of any federal, state or municipal government or any department, commission, board or officer thereof, or of the National Board of Fire Underwriters or any other body exercising similar functions relating to the Premises or to the use or manner of use of the Property, nor shall Tenant perform any acts or carry on any practices which may materially injure the Premises or be a nuisance, disturbance or menace to any other tenants of the Industrial Park, in either case if such actions shall materially adversely impact Landlord’s rights or the value of the Leased Premises.

(f) With respect to the public accommodation provisions of the Americans with Disabilities Act (Title III), Tenant shall be responsible for readily achievable changes, provision of auxiliary aids, and modification of policies within the Premises. Landlord shall have no responsibility for any policies that Tenant applies in operating its business. Tenant shall be solely responsible for any costs associated with making reasonable accommodations within the interior of the Building to any of its employees under Title I of the Americans with Disabilities Act; Landlord shall be responsible for such costs associated with accommodations required to the exterior of the Building and the Leased Premises.

ARTICLE XX

DEFAULT AND REMEDIES

20.1 Tenant’s Default. Tenant shall be in default of this Lease if (a) Tenant fails to make any payment of Base Rent, Additional Rent or any other amounts payable by Tenant under this Lease, except as otherwise allowed herein, when due under this Lease and such failure continues uncured for a period of ten (10) days after written notice of such default has been given by Landlord to Tenant; provided, however, that Landlord shall not be required to give such notice of a failure to pay more than two times during any twelve month period, or (b) if Tenant shall violate or fail in the performance of any covenants, agreements, stipulations or other conditions contained herein (other than the payment of Base Rent, Additional Rent or other amounts due) and such violation or failure continues for a period of thirty (30) days after written notice of such violation or default has been given by Landlord to Tenant or, in the case of a default not curable within thirty (30) days, if Tenant shall fail to commence to cure the same within thirty (30) days and thereafter proceed diligently to complete the cure thereof, not to exceed sixty (60) days. In the event Tenant’s failure relates to a payment, at Landlord’s option and without waiving any other right of Landlord, the unpaid amount shall bear interest from the due date to the date of payment at the Interest Rate.

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20.2 Landlord’s Remedies. If Tenant fails to cure any default, Landlord, at its option, may pursue any rights or remedies, at law or in equity, available to Landlord, including the following:

(a) Termination of Lease. Landlord may give a written termination notice to Tenant specifying a date on which this Lease shall terminate.

(b) Repossession of Premises. Whether or not Landlord terminates this Lease pursuant to this Section 20.2, Landlord may at its option, but subject to applicable state law, enter into and repossess the Leased Premises or any part thereof, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof. If Landlord does not terminate this Lease pursuant to this Section 20.2, entry and repossession by Landlord shall not terminate this Lease or release Tenant, in whole or in part, from any obligations under this Lease.

(c) Reletting. Landlord may at its option, whether or not Landlord terminates this Lease pursuant to this Section 20.2, relet the Leased Premises or any part thereof upon such terms, rent and conditions acceptable to Landlord in its sole discretion. Landlord may make necessary repairs, alterations and additions to the Leased Premises and redecorate the same to the extent Landlord deems reasonably necessary. If Landlord does not terminate this Lease pursuant to this Section, reletting of the Leased Premises by Landlord shall not terminate this Lease or release Tenant, in whole or in part, from any obligations under this Lease.

(d) Damages Absent Termination. If Landlord maintains the Lease in effect without termination, Tenant shall pay to Landlord the total of: (i) the Base Rent, Additional Rent, and other costs that would be payable under this Lease by Tenant until the end of the Lease Term; plus (ii) all reasonable costs directly or indirectly incurred by Landlord relating to Tenant’s default and Landlord’s repossession and reletting of the Leased Premises, including brokerage commissions, reasonable attorneys’ fees and costs, collection costs, interest at the Interest Rate, and alteration, repair and remodeling costs and expenses to prepare the Leased Premises for reletting (but excluding any lease inducement or tenant allowance amounts), less (iii) the rent received by Landlord, if any, from any reletting, pursuant to Landlord’s duty to mitigate damages. Tenant will pay damages monthly on the day Base Rent is payable under this Lease, and Landlord shall be entitled to recover the same from Tenant on each such day. Landlord shall have a duty to mitigate its respective damages.

Landlord’s remedies provided for herein shall not be deemed to be exclusive of any other remedies available at law or in equity, and all of Landlord’s remedies shall be cumulative; provided that Landlord shall not be entitled to duplicate recovery.

20.3 Landlord’s Default. In case Landlord shall default in any representation or warranty made herein or in the performance of any covenant or agreement herein contained and such default shall continue for thirty (30) days after receipt by Landlord of written notice thereof

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given by Tenant or, in the case of a default not curable within thirty (30) days, if Landlord shall fail to commence to cure the same within thirty (30) days and thereafter proceed diligently to complete the cure within sixty (60) days after receipt by Landlord of written notice thereof given by Tenant, then Tenant, at its option, may pursue its remedies which shall include, without limitation, the rights to: (1) incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice; and/or (2) sue for injunctive relief; and/or (3) sue for specific performance; and/or (4) sue for damages; and/or (5) if such remedy is expressly provided for elsewhere in this Lease, set off any amount expended or damages incurred by Tenant as a result of such default against any sums coming due to Landlord hereunder; and/or (6) avail itself of any other remedy provided herein or available at law or in equity. Tenant’s remedies provided for herein shall not be deemed to be exclusive of any other remedies available at law or in equity, and all of Tenant’s remedies shall be cumulative; provided that Tenant shall not be entitled to duplicate recovery.

ARTICLE XXI

NOTICES

21.1 Whenever in this Lease it shall be required or permitted that notice be given by either party hereto to the other, such notice shall be forwarded by (i) certified mail, postage prepaid, (ii) hand delivery via same day courier providing return receipt, (iii) nationally recognized overnight carrier, or (iv) electronic means, provided that such notice is also then forwarded on the next business day by any other means stated above, addressed as follows:

To Landlord:	Ambrose Monrovia, LLC
Circle Tower
55 Monument Circle, Suite 450
Indianapolis, IN 46204
Attn: Aasif M. Bade, Manager with a copy to:

Harry F. Todd, Esq.
Wallack Somers & Haas, P.C.
One Indiana Square
Suite 2300
Indianapolis, IN 46204

To Tenant:	Gordmans Distribution Company, Inc.
12100 West Center Road
Omaha, Nebraska 68144
Attn: President/CEO, VP of Operations &
Chief Financial Officer

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with copies to:

Joyce A. Dixon, Esq. or successor
Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102 and
Mr. Allan Murow or successor
N&M Brokerage Services, L.L.C.
2285 S. 67th Street, Suite 250
Omaha, NE 68106

or at such other address specified in writing by either party.

Each party agrees to endeavor to provide a copy of any notice sent by it under this Lease to any holder of a recorded mortgage on the Leased Premises that has provided its notice address to the parties pursuant to the terms hereof; provided, that Tenant’s failure to provide any such copy shall not constitute a default under this Lease.

It is further agreed that either of the parties hereto will promptly submit a copy of any notice received by such party from any third party affecting the rights of either party under this Lease.

ARTICLE XXII

INDEMNIFICATION

22.1 Landlord’s Indemnification of Tenant. Subject to Section 14.6, Landlord agrees to indemnify, defend and save Tenant and its respective partners, members, agents, officers and employees harmless from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property to the extent arising from or out of any occurrence in, upon or at the Common Area, or any part thereof; provided, however, that Tenant shall not be indemnified for the negligence or willful misconduct of itself or its officers, employees, contractors or agents.

22.2 Tenant’s Indemnification of Landlord. Subject to Section 14.6, Tenant agrees to indemnify, defend and save Landlord and its respective partners, members, agents, officers and employees harmless from and against any and all claims, actions, damages, liability and expense (including reasonable attorneys’ fees) in connection with loss of life, personal injury and/or damage to property to the extent arising from or out of any occurrence in, upon or at the Building, or any part thereof; provided, however, that Landlord shall not be indemnified for the negligence or willful misconduct of itself or its officers, employees, contractors or agents.

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ARTICLE XXIII

TAX INCENTIVE PROGRAMS

23.1 Landlord’s Obligations. Landlord acknowledges that it has agreed to participate, for the benefit of Tenant, in the following tax incentive and/or tax abatement programs (the “Tax Incentive Programs”):

Governmental Authority	Program	Estimated Benefit Amount
Indiana Economic Development Corporation	Economic Development for a Growing Economy (“EDGE”)	$1,100,000.00
Hendricks County	Tax Abatement	$1,575,839.00
Hendricks County	Personal Property Tax Abatement	$342,675.00

Landlord shall complete such applications and take all commercially reasonable steps to assure its ability to participate in such Tax Incentive Programs. Tenant hereby agrees to cooperate with Landlord in connection with its participation in such Tax Incentive Programs, including using commercially reasonable efforts to meet employment requirements and other requirements applicable to Tenant’s use of the Leased Premises during the applicable periods and filing required reports. To the extent that participation in any Tax Incentive Program is approved after the date of this Lease, the Real Estate Taxes shall be adjusted equitably to reflect any tax savings obtained by Landlord in connection with such program.

ARTICLE XXIV

HAZARDOUS SUBSTANCES

24.1 Definition; Survivability. “Hazardous Substances” is defined as any pollutant, toxic, explosive, corrosive, erosive, flammable, infectious, radioactive, carcinogenic or otherwise hazardous waste or substance, petroleum product, oil, asbestos, PCB or any other substance (i) which is or becomes regulated, prohibited, restricted or controlled by law and/or regulations related to protection of health or the environment or posing a risk to the health and safety of a person or (ii) the presence of which requires special handling, storage, investigation, notification, monitoring or remediation under any environmental law. The provisions of this Article XXIV shall survive the expiration or earlier termination of this Lease.

24.2 Landlord’s Obligations. Landlord represents that, to its actual knowledge, no Hazardous Substances exist or will exist on or at the Leased Premises as of the Delivery Date. Landlord shall indemnify, defend (by counsel acceptable to Tenant) and hold harmless Tenant and each of Tenant’s directors, officers, employees, agents, successors, and assigns, from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, cleanup, remediation, detoxification, costs or expenses (including reasonable attorney’s fees, consultants’ fees, and expert fees) for the death of or injury to any person or damage to any

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property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (a) the presence in, on, under, or about the Leased Premises, or any discharge or release in or from the Leased Premises, of any Hazardous Substances, to the extent that any such presence, discharge, or release is caused by Landlord’s activities on the Leased Premises or (b) Landlord’s failure to comply with any law regulating Hazardous Substances. Landlord and its permittees shall not store, generate or discharge any Hazardous Substances on or about the Leased Premises, except for those Hazardous Substances commonly used in the maintenance of the Leased Premises, and then only in such quantities and to the extent allowed under applicable laws and regulations.

24.3 Tenant’s Obligations. Tenant and its employees, agents, contractors and permittees shall not store, generate, discharge, treat, dispose of, sell, handle or transport any Hazardous Substances on or about the Leased Premises except for Hazardous Substances commonly utilized in the operation of Tenant’s business, but then only in such quantities and to the extent allowed under all applicable laws and regulations. If Tenant becomes aware that any Hazardous Substances have been released or are located on or beneath the Leased Premises as a result of any act or omission by Tenant, its employees, agents, contractors or permittees, Tenant shall promptly give written notice to Landlord of such condition. Tenant agrees to indemnify and hold harmless Landlord, its managers, members, employees, and agents, from any and all costs, expenses, claims, fines, penalties and damages arising from (a) Tenant’s breach of any of its obligations contained in this Section 24.3 (provided that failure to give prompt notice shall not be a breach giving rise to indemnification), (b) the presence in, on, under, or about the Leased Premises, or any discharge or release in or from the Leased Premises of any Hazardous Substances, to the extent that any such presence, discharge or release is caused by Tenant or Tenant’s activities on the Leased Premises, or (c) Tenant’s failure to comply with any law regulating Hazardous Substances, including court costs and reasonable attorneys’ fees in any suit, action or administrative proceeding or negotiations resulting therefrom and including costs of remediation, cleanup and detoxification of the Leased Premises.

ARTICLE XXV

SUBORDINATION, FINANCING AND ESTOPPEL CERTIFICATE

25.1 Mortgage Subordination. Not later than thirty (30) days after Landlord’s acquisition of the Real Estate, Landlord will use commercially reasonable efforts to deliver to Tenant agreements of subordination, non-disturbance and attornment from all holders of any lien of any mortgage, deed of trust or other financing encumbrance on the Premises and/or Real Estate and from any ground lease of the Premises in the form and substance of Exhibit F or otherwise reasonably acceptable to Tenant and such holders (“SNDA”) duly executed and acknowledged. Upon request of the holder of any lien of any mortgage, deed of trust or other financing encumbrance on the Premises and/or ground lease of the Premises, Tenant shall execute, acknowledge and deliver the SNDA to such holder. Landlord shall pay Tenant’s reasonable attorneys’ fees not to exceed two thousand five hundred ($2,500.00) in connection with the preparation, review and negotiation of the second and any subsequent SNDA within a twelve (12) month period.

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25.2 Estoppel Certificate. Within fifteen (15) days after either party’s written request, Tenant or Landlord, as the case may be, shall execute an Estoppel Certificate in the form attached hereto as Exhibit G or otherwise reasonably acceptable to Landlord and Tenant. Any such estoppel certificate shall: (a) certify that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the Rent is paid; (b) acknowledge that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the Landlord or Tenant hereunder, or specify such defaults if any are claimed; (c) set forth the Rent Commencement Date and Expiration Date of the Lease Term or any Option Period; and (d) any other factual information reasonably requested. Landlord shall pay Tenant’s reasonable attorneys’ fees not to exceed one thousand five hundred dollars ($1,500.00) in connection with the preparation, review and negotiation of the second and any subsequent Estoppel Certificate requested of Tenant within a twelve (12) month period. Such instrument shall not have the effect of waiving, estopping any party from asserting or otherwise depriving any party of the benefit of any provision of this Lease which provides a right to contest any payment, to receive a refund of any overpayment, to adjust the amount of any past or future payment or to receive copies of or to audit or review any books or records of the other party.

ARTICLE XXVI

END OF TERM

26.1 Surrender and Holding Over.

(a) Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration of the Lease, or its termination in any way in accordance with the terms of this Lease, in working order, ordinary wear and tear and damage due to casualty, condemnation and Landlord excepted, and subject to Landlord’s obligations under Section 8.1.

(b) In the absence of any written agreement to the contrary, if Tenant should remain in occupancy of the Leased Premises after the expiration of the Lease Term, as such Term has been extended pursuant to the provisions of this Lease, the Lease shall so remain in full force and effect as a month-to-month tenancy, except that (i) the Base Rent payable hereunder for the first three (3) months of such hold-over period shall be an amount equal to the monthly Base Rent paid in the last month prior to such month to month tenancy; (ii) thereafter the Base Rent shall be an amount equal to one hundred twenty-five percent (125%) of such monthly Base Rent paid in the last month period to such month to month tenancy for up to the next nine (9) months of the hold-over period; and (iii) thereafter, for the remainder of the hold-over period, the Base Rend shall be one hundred fifty percent (150%) of such monthly Base Rent paid in the last month prior to such month to month tenancy.

26.2 Tenant’s Property. Upon the termination of this Lease by lapse of time or otherwise, or upon the earlier termination of Tenant’s right of possession, Tenant shall remove from the Leased Premises Tenant’s furniture, machinery, safes, signage, other items of movable personal property of every kind and description, and Tenant’s trade fixtures, furniture and equipment, in each case except as otherwise permitted by Landlord in accordance with Exhibit I. Tenant shall restore any damage to the Leased Premises caused thereby, such removal and restoration to be performed prior to the expiration of the Term or no later than twenty (20) days following the earlier termination of this Lease or Tenant’s right of possession. Tenant’s restoration obligations shall be as specified in such Exhibit H.

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ARTICLE XXVII

MISCELLANEOUS PROVISIONS

27.1 Waiver. No waiver of any condition or legal right or remedy shall be implied by the failure of Landlord or Tenant to declare a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it is in a writing which expressly identifies the provision being waived and is signed by the party granting or consenting to such waiver.

27.2 No Partnership. Nothing contained in this Lease shall be construed to make Landlord and Tenant partners or joint venturers or to render either party liable for any debts or the obligations of the other.

27.3 Construction of Lease. The captions preceding the Articles, Sections and sub-sections of this Lease are intended only for convenience of reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof. Whenever the singular is used, the same shall include the plural and vice versa and words of any gender shall include the other gender. It is hereby mutually acknowledged and agreed that the provisions of this Lease have been fully negotiated between parties of comparable bargaining power with the assistance of counsel and shall be applied according to the normal meaning and tenor thereof without regard to the general rule that contractual provisions are to be construed narrowly against the party which drafted the same or any similar rule of construction.

27.4 Lease Inures to Benefit of Assignees; Third Party Beneficiaries. This Lease and all the covenants, provisions and conditions herein contained shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns, respectively, of the parties hereto. There are no third party beneficiaries to this Lease or any provision hereof.

27.5 Cumulative Rights. The rights, options, elections and remedies of both parties contained in this Lease shall be cumulative and may be exercised on one or more occasions; and none of them shall be construed as excluding any other right or remedy allowed or provided by law, unless expressly excluded hereby.

27.6 Entire Agreement. This Lease, including any rider or amendments, and the exhibits attached hereto set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Any inconsistency or contradiction between the terms of this Agreement and any exhibit or rider hereto shall be governed by this Agreement. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

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27.7 Severability. In the event that any provision or section of this Lease is rendered invalid by the decision of any court or by the enactment of any law, ordinance or regulation, such provision of this Lease shall be deemed to have never been included therein and the balance of this Lease shall continue in effect in accordance with its terms.

27.8 Applicable Law. This Lease and the rights and obligations of the parties arising hereunder shall be construed in accordance with the laws of the state in which the Leased Premises are located.

27.9 Force Majeure. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes; lockouts; labor troubles; unavailability of services, labor or material; unusual inclement weather; unusual governmental restrictions regulation or control; riots; insurrection; terrorism; war; fire or other casualty; or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay (“Force Majeure”); provided, however, that the party claiming the benefit of this Section 27.9 shall, as a condition thereto, give notice to the other party in writing within ten (10) days of the incident specifying with particularity the nature thereof, the reason therefor, the date and time such incident occurred and a reasonable estimate of the period that such incident will delay the fulfillment of obligations contained herein. Failure to give such notice within the specified time shall render such delay invalid in extending the time for performing the obligations hereunder beyond ten (10) days. This Section 27.9 shall not apply to the inability to pay any sum of money due hereunder or the failure to perform any other obligation due to the lack of money or inability to raise capital or borrow for any purpose.

27.10 Recording. Both parties agree not to record this Lease; however, at the request of either party, a memorandum of this Lease in recordable form will be executed by the parties for the purpose of recording.

27.11 Consents. Unless expressly provided to the contrary in this Lease, any consents or approvals required to be given by either Landlord or Tenant under this Lease shall not be unreasonably withheld, conditioned or delayed.

27.12 Commissions; Fees.

(a) Landlord shall pay, within thirty (30) days after the full execution of this Lease, to Tenant’s broker, N & M Brokerage Services, LLC, Omaha, Nebraska and Cassidy Turley, Indianapolis, Indiana, their respective real estate commissions, and to Cassidy Turley, as Tenant’s Construction Manager, its construction management fee, in each case as set forth more specifically in the separate written agreement between such brokers or Construction Manager and Landlord.

(b) Landlord shall reimburse Tenant or pay directly to JRA Architects an amount for design work on the Design/Build Criteria, all as set forth more specifically in a separate written agreement between Landlord and Tenant.

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(c) Landlord and Tenant warrant that, except for the amounts payable by Landlord to N & M Brokerage Services, LLC and Cassidy Turley, as agreed, there are no claims for broker’s commission or finder’s fees in connection with its execution of this Lease. Each party warrants to the other that, except for the foregoing brokers, neither party has submitted this transaction to any other broker or finder. Each party agrees to indemnify, defend and save the other harmless from any liability that may arise from such claims, including reasonable attorney fees asserted by any other broker claiming to have been engaged by the indemnifying party.

27.13 CCR Agreement. Tenant acknowledges that certain Declaration of Covenants, Conditions and Restrictions for 70 West Commerce Park (the “CCR”) that encumbers the Premises. A true and accurate copy of the CCR is attached hereto as Exhibit I. Tenant acknowledges that its rights under this Lease shall be subject to the terms of the CCR; provided, however, in the event of any conflict between the CCR and this Lease, as between Landlord and Tenant, this Lease shall control; it being expressly understood and agreed that Tenant’s monetary obligations with respect to the Premises (including, without limitation Tenant’s liability for Common Area Maintenance Costs and Real Estate Taxes and the calculation of any portion of Additional Rent shall be as set forth in this Lease) and to the extent that this Lease imposes greater restrictions or obligations on Landlord than those set forth in the CCR, the provisions of this Lease shall control. Landlord shall not amend, waive the benefit of or terminate, or permit any amendment, waiver or termination of, any portion of the CCR in any manner which is inconsistent with the rights of Tenant under this Lease or materially adversely affects Tenant’s ability to conduct business at the Premises as permitted herein, except with the prior written consent of Tenant, which may be given or withheld in Tenant’s sole reasonable discretion. Landlord shall perform all applicable obligations under the CCR at no expense to Tenant, except if and as herein elsewhere expressly provided, and shall at its own sole expense use all reasonable and diligent efforts to enforce the CCR in accordance with its respective terms against all other parties subject thereto if such enforcement is necessary to protect the interests and rights of Tenant hereunder. In addition, Landlord specifically agrees to use all reasonable and diligent efforts on Tenant’s behalf and at Landlord’s expense to exercise all rights of Landlord under the CCR to enforce the requirements of the CCR regarding maintenance, operation and repair of the Common Area, including without limitation the exercise of any self-help and offset rights permitted under the CCR, and audit of the Common Area Maintenance Costs. In the event Tenant has given Landlord notice of a default under the CCR and a thirty (30) day period in which to commence to cure any default under the CCR, and Landlord has not commenced to cure within such thirty (30) day period, then Landlord shall assign to Tenant the right to enforce the CCR in the name of Landlord.

27.14 Attorneys’ Fees and Costs. In the event that, at any time after the date of this Lease, either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the party not prevailing in such action or proceeding shall reimburse the prevailing party for its reasonable attorneys’ fees, and all reasonable fees, costs and expenses incurred in connection with such action or proceeding, including without limitation, any post-judgment fees, costs or expense incurred on any appeal or in collection of any judgment; provided, however, that any damages awarded to either party as a result of such action or proceeding shall not include any punitive, indirect, consequential or special damages.

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27.15 Limitation of Liability. For the collection of any judgment requiring payment of money by Landlord, Tenant shall look solely to Landlord’s equity and interest in the Leased Premises, including, without limitation, all rent/income derived from the Leased Premises, all condemnation and insurance proceeds attributable to the Leased Premises, and all proceeds from the sale or other disposition of the Landlord’s interests in the Leased Premises. The foregoing exculpation shall not be applicable in the event of fraud or misappropriation of payments made by Tenant to Landlord on account of Additional Rent as determined by a court of competent jurisdiction. The foregoing shall not be deemed to limit Tenant’s rights to obtain injunctive relief or specific performance or to avail itself of any other right or remedy which may be available to Tenant by law or in equity, or under the terms of this Lease, nor shall the foregoing limit any indemnity obligation of Landlord. Further, the parties hereto acknowledge that they are the only parties to this Lease and that this Lease is not intended to impose, and shall not be construed to impose, any contractual or other legal obligation on any person or entity other than the parties hereto.

27.16 Time of the Essence. Subject only to the specified notice and cure periods set forth herein, time is of the essence in this Lease and each and every provision hereof in which any date or time period is specified.

27.17 No Offer. The submission of this Lease for examination does not constitute an offer to enter into a Lease, and this Lease shall become effective only upon execution and delivery hereof by Landlord and Tenant.

27.18 Counterparts. This Lease may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Lease by signing any such counterpart. The parties agree that facsimile or emailed/scanned executed copies of this Lease shall be binding; provided, however, that original copies of this Lease shall be circulated and signed by Tenant and Landlord as soon as practicable.

27.19 Not a Covenant to Remain Open. Nothing contained or referenced in this Lease shall create or imply any obligation on the part of the Tenant to remain open and operating in the Leased Premises.

27.20 Purchase Option; Right of First Refusal.

(a) Landlord will provide written notice to Tenant of the date Landlord intends to close on the acquisition of the Leased Premises (the “Scheduled Closing Date”) at least five (5) business days prior thereto. Landlord has provided Tenant with a current title commitment, survey and Phase I environmental report for the Real Estate (the “Diligence Reports”) and agrees to use commercially reasonable efforts to work with Tenant to resolve any deficiencies or concerns identified by Tenant in the Diligence Reports and noted by Tenant in a notice of deficiencies (the “Deficiency Notice”) delivered to Landlord on or before January 16, 2013. If the deficiencies identified by Tenant in the Deficiency Notice are not resolved to Tenant’s reasonable satisfaction, Tenant shall have the right to terminate this Lease by giving written notice to Landlord on or before the date which is three (3) business days prior to the Scheduled Closing Date. If Tenant fails to timely provide such notice of termination, Tenant’s right to terminate shall be waived (and Tenant, either directly or through its counsel, shall provide Landlord written confirmation of such waiver) and this Lease shall continue in full force and effect.

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(b) In the event that Landlord determines that it desires to sell the Premises, Landlord shall notify Tenant at or before the time Landlord offers the Premise for sale. Prior to entering into a written agreement to sell the Premises, Landlord shall give Tenant notice of any bona fide offer from a third party acceptable to Landlord which is received by Landlord on or before the date which is forty-five (45) days prior to the Rent Commencement Date. Such notice shall be in the form of a letter of intent signed by Landlord and the potential purchaser (the “Third Party Offer”) setting forth the purchase price and other terms of such sale. Tenant shall have the option to purchase the Premises at the price and on the payment and other terms set forth in the Third Party Offer (the “First Refusal Option”) by giving written notice to Landlord exercising such First Refusal Option; such notice shall be given not later than five (5) days after Tenant’s receipt of the Third Party Offer. Tenant and Landlord shall then enter into a purchase contract for the sale of the Premises to Tenant at the price and upon the payment and other terms set forth in the Third Party Offer. The purchase price shall be paid on the closing date together with all Basic Rent, Additional Rent and other sums then due and payable hereunder to and including such date of purchase, such amount to be payable in cash or by bank wire transfer in immediately available funds. The First Refusal Option shall terminate upon the earlier of (i) the failure of Tenant to timely elect to purchase the Premises after it has received the Third Party Offer, and (ii) unless Tenant is in the process of purchasing the Premises pursuant to a Third Party Offer in accordance with the process described above or the five (5) day period for Tenant to elect to purchase the Premises as set forth above has not yet expired, 11:59 pm Central Time on the day which is forty-five (45) days prior to the Rent Commencement Date. Upon such termination, Landlord shall be permitted to sell the Premises to the party submitting the Third Party Offer on the terms set forth therein.

(c) If Tenant has not terminated this Lease in accordance with subsection (a) above, Tenant may elect, at its sole discretion, to purchase the Premises in accordance with the terms and conditions of this subsection (c). So long as Tenant has not received a Third Party Offer from Landlord in accordance with subsection (b) above, Tenant shall have the right to exercise the purchase option by giving written notice to Landlord (the “Purchase Option Notice”) on or before the forty-fifth (45th) day preceding the Rent Commencement Date. The Purchase Option Notice shall evidence Tenant’s desire to purchase the Premises and shall specify the closing date for such purchase, which shall occur not later than the business day prior to the Rent Commencement Date, subject to the parties’ determination of the purchase price for such purchase, which shall be the “Fair Market Value” of the Premises, as defined below. Landlord shall convey or cause to be conveyed title thereto by special warranty deed, and subject only to this Lease, the lien of any taxes, exceptions to title subject to which the Premises were conveyed to Landlord (excluding any exceptions noted in the Deficiency Notice), and exceptions created or consented to by Tenant. The term “Fair Market Value” as used in this Section 27.20 shall mean an amount equivalent to the then current fair market value of property in the general market area in which the Premises are located for similar buildings of comparable characteristics, including, but not limited to, location, age and condition of

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such buildings. Within thirty (30) days following delivery of the Purchase Option Notice, Landlord shall deliver to Tenant Landlord’s good faith determination of the Fair Market Value of the Premises and an explanation of the basis for Landlord’s determination of the Fair Market Value of the Premises (the “Initial Sale Offer”). Tenant shall have fifteen (15) days after receipt of Landlord’s Initial Sale Offer to notify Landlord whether Tenant accepts or rejects Landlord’s Initial Sale Offer. If Tenant rejects Landlord’s Initial Sale Offer, then Landlord and Tenant shall use their good faith efforts to agree on the Fair Market Value of the Premises. If Landlord and Tenant are not able to agree on the Fair Market Value of the Premises within fifteen (15) days after Tenant’s rejection of Landlord’s Initial Sale Offer, then the Fair Market Value of the Premises shall be determined by “Baseball Arbitration” as follows:

(i) No more than 30 days after Tenant’s rejection of the Initial Sale Offer, Landlord and Tenant shall simultaneously present to each other their final determinations of the Fair Market Value of the Premises (the “Final Sale Offers”).

(ii) If Landlord and Tenant do not reach agreement on the Fair Market Value of the Premises within fifteen (15) days after exchanging the Final Sale Offers, Landlord and Tenant shall mutually select one (1) arbitrator to determine the Fair Market Value of the Premises. Such arbitrator shall be a licensed real estate broker or appraiser with at least ten (10) years active experience in Indianapolis, Indiana with warehouse and distribution properties. If Landlord and Tenant cannot mutually agree on the choice of arbitrator, each party shall select its own arbitrator, and the two arbitrators shall jointly select a third arbitrator, who shall make the sole determination.

(iii) The arbitrator so selected under subsection (ii) shall make the final determination of the Fair Market Value of the Premises, taking into account the criteria, and following the procedures, set forth in this Section 27.20(c). The arbitrator shall be required to select either the Final Sale Offer proposed by Landlord or the Final Sale Offer proposed by Tenant, without compromise, as the Fair Market Value of the Premises.

(iv) The decision of the arbitrator shall be final and binding upon both Landlord and Tenant as to the Fair Market Value of the Premises.

(v) Landlord and Tenant shall each pay one-half (1/2) the cost of the arbitrator(s) pursuant to this Section.

Tenant’s purchase option under this subsection (c) shall terminate upon the earlier of (i) Tenant’s receipt of a Third Party Offer from Landlord at any time prior to Tenant’s delivery of a Purchase Option Notice (in which case, subsection (b) above shall govern the rights and obligations of the parties with respect to such Third Party Offer), and (ii) unless Tenant is in the process of purchasing the Premises pursuant to a Purchase Option Notice in accordance with the process described above, 11:59 pm Central Time on the date which is forty-five (45) days prior to the Rent Commencement Date.

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27.21 Guaranty. As a condition precedent to the execution of this Lease, the obligations of Tenant hereunder are being guaranteed by Gordmans, Inc., such guaranty to be substantially in the form attached to this Lease as Exhibit J.

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IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

AMBROSE MONROVIA, LLC		GORDMANS DISTRIBUTION COMPANY, INC.

BY:	/s/ Aasif M. Bade	BY:	/s/ Jeffrey Gordman
	Aasif M. Bade		Jeffrey Gordman
	Manager		Chief Executive Officer

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EXHIBIT A

LAND DESCRIPTION – GORDMANS DISTRIBUTION CENTER

Prepared by Beam, Longest, and Neff, LLC 12-14-2012

A part of the Southeast Quarter and a part of the Southwest Quarter of Section 26, Township 14 North, Range 1 West, Liberty Township, Hendricks County, Indiana; also being a part of the lands now or formerly owned by KS Hendricks Partners, LLC as recorded in Instrument Number 200700017478 in the Office of the Recorder of Hendricks County, Indiana; more particularly described as follows:

Commencing at a rebar found at the southeast corner of the Southeast Quarter of Section 26, Township 14 North, Range 1 West, said corner also being in the pavement of County Road 1000 South; thence South 89 degrees 39 minutes 47 seconds West, along the south line of said quarter section and along said road, a distance of 173.06 feet to the Point of Beginning of this description: thence continuing South 89 degrees 39 minutes 47 seconds West, along said south line and said road, a distance of 2358.46 feet to the southeast corner of the property conveyed to William Thompson and Dixie A. Thompson as recorded in Instrument Number 9700016659 in the Office of the Recorder of Hendricks County, Indiana; thence North 0 degrees 50 minutes 04 seconds West, along the east line of said Thompson property and the east line of the property conveyed to William M. Thompson and Dixie A. Thompson as recorded in Instrument Number 199900025455 in the Office of the Recorder of Hendricks County, Indiana, a distance of 750.00 feet to the northeast corner of said Thompson property; thence South 89 degrees 43 minutes 29 seconds West, along the north line of said Thompson property, a distance of 550.00 feet to the northwest corner of said Thompson property, said corner also being the east line of Lot Number 2 of Christie Acres, as recorded in Plat Cabinet 4, Slide 200, pages 1A and 1B in the Office of the Recorder of Hendricks County, Indiana ; thence North 0 degrees 25 minutes 16 seconds West, along said east line of said Lot 2, a distance of 597.87 feet to the centerline of the proposed Innovation Boulevard extension; thence along said centerline of Innovation Boulevard extension and along a non-tangent curve concave to the southwest, an arc distance of 86.87 feet with a radius of 200.10 feet subtended by a chord bearing of South 76 degrees 02 minutes 05 seconds East and a chord length of 86.19 feet to the point of tangency; thence South 63 degrees 35 minutes 35 seconds East, along said centerline, a distance of 188.82 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 92.12 feet with a radius of 200.00 feet subtended by a chord bearing of South 76 degrees 47 minutes 18 seconds East and a chord length of 91.31 feet to the point of tangency; thence South 89 degrees 59 minutes 02 seconds East, along said centerline, a distance of 1,725.51 feet to the point of curvature of a curve concave to the southwest; thence along said curve an arc distance of 117.37 feet with a radius of 249.99 feet subtended by a chord bearing of South 76 degrees 32 minutes 02 seconds East and chord length of 116 .30 feet to the point of tangency; thence South 63 degrees 05 minutes 02 seconds East, along said centerline, a distance of 269.69 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 142.46 feet with a radius of 300.00 feet subtended by a chord bearing of South 76 degrees 41 minutes 17 seconds East and a chord length of 141.13 feet to the point of tangency; thence North 89 degrees 42 minutes 28 seconds East, along said centerline, a distance of 78.96 feet; thence leaving said centerline South 7 degrees 24 minutes 03 seconds East a distance of 677.72 feet; thence South 29 degrees 32 minutes 34 seconds East a distance of 404.38 feet to the point of beginning; containing 65.165 acres, more or less, subject to rights-of-way and easements of record.

A-1

EXHIBIT B

Site Plan

B-1

FLOOR PLAN
NORTH

Gordmans Distribution Center 70 WEST - HENDRICKS COUNTY, INDIANA

27 DECEMBER 2012

Preliminary Plan Approval

by: ______________

date: ______________

B-2

EXHIBIT B-1

Expansion Site Plan

B-1-1

B-1-2

EXHIBIT C

Design/Build Criteria

GORDMANS

WAREHOUSE/DISTRIBUTION CENTER

12-24-12

3.4 Column Finish	15
3.5 EIFS	15
3.6 Masonry Construction	15
3.7 Interior Partition Walls	16
3.8 Ceilings	17
3.9 Roofing System	17
3.10 Miscellaneous Metals	18
3.11 Personnel Doors	20
3.12 Door Hardware	20
3.13 Other Doors	22
3.14 Truck Door Equipment	23
3.15 Windows	23
3.16 Painting	24
3.17 Specialties, Equipment, and Furnishings	24

STRUCTURAL CRITERIA

4.1 General Structural	25
4.2 Foundations	25
4.3 Floor Slabs	25
4.4 Structure	26
4.5 Miscellaneous	27

WAREHOUSE HVAC SYSTEM

5.1 Warehouse HVAC System	27
5.2 Warehouse Battery Charging Area Ventilation	28
5.3 Office HVAC Systems	28
5.4 HVAC Systems Testing and Balancing	29
5.5 Fire Protection System	29
5.6 Plumbing and Piping	31

ELECTRICAL CRITERIA

6.1 General Electrical Requirements	32
6.2 Electrical Power Distribution	34

1.1	MINIMUM CRITERIA

A.	Building Requirements:

1.	Building size of 545,010 square feet

a.	Warehouse – 530,010 sf

b.	Office – 15,000 sf (one level)

2.	Future expansion capability of up to 200,070 square feet.

3.	The building depth is 540’-0” linear feet.

4.	The column spacing is 60’-0” x 50’-0”

5.	Building clear height shall be 32’-0” (see Structural Section for additional information).

B.	Exterior Requirements:

1.	Provide 257 automobile parking, expandable to a total of 402 automobile parking spaces.

2.	Provide 140’-0” deep truck courts constructed of concrete pavement.

3.	Provide 200 trailer storage spots with a 10’-0” wide dolly pad.

4.	Provide a concrete parking area for 21 motorcycles.

C.	Interior Office Requirements:

1.	Office area, break room, restrooms (15,000 square feet – single story). (See schematic plans). An allowance of $50.00 per square foot for office construction includes the following:

a.	Design costs

b.	Permitting costs

c.	Demising partitions

d.	Interior finishes costs

e.	MEP systems for area

f.	Contractor fees and supervision

2.	Shipping/Receiving/Restroom and Driver’s Room (Approximately 2,200 SF) to be constructed along dock door wall. (See schematic plans) An allowance of $50.00 per square foot for shipping/receiving/restrooms and driver’s room construction includes the following:

a.	Design costs

b.	Permitting costs

c.	Demising partitions

d.	Interior finishes costs

e.	MEP systems for area

f.	Contractor fees and supervision

3.	Warehouse restrooms located in the center of the warehouse are not included as part of the office allowances listed above and are covered as part of the cost of the warehouse construction.

1.2	SITE CONSIDERATIONS

The proposed site shall, at a minimum include/incorporate the following:

A.	Shall be a site which will accommodate initial construction and the proposed future expansion of the warehouse, as indicated herein.

B.	Shall be governed by local zoning laws, set back/site/height/easement restrictions and restrictive covenants which will permit both the initial & proposed expansion construction.

C.	Shall be totally environmentally acceptable and not contain any hazardous wastes/material above and/or below ground, anywhere on the site, nor adjacent to, or near, a potential source of hazardous material/waste which could potentially enter/infect the site.

D.	Shall have a public water supply source which fully satisfies all FM Global requirements (pressure, flow, reliability, etc.) for the fire protection system indicated for the facility (and/or all costs to provide an equivalent system).

E.	Shall be adequately served by all required utilities (natural gas, electricity, water, sanitary sewer, telephone/data, storm sewer, etc.) to accommodate the intended operation of the depicted warehouse/distribution facility.

F.	Shall be served by and adjacent to a public roadway which is fully capable of accommodating the truck & car traffic associated with the proposed facility and which can be readily altered to allow safe vehicle ingress into & egress from the site property.

G.	Shall be served by nearby and around the clock medical, fire & police protection.

H.	Site shall accommodate fenced and paved storage area for a minimum of 200 trailers, expandable by 114 spaces. Each trailer storage space is 12’ W x 53’ L, which makes the entire truck court depth, including the trailer storage space, 193’ from the exterior face of the wall to the edge of the pavement.

I.	All site construction/remediation costs associated with cut/fill, unsuitable soils & soil bearing capacity, underground water, rock excavation, winter conditions shall be included.

J.	All site construction time required to correct any site problems, such as, but not limited to, unsuitable soils/cut & fill/underground water/rock shall be calculated into the Developer/Contractor construction schedule. Correcting of site problems shall not cause a delay of the Developer’s/Contractor’s construction schedule unless delays exceed average weather conditions for the area and time of year.

1.3	WORK BY OTHERS

The following work will be completed by others. Developer/Contractor shall coordinate and schedule the design and construction work under this contract as necessary to properly interface with the work by others:

A.	Rack/bin/process equipment installation: Process and plant equipment (racks, bins, cranes, forklift trucks, vehicle battery chargers, etc.) not specifically included in this contract will be installed under one or more specialty contracts.

B.	Telephone/computer equipment installation.

C.	Furniture installation.

D.	Temperature mapping and continuous monitoring.

1.4	SITE DATA

All site survey and soils information deemed necessary for construction shall be obtained by Developer/Contractor, and the costs for same shall be included. Where reports or recommendations in site data documents conflict with the design criteria herein, the more stringent requirements shall be considered and costs associated will be discussed with all parties.

1.5	SITE CONDITIONS, RESTRICTIONS AND LOCAL REQUIREMENTS

Make all necessary investigations and include costs in Proposal for compliance with design criteria constrained by site or local requirements, site restrictions, zoning or covenants, ordinances and regulations, local utility services, and local telecommunications carriers.

1.6	FUTURE HORIZONTAL EXPANSION

Design of building shall accommodate possible future horizontal expansion of approximately 200,070 SF. Design the foundation and superstructure accordingly. Establish site grading plan and building floor elevation to allow for future expansion with minimal additional site preparation and grading. (Note: proposed expansion building pad shall be graded to within 13” of finished floor of principal building.) Locate utilities and other site improvements accordingly. The fire loop shall be allowed to be ran within the future expansion area. Features to be incorporated in walls designated for future expansion include:

A.	The expansion wall will be designed and constructed with the ability to provide (2) 20’-0” x 20’-0” openings, final locations to be approved by Gordmans.

B.	Foundations and superstructure shall support loads for a future roof to be constructed and to continue on the same level and of similar construction as the proposed roof.

C.	Fabricate steel framing with holes and connections required to accommodate loads for future framing.

D.	Structure shall permit easy removal of wind columns without reinforcement or major modifications.

E.	Design shall accommodate drainage of future roof.

F.	Design building systems for optimal configuration to accommodate expansion; keep pipes, conduit, and other potential future obstructions clear of future expansion work and openings.

G.	Design underground utilities and other structures in expansion area for minimal disruption and interconnection without system shutdowns where possible. The fire loop shall be allowed to be installed within the expansion areas and will include the necessary “tees” and “valves” to allow the future expansion to be installed without a complete shutdown.

1.7	CONSTRUCTION TESTING AND QUALITY CONTROL

Developer/Contractor shall be responsible for construction quality and shall perform all on-site and laboratory tests required verifying conformance. Testing shall include but not be limited to paving, soils, concrete, pipe leakage, electrical conductivity, building controls and HVAC balancing, life-safety and fire suppression systems. Gordmans and the Owner’s representative will be copied on all test results. Gordmans reserves the right to conduct separate tests and inspect the construction work.

1.8	BUILDING CODES

Comply with all applicable building codes, regulations, statues and ordinances. Provide building and site components required for compliance, regardless of whether such components are indicated in the design criteria.

1.9	PERMITS

All permits required for the execution of the work under this contract shall be obtained by Developer/Contractor.

1.10	DRAWINGS

Submit the following drawings for approval by Gordmans after project award:

A.	Site Plan – overall site plan showing proposed and future car parking spaces, trailer storage spaces, motorcycle parking spaces, building foot print, drive locations and site size and configuration.

B.	Architectural floor plan – showing bay spacing, number and location of docks, clear height and conveyor/racking/logistics equipment layout (provided by Gordmans).

C.	Office architectural floor plan.

D.	Architectural elevations of front entrance.

1.11	PROJECT SCHEDULE

A project schedule, showing milestone activities as to how scheduled dates will be met for Gordmans schedule, shall be as follows:

a.	Select Developer – December 7, 2012

b.	Start Design – December 7, 2012

c.	Gordmans approval of site plan – December 20, 2012

d.	Gordmans approval of internal warehouse equipment layout – January 2, 2013

e.	Gordmans approval of office space plan – January 14, 2013

f.	Start Road Construction – April 1, 2013

g.	Start Site/Building Construction – April 1, 2013

h.	Partial Slab Turnover for Racking/Conveyors – September 1, 2013

i.	Complete Slab Turnover for Racking/Conveyors – October 1, 2013

j.	Project Completion – November 1, 2013

1.12	SYSTEM DESCRIPTIONS

The following system descriptions shall be incorporated into the design of the facility:

A.	Exterior wall system(s), including materials, thickness and R-value

a.	Precast panels will be 9 3/4“ thick

b.	Precast panels will be 12’ wide

c.	Insulation 1.5# 3” with a R- value of 12 as a system

d.	Insulation will be 3” EPS

e.	Office will we made up of Precast and Glass as shown in the rendering provided

f.	Top of precast panel is approx. 38’ but will vary on each side of the building due to the required roof slope.

B.	Roof system(s)

a.	Roof insulation will be installed in two layers and R value as a system is calculated as 20.

b.	.045 TPO roof membrane will be mechanically attached

c.	15 year warranty

C.	Interior construction systems, including partition types

a.	Interior walls for the pump room are masonry

b.	All other interior walls are part of the allowances

D.	Warehouse HVAC systems, including all primary equipment and system components

a.	The RTU equipment will be Trane or equal

b.	All RTU’s will be provided with gas heat

c.	We have included a total of 21constant volume RTU’s

d.	Total tonnage is 525 tons

e.	Pump room and battery exhaust system

f.	All associated gas piping for RTU’s.

g.	Complete DDC BMS with Tridium Web enabled LonWorks and BACnet controller.

E.	Fire protection systems (FM Global standards)

a.	Warehouse area will be ESFR with 52 psi using K17 pendent sprinkler

b.	A total of (14) ESFR systems will be provided.

c.	The design includes 250 gpm hose allowance

d.	All grooved pipe to be schedule 07 Dynaflow with mechanical joint fittings

e.	All threaded pipe to be schedule 40 black steel pipe with 500 pound ductile iron fittings

f.	All products used will comply with FM,UL, and NFPA 13, 14 and 20

g.	Storage height shall not exceed 35’ above FF

h.	Protection under the catwalks has not been included as they are expected to be open grate construction.

i.	Protection under conveyors has not been included as the dimension and details of the conveyor construction has not been provided or verified.

j.	An electric fire pump has been included in the design

k.	Twenty (20) hose valves have been included

F.	Electrical systems, including power, lighting, safety/security systems and miscellaneous systems.

a.	Included in the proposal are the following

i.	2 – 2000A 480Y/277V 3 phase 4 wire general service

ii.	2 – Electronic customer power meter switchboards

iii.	Provide and install necessary 120/208V or 277/480V panels and necessary transformers to feed the loads provided.

iv.	All feeder wire to be aluminum conductors

v.	2 – 4” empty conducts for owners use

vi.	Complete IEC grounding system

vii.	3 – 4” tele data conduits

viii.	11 – Building mounted 1000W Metal halide site lighting fixtures to achieve a minimum average of 0.5 fc

ix.	10 – Single 1,000 W metal halide parking lot poles to achieve a minimum average of 0.5 fc

x.	Exterior façade lighting

xi.	1 – Lighting controls

xii.	659 – 8 lamp T5HO fluorescent high bay (95) with sensors

xiii.	45 – Emergency / night light ballasts

xiv.	Exit fixtures

xv.	Dock power and connections for lifts / lights

xvi.	40 – Battery charger circuits

xvii.	88 – dock duplex receptacles

xviii.	Power to HVAC equipment

xix.	Guard house and misc power and lighting

1.13	SUBMITTAL REQUIREMENTS

A.	After design approval by Gordmans, submit complete construction documents bearing professional seals of responsible design professionals.

B.	Rendering – After exterior design and appearance, including finishes and colors, have been finalized and approved, prepare colored perspective rendering of the facility and deliver to Gordmans.

1.14	PROJECT CLOSEOUT

A.	Clean Up – At end of project, remove all waste material and clean all finish surfaces, including concrete floors. Leftover drywall compound, floor grout, paint overspray and similar residues are not acceptable. Remove overspray from glass, doors and frames, finish hardware, mechanical and electrical equipment, walls and other building components.

B.	Operations and Maintenance Manuals – Developer/Contractor shall furnish Gordmans with three (3) copies of operations and maintenance manuals for all mechanical and electrical equipment furnished for the project. Manuals shall include recommended preventative maintenance schedules.

C.	Project Closeout Inspections – Developer/Contractor to schedule with Gordmans time and date of punch list inspections.

D.	System Training – Provide training on all major mechanical, electrical systems, dock equipment and the generator in the facility. As a minimum, training shall include a review of the operations and maintenance manuals, hands-on demonstration of starting and operating equipment, and instructions on specialized maintenance. Training sessions will be conducted on-site prior to project close-out. Developer/Contractor shall be responsible for coordinating training, developing agendas and videotaping training sessions.

E.	Submittals – Provide the following:

1.	Final executed warranties. Two year warranty included.

2.	HVAC testing and balancing reports

3.	Systems commissioning, start up reports and certifications

4.	Life-safety and fire suppression testing reports and certifications

5.	Regulatory approvals and certifications

6.	Project record drawings, as built plans, specifications and related documents, showing locations of all concealed work and changes incorporated during construction. Provide (1) complete set of hard-copy record drawings and (1) set in electronic CADD file (latest version of AutoCAD). Drawings shall include final installation details for all systems including site utilities and services, foundations, architectural, structural, mechanical, HVAC, fire protection, sprinkler piping, instrumentation & controls, and all other systems incorporated into the site or building.

7.	List of subcontractors

8.	Certificate of Occupancy

END GENERAL REQUIREMENTS

2.1	LAYOUT

A.	The site shall accommodate a future building expansion up to 200,070 additional square feet. Developer/Contractor shall locate the building on the site property to allow easy maneuvering and marshaling of semi-trailers. Developer/Contractor shall maintain any existing and proposed setbacks in accordance with local codes, standards, or practices.

B.	Developer/Contractor shall obtain all required site plan approvals from the local authorities. Site ingress/egress shall be coordinated between Developer/Contractor, Gordmans and governmental body(s) having jurisdiction over the adjacent roadways. Developer/Contractor shall coordinate/develop with appropriate governmental bodies all work to be performed on the public right-of-way(s). All costs, both on and off of site property, associated with site vehicle ingress/egress shall be the sole responsibility of Developer/Contractor.

2.2	EARTHWORK

A.	The finish floor elevation shall be determined by Developer/Contractor and shall be established to provide positive drainage away from the building. Surrounding grade outside the buildings shall be a minimum of six inches below the finish floor elevation. Developer/Contractor shall design and provide the site grading to accommodate the future building footprint.

B.	All site preparation, erosion and sediment controls, and maintenance work shall be performed in accordance with the recommendations of a soils report prepared by a fully qualified/licensed soils consultant to be retained by Developer/Contractor.

C.	Any required fill material shall be placed and compacted and all pavement sub-grades shall be compacted in accordance with the recommendations of the soils consultant. All soils information required by Developer/Contractor to provide a completed facility shall be obtained by Developer/Contractor, and the costs for same shall be included.

D.	Proposed expansion pad shall be graded to within 13” of finished floor of principal building.

2.3	STORM WATER MANAGEMENT

A.	Storm sewers shall be designed in accordance with local codes.

B.	Developer/Contractor shall provide positive drainage away from all buildings. All storm water from the roof shall be connected to an underground storm sewer piping. Roof drainage, which discharges to grass areas, shall be designed to control erosion at the discharge point.

C.	The surrounding pavement and concrete shall be sloped to positively drain into the storm water drainage system. If the pavement at the truck docks slopes toward the building, provide yard inlets or trench drains connected to a storm sewer system.

D.	Storm water runoff and erosion control facilities shall be provided to meet all governing codes and requirements.

2.4 UTILITIES

A.	Utilities to be provided to this site, include, but are not necessarily limited to: electricity, natural gas, water, sanitary sewer and telephone/data. No utilities except the fire main loop shall be located within the future expansion area.

B.	Installation of all utilities and associated work shall be coordinated with the local utility companies by Developer/Contractor and shall be shown on a single “Site Utility Plan” to assure coordination with other site construction activities. Developer/Contractor shall coordinate the work of the local utility companies to ensure complete installation of all utilities as required to meet the schedule. Developer/Contractor shall be responsible for ensuring that all on-site utility trenches are back-filled and compacted in such a manner as to prevent future settlement, in accordance with all applicable codes and regulations.

C.	Developer/Contractor shall be responsible for furnishing all utilities, except telephone cable and wiring, temperature mapping and continuous monitoring, IT infrastructure and security, for the entire facility. This responsibility shall include the amount of natural gas and water required to charge the building piping systems. Developer/Contractor shall satisfy all local utility requirements and shall pay all connection fees associated with providing utilities. Developer/Contractor shall be responsible for all costs for utility billing, until all areas are substantially complete & turned over to Gordmans. Developer/Contractor shall provide, to Gordmans, all information necessary to effect permanent connection of the utilities.

D.	Developer/Contractor shall coordinate with the local utilities for the design, execution, and testing of their work on the site property.

E.	Developer/Contractor shall be responsible for coordinating utility locations with the serving utilities. Developer/Contractor shall provide all utility from the termination point of the serving utility to the building.

F.	In accordance with requirements of the serving telephone utility, Developer/Contractor shall provide (3) 4“underground conduits for telephone cable from utility connection point to IT room as noted on floor plan.

G.	Developer/Contractor shall be responsible for designing and providing all temporary utilities for job.

2.5 PAVED AREAS

A.	Maximum grades: Roadways: 4%; ramps 6%; lawn areas 4:1; berms 3:1.

B.	All roadways shall be a minimum of 26’ wide; single drives & ramps shall be 15’ wide. Provide minimum inside radius of 60’ and minimum outside radius of 110’ at all truck roads. Roadways and/or “hammerheads” shall be located to allow 65’ semi-trailers to maneuver to the dock areas.

C.	Traffic control signage and pavement markings shall be provided at egress onto public roads and other site locations, as traffic conditions dictate.

D.	Automobile parking area shall be sized for 257 total (expandable by 140 cars) employee vehicles, 10 visitor stalls and handicap stalls in accordance with regulatory requirements located adjacent to office entry.

E.	Parking lots and car roads shall be a minimum 6” aggregate base with 3” bituminous binder and 1” bituminous surface, design in accordance with Asphalt Institute requirements for passenger cars and buses.

F.	Parking lot stall sizes shall be a minimum of 9’ x 20’, delineated with 4” painted striping. Handicap stalls and signing shall comply with ADA and local codes, whichever is more restrictive. Parking lot signage includes visitor, HC and directional striping shall be provided as required.

G.	Truck dock apron and maneuvering areas that extend 140’ from face of building shall be a minimum 6” aggregate base with 7”, unreinforced, 4000 psi, PCC surface.

H.	Truck roads and drives shall be a minimum 8” aggregate base with minimum of 3” bituminous binder course and 1” bituminous surface course designed in accordance with the Asphalt Institute requirements for semi-truck traffic. Final pavement thickness shall be dependent upon soils engineering report.

I.	Provide 200 (expandable by 114 trailer spaces) semi-trailer (numbered) parking stalls. Stalls shall be 12 feet wide by 53 feet long. Striping to be 4” wide located across from dock areas; specifically do not locate in future expansion area. Trailer storage spaces shall be constructed of a 10’ wide, 7” deep concrete dolly pad over 6” of aggregate base and 43’ of 8” aggregate base with minimum of 3” bituminous binder course and 1” bituminous surface course designed in accordance with the Asphalt Institute requirements for semi-truck traffic

J.	Sidewalks shall be minimum 4” aggregate base with 4”, 3000 psi, and PCC surface with light broom finish. Joints shall be spaced to match width of sidewalk. Sidewalks shall be minimum 5’ wide at parking lot; minimum 8’ wide at office entrance. Curbing shall be installed where sidewalks meet paved areas.

K.	Construct a 10’-0” wide / 7” deep (minimum) concrete dolly pad at all trailer storage areas.

2.6 LANDSCAPED AREAS

A.	Provide attractive, decorative landscape area adjacent to office entrance and employee parking area. Provide landscape screening around perimeter of property in accordance with local requirements. Provide screening of exterior storage areas, if required by local codes. Seed all disturbed areas.

B.	Provide an irrigation system at and along the building side that contains the office area and at “Main” entrances to property.

C.	Landscape planting shall be locally hardy plants, which conform to local requirements.

D.	Landscaped area shall include three flag poles and flag illumination.

2.7 FENCING

A.	Entire premises must be fenced with 8’-0” high chain link fence with electric gates at all ingress/egress points.

B.	Provide 8’-0” high decorative fence with sliding gates at all entrances accessing the street side of the building. (If required by local ordinances.)

2.8 SIGNS

A.	Developer/Contractor to provide Gordmans a $20,000.00 allowance to install monument and exterior building signage. (Note: Referenced allowance shall include securing of required permits and the electrical connections to proposed signs.) Allowance to include design, overhead and fee.

END OF SITE REQUIREMENTS

3.1 EXTERIOR

A.	Exterior Appearance of Office and Front Building Area – Through design, selection of exterior finish material and/or other appropriate means, design the office area and front elevation of entire facility with an accented exterior appearance distinct from the remainder of the facility and immediately recognizable as an attractive front office. Comply with applicable regulations, covenants and restrictions. Exterior mechanical, electrical, plumbing, or fire protection equipment in this area shall be screened from view.

B.	Design and construct permanent awning/cover for 50% of the patio area adjacent to the main office break room. A 20’ x 20’ patio has been included location to be determined.

C.	Design and construct Guard House. (Note: Guard House shall contain, HVAC, electrical and (3) 2” conduits to main building.

3.2 FLOORS

A.	General Requirements – Comply with ADA for coefficient of friction for slip-resistance, dry and wet. Minimum slip-resistant coefficient: 0.5 for level floors not required to be accessible to persons with disabilities, 0.6 for highly traveled accessible routes such as corridors, and 0.8 for inclined floors (ramps). Refer to structural criteria for additional floor requirements.

B.	Floor Finish Interface – Where floor finishes change at doorways, center the location of the change directly under the door.

3.3 WALLS

A.	Wall systems shall be designed to facilitate future removal to permit building expansion.

B.	The wall system on the building sides with dock doors shall be designed to allow the addition of future dock doors without major rework of the wall system. This includes the foundation and grade beam.

C.	The warehouse exterior walls may nominally be 8” – 10” thick. The panels will have a smooth faced finish and an insulation value of R12 min. The walls will receive (2) coats of acrylic paint finish.

D.	All interior walls, including building walls, MFL wall, and office dividing walls will receive (2) coats of “white” acrylic paint.

3.4 COLUMN FINISH

A.	Paint all interior columns highway safety yellow, except columns on which fire extinguishers or fire hose cabinets are located which shall be painted bright red.

3.5 EIFS

A.	Insulation as approved by EIFS manufacturer. Insulation value and type shall meet applicable codes and ordinances. Provide five-year warranty covering defective materials and labor.

3.6 MASONRY CONSTRUCTION

A.	Exterior masonry walls (if used) shall be designed for climate requirement of location and must be absolutely watertight. Masonry units and mortar shall be manufactured using a waterproofing product such as “Dry Block” additive by W.R. Grace.

B.	Face Brick (if used) – ASTM C 216, Grade SW, Type FBX, sizes to conform to ASTM C 216. Maximum recess for features bands is 3/4”.

C.	Load Bearing Concrete Block – Concrete masonry units used below floor level in exterior load bearing walls: ASTM C 90, Type I (moisture-controlled).

D.	Non-Load Bearing Concrete Block – Hollow lightweight concrete block units used in interior non-load bearing walls: ASTM C 129, Type I (moisture-controlled).

E.	Masonry Cement – ASTM C 91.

F.	Hydrated Lime- ASTM C 207, Type S.

G.	Lime Putty – Quicklime, ASTM C 5.

H.	Sand – Clean natural bank sand, ASTM C 144.

I.	Water – Potable.

J.	Joint Reinforcement- Ladder Type, ASTM A 82, minimum of 9 gauge wires, cross wires at 15” o.c., galvanized at exterior walls.

K.	Reinforcing Steel – ASTM A 615, Grade 60.

L.	Masonry Control Joints – Factory extruded solid rubber, ASTM D 2000 2AA-805, provide where recommended by NCMA and BIA, but in no case more than 40’-0” o.c.

M.	Expansion Joints in Brick Walls – Spacing of 1/2” (13mm) expansion joints shall not exceed 30’ (9.1m), less for walls with many openings. Place within 10’ (3m) of at least one corner. Joint on the other corner should not be greater than the difference in spacing. Eg, for 25’ spacing, one joint is placed 10’ from one corner, other 15’ from other corner. Place expansion joints at offsets between long walls. Use expansion joints for separate intersecting walls or walls bearing on separate footings.

N.	Bullnose CMU’s – Provide bullnose concrete masonry units at exposed external corners of masonry walls.

3.7 INTERIOR PARTITION WALLS

Provide the following interior walls, unless specifically noted otherwise.

All interior walls have been included in the allowances with the exception of the fire pump room.

A.	Interior Walls and Fixed Partitions- 5/8” gypsum drywall on 3-5/8” metal studs, or of greater quality or strength if required by acoustic performance, function or code.

B.	Gypsum Wallboard- ASTM C 36, 5/8” thick, Type X where fire rating required. Where gypsum wallboard is indicated to be used at water heaters, mop sinks, mop sinks, drinking fountains, etc., provide water-resistant gypsum wallboard, minimum 4’ high.

C.	Metal Studs – ASTM C 645, roll-formed steel, galvanized, min 22 gauge up to 12’ high, min 20 gauge 12’-14’ high, min 18 gauge 15’-20’ high, heavier gauge if required for strength.

D.	Extended Walls – Extend the following interior walls up to the underside of the roof deck. Unless the walls are designed to be load bearing, provide resilient joint at top which allows the roof to deflect freely:

•	Walls separating front office areas (including lunch room, toilets, etc.) from shop.

•	Where required by code.

E.	Thermally Insulated Walls and Partitions – Provide thermal insulation in the following: 1) exterior walls, 2) walls and partitions located between heated and unheated spaces or between air-conditioned spaces, 3) where required by codes.

F.	Restroom Walls – All walls identified as “Wet Walls” will have floor to ceiling ceramic mounted tile installed on water resistant wall board.

G.	Install sound attenuation batt insulation in all office walls.

H.	Construct all walls that separate public rooms and private offices to underside of deck. (Item G shall apply to these walls.)

3.8 CEILINGS

A.	Suspended Lay-In Acoustical Ceilings – Provide suspended lay-in acoustical ceilings with intermediate duty suspended grid systems. Provide a 2’ x 4’ square grid white square regular edge non-directional fissured acoustical ceiling in the following areas: Open office & reception area, enclosed offices, conference room(s), lunch room, storage room, telecommunications room. All ceiling panel materials shall be resistant to sagging under humidity conditions.

Acoustical Quality – Where suspended lay-in acoustical ceilings are provided, such ceilings shall have minimum NRC 0.65 and STC rating of STC-40 to STC-44. Suspended ceilings in open office areas shall have minimum NRC 0.75.

B.	Underside of Roof Deck – Provide pre-primed metal roof deck.

3.9 ROOF: ROOFING SYSTEM

Provide a roofing system meeting the following:

A.	Design Live Load – In accordance with FM Global standards, and all applicable building codes. (Additional Conveyor Support referenced in other sections).

B.	Wind Uplift – Meets FMRC criteria for wind uplift resistance applicable to location of facility.

C.	Thermal Resistance – Complies with the thermal resistance requirements specified in the National Energy Policy Act of 1992. In conjunction with the National Energy Policy Act of 1992, provides a total thermal resistance of at least 20 (min. Rt = 18) or its equivalent. Meet any other applicable code thermal requirements for energy conservation.

D.	Standard Metal Deck – If a “corrugated” metal deck is used, provide galvanized minimum 22 gauge, or as required for strength, FMRC approved.

E.	Preferred system shall heat weldable single-ply thermoplastic polyolefin (TPO) sheet designed for new roof construction.

F.	Slope – Provide a surface that slopes at least 1/4” per foot (1:50) toward drainage system, or greater depending on the type of standing seam used. Coordinate roof slope with profile of existing building. Provide crickets and saddles where necessary to maintain a positive slope to roof drains or gutters. Provide crickets around large rooftop mechanical units. Ponding water and level drainage valleys are not acceptable.

G.	Warranty – Provide manufacturer’s 15 year unlimited (NDL) warranty covering materials and workmanship, with inspection, and a two-year Developer’s/Contractor’s warranty covering materials and labor necessary to repair membrane and flashing to maintain roof in a leak-free condition.

H.	NRCA and SMACNA Conformity – Roofing practices, details and installation shall comply with NRCA Waterproofing Manual – Fourth recommendations and construction details. Details of metal counter-flashing shall comply with NRCA and SMACNA recommendations. Conformity requirements shall apply even if they exceed manufacturer’s warranty requirements.

I.	Drainage – Design and size roof storm water drainage system to accommodate storms which should be exceeded only once in 10 years, per SMACNA charts. Interior roof drains are required.

J.	Roof Openings – Provide curb type roof openings for penetrations. Provide complete insulated, flashed, prefabricated curb with weather-tight sheet metal cover.

K.	Membrane Protection – Provide 12” x 12” concrete pavers or synthetic walk pads around each RTU service area.

3.10 MISCELLANEOUS METALS

A.	Ladder to Roof – Provide a painted steel service ladder which extends from the floor to the roof, terminating at a roof hatch. Ladder may be incorporated into mezzanine decks, decks above shop toilet rooms, enclosed shop offices, or similar structures. That portion of the ladder which serves only the roof shall be a minimum of 2’-6”

wide. Provide pipe handrails both sides of the intermediate landing. Extend ladder to within 2” of inside face of roof hatch door surface with formed return for gripping. Provide steel toe-plates at landings and elsewhere if required by applicable codes and regulatory agencies. Paint exposed steel surfaces.

B.	Roof Hatch – Minimum size 30” x 36” insulated metal roof hatch with self-mounting curb and integral flashing, enclosed compression spring operators, automatic hold-down arm with easy release grip handle, metal liner and lock hasp. Locate hatch for optimum access to roof equipment. Locate a minimum of 12 feet from the roof edge. Do not locate where visible from the primary street, or front drive approach to the building.

C.	Bollards – 6” diameter concrete-filled galvanized steel pipe bollards extending min. 3’ (0.9m) into footing and min. 5’0” (1.5m) above the floor or pavement. Footing shall be minimum 24” (0.6m) wide x 42” (1.0m) deep or as recommended by soils engineer. Apply one coat of rust inhibiting primer and paint exposed surfaces two coats of high visibility yellow alkyd gloss enamel. Provide in the following locations where construction to be protected is not otherwise protected.

•	Pair located on each side (inside and outside) of each overhead door including MFL wall openings, except truck dock doors.

•	Pair located on inside only of truck dock doors.

•	Three, located three feet in front of each fire protection riser.

•	In front of electrical switchgear and HVAC equipment.

D.	Pipe Handrails – 1-1/2” (40 mm dia.) steel pipe, at least 42” (1.0m) high, and a 4” (100 mm) steel toe plate. Comply with codes. Paint exposed surfaces high visibility yellow, with black striping, alkyd gloss enamel. Rails supported from concrete shall be embedded in the concrete substrate. Provide pipe handrails, including removal sections for moving equipment and furniture and where directed by Gordmans, along unprotected side of any stairs or mezzanine, and elsewhere if required by applicable codes and regulatory agencies. Railings associated with Gordmans supplied equipment, platforms or mezzanines are not included.

E.	Interior Highway Guardrails – Provide 1,000 LF of galvanized highway type guardrail. Locations will be designated by Gordmans after contract award. Provide W6 x 9 posts mounted to concrete slab with base-plate and (4) SS threaded anchors, standard ends and 90 degree corner transitions. Guardrails shall be painted with one coat of rust inhibiting primer and two coats of high visibility yellow alkyd gloss enamel.

F.	Architectural Louvers (if required) – Details of the head of all openings in the exterior wall shall include a drip to interrupt water which may otherwise run back into the wall. Louvers shall have extruded aluminum profiles, storm proof rating, minimum blade depth of 4”, and Kynar finish, color selected by Gordmans.

3.11 PERSONNEL DOORS

A.	Exiting – Determine the number and size of doors to serve as emergency exits, and design accordingly. If required to satisfy code requirements for number or location of exits, supplement the number of doors shown on the included layout drawings, if any. All exit doors will have detex alarms keyed from outside.

B.	Doors – All warehouse doors shall be hollow metal, 3’ x 7’ x 1-3/4” (0.9m x 2.15m x 45mm) with factory primed seamless steel faces. Exterior hollow metal doors shall be thermally insulated galvanized cold-rolled steel and have 18 gauge face sheets. Interior hollow metal doors shall have 18 gauge face sheets.

C.	Personnel Doors at Docks – Provide a personnel door at each dock area, with steps down to the depressed truck dock area for access. Provide painted pipe handrails as required.

D.	Door Frames – Door frames shall be hollow metal. Hollow metal door frames shall be 2” nominal face profile factory-primed, double-rabbeted and have concealed fasteners and mitered, welded corners, ground smooth. Field assembled “knock down” type frames are not acceptable. Exterior frames shall be 14 gauge galvanized steel. Interior frames shall be 16 gauge cold-rolled steel. Provide three silencers on the strike jamb, except where conflicts with weather-stripping, gasketing or similar. Field paint. Provide flashing at the top of all exterior door openings.

E.	Vision Panels – 1/4” (6.0 mm) tempered or laminated glass, except provide fire-rated assemblies at fire doors.

F.	Full Glass – Both sets of doors at the main entrance and employee’s entrance.

G.	Sidelites – All office doors will have a 16” w sidelite.

3.12 DOOR HARDWARE

A.	General- Submit complete hardware schedule with descriptive product data. Provide complete high frequency commercial grade door hardware as required for function and applicable code requirements, except where specifically indicated otherwise. Comply with ADA and applicable code requirements. Generally, finish to be US26D/US32D.

B.	Locks/Locksets – All exterior doors shall be lockable. Interior lockable doors shall include: janitor closets, telecommunication room. Provide heavy-duty commercial grade lock/latch sets, US26D satin chromium-plated finish. Provide best interchangeable cores for locksets, and coordinate lock/key plan with Gordmans. Comply with applicable codes to ensure unobstructed egress on behalf of life safety. (Schlage, Sargent, Best, includes cylinders, locksets, and deadlocks).

C.	Hinges- For each door, provide min. 1-1/2 pair ball bearing high frequency stainless steel hinges, except that plain bearing hinges may be used for low frequency use doors to private offices, conference rooms and janitor closets. Provide with non-rising removable pins and button tips and plugs. Hinge size shall be as recommended by manufacturer for size and type of door (Stanley, Hager, McKinney). All exterior doors to have concealed lock pin.

D.	Pivots- (Rixson, LCN)

E.	Push/Pulls- Provide on doors not required to be located, except where passage sets are required. US32D stainless steel, 4” wide. (Hager, Brookline, Hiawatha)

F.	Exit (Panic) Devices- Provide at the main entrance and exit doors where required by code. (Von Duprin, Sargent, Corbin, Yale)

G.	Flush Bolts – Provide as required at pairs of doors. (Ives, Glynn-Johnson, Hiawatha, Rockwood)

H.	Closers- Provide closers on the following doors:

•	Doors in series

•	Located in an exterior wall

•	Located between office and shop areas

•	Located in multiple occupancy toilet rooms

•	Located between heated and unheated spaces or between air-conditioned and non-air-conditioned spaces

•	Located in a fire wall or fire separation wall

•	Used as a part of a horizontal exit

•	Located in a perimeter wall of a room with hazardous production or process materials

•	Door with an electric lockset

•	Door in a perimeter wall of an interior vestibule used as an exit element

•	Where required by codes

•	(LCN, Yale, Norton, Sargent, Corbin)

I.	Weather-stripping – Provide a combination of weather-stripping, sweeps and/or gasketing at all four sides of the following doors.

1.	Exterior doors

2.	Doors located between heated and unheated spaces or between air-conditioned and non-air-conditioned spaces.

3.	Doors separating contrasting environments

4.	(Pemko, National, Reese)

J.	Thresholds – Provide where weather-stripping, sweeps or gasketing is required. Extruded aluminum Grade 6063-T5. (Pemko, National, Reese)

K.	Drip Caps- Provide where doors are exposed to rain.

L.	Stops – Provide satin chrome concave type wall stops equal to Ives 497 where applicable. Provide wood or sheet metal backers where installed in stud walls. Where wall stops are not practical, provide overhead arm stops or other suitable device. Floor stops are not permitted.

3.13	OTHER DOORS

A.	Truck Dock Doors – Provide (92), (88) Shipping/Receiving Doors and (4) for bailer area, per attached plans, 9’-0” wide by 10’-0” high (inside clear dimensions) manually-operated door at each truck dock shown on drawings. All dock doors will number inside and outside, final sign location to be approved by Gordmans.

B.	Drive-in Doors – Provide (2) 12’ wide by 16’ high (nominal) overhead doors, electric operated, where shown on the attached plans at two locations, identified as “Drive-Through Door”. Provide a personnel door near each “drive-thru” overhead door.

C.	Overhead Doors – Except where noted otherwise, overhead doors, including truck dock doors, shall be manufacturer’s standard sectional steel doors, roll-formed, assembled from individual steel panels with weather tight joints. Provide vertical lift where possible, otherwise high lift. Strength of door, including gauge, profile and reinforcement, shall permit smooth operation while subject to expected wind loads in the area. Nominal thickness 2”, thicker if required for strength. Face sheet shall be minimum 29 gauge hot-dipped galvanized steel, stronger if required for strength. End and center stiles shall be minimum 16 gauge galvanized steel, stronger if required for strength. Provide factory baked-on polyester or epoxy prime paint, or approved equal, and finish paint in field. Maximum permitted deflection is 1/120 of door width. Provide slide locks on both jambs. Provide handles on inside of manually operated doors at both sides and middle. Provide rigid foot plate on both sides to assist with slide lock operation. Provide manufacturer’s standard sealed vision panels, except where required to be fire-rated. Provide weather-stripping seals for jambs and head. Floor seal shall be flexible EPDM rubber bulb. Jamb shall be minimum 16-gauge steel. Exterior doors and doors between heated and unheated or air conditioned and non-air-conditioned spaces, as applicable, shall be insulated and provided with 29-gauge backer sheet.

D.	Provide (4) 9’ x 10’ openings for installation of balers and dumpster locations.

E.	Relative to the electrical operated doors, “drive-thru” actuation shall be via push button controls on the inside of each door. Provide safety reversing controls for physical door bottom contact with obstruction and from photoelectric sensor detection.

F.	Manually Operated Doors – Provide slide locks on both jambs. Provide handles on inside of doors at both sides and middle. Provide rigid foot plate on both sides to assist with slide lock operation.

3.14	TRUCK DOCK EQUIPMENT

A.	Dock Levelers – Provide (88) Rite-Hite (or equal) electric “airbag” 6’ x 8’ W dock leveler 35,000 lbs. capacity. Include standard style lip 20” long with extended chamfer, automatic Saf-T-Cycle and safety legs (or equal).

B.	Dock Bumpers – Provide two steel faced dock bumpers. Rite-Hite model DSV 424-11 (or equal).

C.	Dock Seals – Provide dock seals with adjustable head curtain. To fit door 9’ wide x 10’ high. Fabric shall be black heavy duty Hypalon,

D.	Door Locks – provide Rite-Hite Model LDL 500 Dok Lok (or equal) vehicle restraint with rotating hook design. Include inside control box and outside light box, audible alarm and keyed horn override, and inside and outside warning and operational signs.

3.15	WINDOWS

A.	Exterior Windows – Provide 4’ high fixed units, min. 5/8” tinted insulating glass windows with anodized aluminum frames. Provide aluminum window sills on exterior windows. Provide windows for enclosed offices, open office area, lunch room and conference room.

B.	Aluminum Extrusions – 6063-T5, alloy, min. 22,000 psi ultimate tensile strength, min. 0.062” thickness for main frame and sash members. Comply with ANSI/AAMA, A101.88, AAMA 902.2, and AAMA 1502.6.

3.16	PAINTING

A.	Provide sufficient number of finish coats of paint to achieve a 100% “hide” (cover), but no less than two finish coats. Mask or otherwise cover cable trays, bus duct, light fixtures, sprinkler heads and similar devices. Paint where necessary to disguise miscellaneous components visible behind louvers and grilles, or when requested by Owner.

B.	Exterior Paint Finishes

1.	Smooth or Light-Broom Surfaced Stucco and Concrete – Two coats masonry paint.

2.	Cast-in-Place Concrete Masonry Walls – One coat primer, one finish coat fine textured stucco coating.

3.	Galvanized Metal – One coat primer, two coats alkyd semi-gloss (except where noted otherwise) enamel.

4.	Ferrous Metal – One coat primer (or if factory primed, touch-up as necessary), two coats alkyd semi-gloss (except where noted otherwise) enamel.

C.	Interior Warehouse Paint

1.	All interior warehouse walls to be painted from floor to roof deck with (2) coats of “white” acrylic paint (color by Gordmans).

D.	Interior Office Wall Paint

1.	All interior office walls to be painted with (2) coats of paint. (Color by Gordmans)

3.17	SPECIALTIES, EQUIPMENT, AND FURNISHINGS

A.	Fire Extinguishers and Brackets- Provide in quantities and locations for coverage complying with codes in shop and support areas Provide manufacturer’s standard mounting brackets with rectangular mounting surface sized for a 10 lb. capacity UL-rated 4-A:60-B:C multipurpose dry chemical type portable fire extinguisher. Comply with the ADA for accessibility. Identify extinguishers with FIRE EXTINGUISHER in red letter decals applied to mounting surface. Letter size, style and location as approved by Gordmans.

B.	Fire Extinguishers and Cabinets – Provide in quantities and locations for coverage complying with codes in office and lunchroom areas. Manufacturer’s standard recessed or semi-recessed (2-1/2” rolled edge max.) portable fire extinguisher cabinet with full-glass hinged doors sized for a 10 lb. capacity UL-rated 4-A:60-B:C multipurpose dry chemical type portable fire extinguisher. Provide aluminum trim and clear door with black vertical lettering FIRE EXTINGUISHER. Comply with the ADA for accessibility. Letter size, style and location as approved by Gordmans.

C.	Provide an allowance of $10,000 for all miscellaneous signage (i.e. overhead door signage, directional signage).

END ARCHITECTURAL REQUIREMENTS

4.1 GENERAL STRUCTURAL

A.	All design and construction shall conform to applicable codes, including seismic considerations when required by governing agencies/authorities.

B.	Structural components of building shall be designed in accordance with the American Institute of Steel Construction (AISC), American Concrete Institute (ACI), local codes and standards, including FM Global. Tilt-up construction, if any, shall be in accordance with Tilt-Up Concrete Association (TCA) guidelines.

C.	International Building Codes

4.2 FOUNDATIONS

A.	The foundations for the building shall be designed in accordance with the recommendations of a qualified soils engineer, structural engineer and American Concrete Institute Standards, and per governing codes and regulations.

1.	Footings, where used, shall bear on undisturbed native soil or engineered fill as directed by soils engineer

4.3 FLOOR SLABS

(NOTE: THE FLOOR SLAB MUST BE CONSTRUCTED AFTER THE BUILDING WALLS AND STEEL ARE COMPLETE.)

A.	Floor slab design, including thickness of concrete, base course, joint spacing and column isolation joints, shall be according to recommended standards by the American Concrete Institute and the Portland Cement Association. Floor subgrades shall be placed and compacted in accordance with the recommendations of a qualified soils engineer.

B.	Warehouse floor slab shall be concrete with a minimum thickness of 7 inches (unreinforced) and a minimum compressive strength of 4,000 psi at age 28 days. (The distance between “saw-cuts” shall not exceed 12’-6”.) (Construction documents shall provide detail for dowels at all cold joints.) Included are (8) bays of 8” floor slab unreinforced

C.	The warehouse floor shall achieve a minimum “flatness and levelness” of FF50/FL35 with an overall rating of FF65/FL45. All floor joints subject to traffic (approximately 50% of the space) will be filled flush with semi-rigid epoxy. (NOTE: Developer/Contactor will provide Gordmans test results confirming FF/FL requirements have been met or exceeded.)

D.	Slab surface finish shall be steel troweled, to provide a hard, dense surface.

E.	Seal all warehouse floor slabs with “Ashford Formula” placed per the manufacturer’s recommendations.

F.	Office floor area shall be a minimum of 5” non-reinforced concrete slab. To be confirmed with soil engineer.

G.	Provide epoxy floor sealer at battery charger area.

4.4 STRUCTURE

A.	All structural steel, roof deck and miscellaneous steel shall be delivered factory primed “grey”.

B.	All metal deck shall be delivered factory primed “white”.

C.	Clear height to the joist underside of the roof structure (the lower of any beam, purlin, girder, joint or truss) and building services (such as roof drains) shall be 32 feet. (Note: No building component shall extend below 32’ AFF without Gordmans approval.)

D.	Final bracing locations to be determined by Gordmans.

E.	All field connections shall be bolted or welded as designed by the structural engineer.

F.	Ceiling Conveyor Support: Use 150 lbs. per lineal foot to reinforce for 3 conveyors per bay.

4.5 MISCELLANEOUS

A.	Developer/Contractor shall design for future warehouse expansion. Secondary framing, wind columns, etc. shall be designed for easy removal. Foundations and primary structural steel along “expansion wall” shall be designed to accommodate future loads.

B.	Developer/Contractor shall include full description of applicable codes, governing agencies, etc. on design drawings. Floor slab capacity and structural design loads shall be noted on the drawings.

END STRUCTURAL REQUIREMENTS

5.1 WAREHOUSE HVAC SYSTEM

A.	Design and Install the Warehouse HVAC System via package roof top units that can provide both heating and cooling.

1.	Heating Season Requirement: Maintain minimum 70 degrees F uniformly throughout warehouse interior with outside ambient conditions corresponding to ASHRAE 99% winter design dry-bulb temperature.

2.	Non-Heating Season Requirement: Maintain maximum 78 degrees F uniformly throughout warehouse interior with outside ambient conditions corresponding to ASHRAE 99% winter design dry-bulb temperature.

3.	The following criteria will be utilized to calculate the cooling load for the building. Based upon this criteria 525 tons of cooling has been included.

Building Envelope:

a.	530,000 sf of warehouse area

b.	Walls: R-12

c.	Roof: R-20

d.	Deck Height: 40’ max

Lighting Loads:

a.	(564) T5-6 lamp high bay fixtures

b.	(95) T5-8 lamp high bay fixtures

People Load:

a.	150 employees

Equipment Load

a.	493 KW or .93 watts per sq ft

2.	Include in the HVAC design an Energy Management System that will allow the owner to monitor and control all units from a single location.

B.	All outside air inlets are to be provided with storm proof louvers or hoods to preclude rain water from getting into the ductwork. Also, bird screens shall be provided.

C.	Provide flashed, insulated, weatherproof curbs for the installation of the roof mounted units and exhaust fans.

5.2 WAREHOUSE BATTERY CHARGING AREA VENTILATION

A.	Design, furnish and install a rooftop mounted exhaust fan above and to serve the depicted vehicle battery charging area. Both low level and high level exhaust ventilation shall be provided via ductwork installed horizontally and then vertically through the roof. It is anticipated that a minimum of (50) fork lift trucks will be used in this facility.

B.

C.	Developer/Contractor shall provide acid neutralization tank if required by code.

5.3 OFFICE HVAC SYSTEMS

OFFICE HVAC SYSTEMS IS INCLUDED IN OFFICE ALLOWANCE

A.	Design, furnish and install office heating/cooling/ventilation systems which will maintain the following conditions:

1.	During hottest summer day (ASHRAE 1%) with office area fully occupied and including 1-1/2 watts square feet process load plus lighting: maximum of 78 degrees F.

2.	During coldest winter day (ASHRAE 99%) with office unoccupied: 70 degrees F.

Note: Design conditions shall be as defined by the 1993 ASHRAE Handbook of Fundamentals, weather data table 1, chapter 24.

B.	The office HVAC design/installation shall provide for the ASHRAE required minimum of outside air flow rates (not less than 20 cfm/person).

C.	The break room shall be provided with its own dedicated packaged HVAC rooftop unit, in order to handle the high cooling loads during periods of near to full occupancy. Such unit shall be capable of handling the cooling load associated with as many as 100 people, as well as lighting & an internal process load identical to that specified for the main office area (1-1/2 watts per square foot)

D.	The telecommunications/computer room shall be equipped with its own independent HVAC rooftop unit (or split system), which shall have low ambient temperature capability. An economizer shall not be provided for this unit. The estimated telecommunications room miscellaneous electrical load is about 5 kW (networking hardware/pbx/ups/etc.).

E.	Office HVAC rooftop units shall be equipped with the below listed features:

1.	Multiple hermetic compressors

2.	Natural gas fuel/heat with FM Global approved

3.	Standard capacity cooling coil

4.	Airside economizer with associated controls & low leakage dampers

5.	30% efficient “throw-away” filter with access door

6.	Pressurization control with 50% exhaust fan

7.	Spring isolation of supply/return/exhaust fans

8.	Access doors to motors & belt

9.	Pre-fabricated, insulated weatherproof and flashed roof curbs.

10.	Smoke detection in ductwork in full accordance with applicable codes, which will shut down the unit upon detection of smoke and which can be monitored by addressable fire alarm system.

11.	Gas shut-off valve

F.	A sensor/thermostat shall be furnished/installed for each definable zone and installed at 5’ above the finished floor level. Such sensors/thermostats shall not be readily adjustable in the monitored/controlled space.

G.	Design, furnish and install for each toilet room a roof mounted centrifugal exhaust fan providing ventilation per code requirements and controlled by the respective toilet room lighting switches.

5.4 HVAC SYSTEMS TESTING AND BALANCING

A.	Test, adjust and balance all HVAC air handling units, fan, ductwork and terminal devices in accordance with the procedures outlined in ASHRAE 1991 HVAC System and Applications Handbook. HVAC equipment shall be completely installed, fully operational and in continuous operation, before performing the HVAC testing & balancing work. Test instruments of the type, precision and capacity, as recommended by ASHRAE shall be utilized in the performance of this work. Complete testing reports (including the identification and types of instruments used and their most recent calibration dates) shall be submitted to Gordmans. Report shall also include recommendations for correcting unsatisfactory HVAC System performances, if the system cannot be successfully balanced. Unsatisfactory HVAC performance shall be corrected by Developer/Contractor to Gordmans satisfaction.

5.5 FIRE PROTECTION SYSTEM

A.	Design, furnish and install a ceiling mounted wet sprinkler type fire protection system for both the warehouse and office areas, including proper connection of the facility fire protection system to the existing local public water supply. Such connection shall totally satisfy FM Global and local fire marshal mandates, as well as the local public water supply authority requirements.

B.	The entire sprinkler system and all sprinklers shall be hydraulically designed and installed in accordance with FM Global (FM) standards as well as in accordance with local fire authority requirements.

C.	Since an ESFR type sprinkler system is required/designed/installed for the warehouse area, it is anticipated that an approved electric fire booster pump and jockey pump is included.

D.	All of the fire protection sprinkler risers shall be equipped with water flow switches, tamper test drain valves and pressure gauges\

E.	All fire protection risers to have “Tee” connection for future use.

F.	An inspector test drain and valve shall be provided at the most remote location of each sprinkler fire zone.

G.	In landscaped areas, all exterior riser test drain outlets and inspector test drain outlets shall be equipped with concrete splash blocks, in order to prevent erosion.

H.	Fire protection sprinkler system design shall be based on water supply flow test data performed by FM Global. Reasonable losses from the location of the test and a 5 psi margin of safety shall be included in the design.

I.	All fire protection valves (OS&Y/PIV/etc.), sprinkler heads, fire booster pumps, jockey pumps, fire pump controllers, gauges, backflow preventer, and other major/minor components of the system shall be FMRC approved materials.

J.	Dry chemical type (10 lb. ABC) fire extinguishers shall be installed throughout the entire facility, spaced and otherwise in full accordance with code requirements. Fire extinguishers located within office areas shall be installed in semi-recessed or recessed attractive cabinets with transparent windows in the doors. Provide highly visible and approved markings on those warehouse building columns containing fire hoses and/or fire extinguishers, identifying clearly the existing of this firefighting equipment.

K.	Design, furnish and install the underground exterior fire main(s) such that fire hydrants are installed at 500 feet maximum spacing and in full accordance with FM Global requirements. Also, the fire main underground piping shall be installed; such it can be readily expanded in the future to accommodate the envisioned building expansion, should the building be expanded in the future.

L.	Design, furnish and install an exterior post indicator valve (PIV) for each building sprinkler riser (if required). Equip all of the PIV valves with tamper switches, as required in the electrical section of this specification.

M.	Fire protection system will have a minimum of (6) riser locations throughout building (final locations to be approved by Gordmans).

N.	Provide a FM200 fire protection for the computer room. Included in Office Allowance.

O.	We have included 20 based on the current layout.

5.6 PLUMBING AND PIPING

A.	General – Design, furnish and install all piping necessary to fulfill the facility needs, as defined by this criterion. All exposed interior piping (natural gas/domestic water/fire protection/compressed air/etc.) shall be clearly identified & labeled. All piping shall be tested for leaks and defects per code requirements. Leaks and other pipe defects shall be repaired, until no leaks or defects are present. Prepare and submit to Gordmans pipe test reports, indicating test results.

B.	Natural Gas Piping – Perform all required coordination (including connection to utility, meter size/location, pressure regulation, etc.) with the natural gas utility and extend natural gas piping underground from the utility natural gas main (or defined interface location) to the building. Natural gas shall be distributed to the various building heating units and to the domestic hot water heaters. Above ground piping shall be schedule 40 black steel pipe with welded joints. All required below ground piping shall be installed and otherwise in full accordance with the local natural gas utility’s standards. All valves shall be approved for natural gas service. Natural gas piping shall be sized to permit eventual expansion of the building to 200,000 square feet with construction similar to the original building.

C.	Potable/Domestic Water – Perform all required coordination (including connection to utility, water meter size/vault location, valving, pressure regulation, backflow preventer, etc.) with the water supply utility. It is anticipated that a water meter pit should be installed and located near the site curb line; and it should include the water meter, appropriate shut-off valves, reduced pressure backflow preventer and other necessary accessories. Above ground potable water lines shall be rigid type-L copper tubing and insulated (with external vapor barrier) to prevent condensation. Potable water shall be routed to all plumbing fixtures, hose bibs, emergency showers and eyewashes, vending machines and also as required to serve the designated scrubber dump and high pressure wash areas. Potable water piping shall be sized to provide uniform pressure (maximum 5 psi pressure drop) at full usage. All potable water piping shall be cleaned and disinfected per code requirements. Prepare and submit reports for the cleaning and disinfecting activities.

D.	Developer/Contractor to be responsible for all connection and tap fees associated with this facility.

E.	Plumbing Fixtures/Equipment – Furnish and install all fixtures shown on attached floor plan.

F.	Design, furnish and install the below listed plumbing fixtures/equipment at a minimum. The quantity and type shall be sufficient to fully comply with the minimum accessible standards of the ADA and fully satisfy all applicable codes. All fixtures shall have integral stops.

(Note: “Touch-Less” type controls will be required on all compatible plumbing fixtures.)

1.	Hot Water Heaters – Locate at each toilet area; shall be natural gas fired and of the 40 gallon quick recovery type, and supplemented with a circulation pump.

2.	Water Closets – Shall be of the vitreous china type, wall hung, equipped with flush-o-meter valve type, siphon jet action, 1.6 gallon flush, with carrier.

3.	Urinals – Shall be vitreous china washout type, wall hung, flush-o-meter valve type, 1.0 gallon flush, with carrier.

4.	Lavatories – Shall be vitreous china type, mounted in solid surface counter tops with dual handle faucet, grid drain and carrier.

5.	Water Coolers (Drinking Fountains) – Shall be wall hung with carrier; provide unit in main office area and a unit near each toilet area; must comply with ADA requirements.

6.	Wash Fountains – Shall be semi-circular type with 54” diameter stainless steel bowl; locate one unit at warehouse entrance to each toilet area.

7.	Mop Sinks – Provide mop sink equipped with both hot and cold water in each janitor’s closet.

8.	Exterior Hose Bibs – All exterior hose bibs shall be of the frost proof type and mounted on the perimeter wall of the building; provide at least one frost proof exterior hose bib at each dock area; provide at least two hose bibs for the main office area (two on each wall); also, provide at least (4) additional hose bibs located as directed by Gordmans.

9.	Interior Hose Bibs – Provide hose bib at the defined scrubber dump/high pressure steam wash area.

10.	Emergency Shower/Eye Wash: Provide emergency shower/eye wash unit adjacent to the depicted vehicle battery charging area.

11.	Sanitary Sewers – Design, furnish and install sanitary sewer system which shall collect drainage from all plumbing fixtures and drains. Sanitary sewer system shall be designed/installed in total accordance with all applicable codes. Provide a catch basin and sanitary drain in the floor at the defined scrubber dump area; such drain shall be designed in total accordance with local requirements and include separator/interceptor pits, if mandated. Slope 10’ square floor area to this drain. Also, provide floor drain to sanitary system at each vending machine area (Note: All floor drains to be self-priming).

END OF MECHANICAL REQUIREMENTS

6.1 GENERAL ELECTRICAL REQUIREMENTS

A.	Provide electrical/mechanical design and installation in total accordance with the latest edition of the NFPA National Electrical Code (NEC) and all applicable local codes, regulations, ordinances, restrictions and laws.

B.	All electrical equipment, devices and material shall be UL listed and correspondingly UL labeled for the application involved.

C.	All general electrical wiring shall be aluminum/copper with type THWN/THHN insulation per the NEC.

D.	All feeder and branch circuits shall be equipped with dedicated equipment grounding conductors sized and otherwise in full accordance with NEC requirements.

E.	Within 10’ of the finished floor in the warehouse and utility areas, all electrical wiring shall be installed in rigid galvanized conduit or IMC conduit.

F.	Horizontal runs of electrical cable trays and conduits installed within warehouse/utility areas shall generally be installed at building truss/bar joist level and at a height which is at or above the specified clear height of the building.

G.	All conduits passing through smoke or fire rated walls shall have the annular space between the conduit and the conduit opening sealed with approved fire-stopping material to provide the applicable fire rating. No MFL wall penetrations are permitted.

H.	Unless indicated otherwise, all branch circuit conduits in the warehouse area shall be installed overhead and be routed down columns, walls, etc. to serve equipment/devices. Conduit for circuits serving rooftop equipment shall be installed along interior of roof and shall be stubbed up through the roof directly at location of the served rooftop equipment. Conduits for circuits serving exterior wall mounted light fixtures and devices shall be routed along interior of wall and shall stub through the wall at served equipment/device locations. No conduits shall be exposed on the outside of exterior walls.

I.	Design, furnish and install site/building grounding system in total accordance with the latest edition of the NEC.

J.	All electrical equipment, devices and material shall be new, unless specified otherwise within this electrical criterion.

K.	Electrical design and installation shall emphasize the principle of full functionality, yet provide for an economical, cost effective, value oriented installation throughout.

L.	Electrical design and installation shall provide for adequate interrupting capacities and withstand ratings throughout. Also, full selective coordination (over current protective device nearest the fault shall open the circuit) shall be designed and installed into the electrical power distribution system.

6.2 ELECTRICAL POWER DISTRIBUTION

A.	Design, furnish and install (including total required coordination with local electrical utility) electrical utility service to the site/building. Minimum size of the electrical utility service shall be (2) 2,000 amp pad-mount type transformers furnished and installed by local electrical utility.

B.	The electrical utility supply and transformer and the main service entrance switchgear installation shall not be in a location that will interfere with potential future expansion of the warehouse building. Both the utility pad mount type transformer and the main service entrance switchgear shall be protected from physical damage (such as by properly spaced concrete filled bollards, highway guardrail, or other protective means). This electrical utility primary distribution feeder to the pad-mount transformer shall be via underground conduit, where on the site.

C.	Electrical supply/distribution voltage for the site & building shall be 480/277V, 3 phase, 4 wire, 60 hz (solidly grounded neutral).

D.	Design, furnish and install one 480/277V, 3 phase, 4 wire main service entrance switchboard, equipped at a minimum with the below listed features & accessories;

1.	Utility metering compartment (CT’s, PT’s, metering, etc.) – if applicable for this installation.

2.	Electronic/microprocessor based metering package (similar to Power Logic by Square D, or IQ Analyzer by Cutler-Hammer).

3.	Minimum amp rating of 2,000 amperes (at 480V, 3 phase, 4 wire) including service entrance conductors/conduit (2) locations.

4.	Electrically operated, insulated case type main circuit breaker rated at 2,000 amperes (minimum) and equipped with solid state, microprocessor based rip unit having adjustable long time, short time, instantaneous and ground fault tripping features – properly set in accordance with short circuit/withstand rating/selective coordination study (2) locations.

5.	480/277V electrical power distribution section(s) properly sized and equipped with appropriately sized circuit breakers and/or fused switches to serve the below listed facility electrical loads:

a.	warehouse HVAC distribution

b.	warehouse lighting distribution

c.	warehouse receptacle outlet distribution

d.	warehouse vending machines, drinking fountain water coolers, overhead door operators, dock locks, sump pumps, trash compactor, etc.

e.	provide (40) 30A electrical connection points for vehicle battery chargers.

f.	office power distribution (HVAC/lighting/receptacles/etc.)

g.	site electrical power distribution (lighting/receptacles/etc.)

6.	Provide a minimum of 25% spare space in the main service entrance switchboard, in order to accommodate the installation of future circuit breakers/switches.

7.	Design, furnish and install appropriately sized 480V, 3 phase electrical power supply for Gordmans furnished trash compactor (about 10 to 15 hp).

E.	Main Office Area Main office area included in the office allowance

1.	Open Office Area – Minimum 1 outlet for every 50 SF; coordinated with latest furniture layout.

2.	Receptionist Area – Minimum of two outlets

3.	Each Private Office – At least one (1) outlet per wall, and/or as required to adequately serve depicted work stations.

4.	Each Conference Room – At least one (1) outlet per wall plus at least one (1) flush floor mounted electrical box centered under the conference room table and equipped with two duplex electrical outlets and provisions for four (4) tele-data jacks.

5.	Each Office Toilet – At least one (1) outlet (GFCI type)

6.	Each Office Janitors Closet – At least one (1) outlet (GFCI type)

7.	Each Office Storage Room – At least one (1) outlet

8.	Each Entrance Hallway – At least four (4) outlets

9.	Each Office Entrance Vestibule – At least one (1) outlet (GFCI) type

10.	Lunch Room – At least six (12) outlets for vending machines (each on dedicated 20 amp circuit); also, at least one (1) additional outlet per wall and outlets as required above the cabinet backsplash (outlets near sink to be of the GFCI type); coordinate locations of all outlets with lunch room layout and Gordmans.

11.	Dock Doors – Provide (1) 110 outlet at every overhead door location.

12.	Telecommunications Room – Provide electrical power supply (frequently 208V, 1 ph, 60 amp rated) for Gordmans furnished/installed UPS system; also, if required provide and connect output branch circuit panel (frequently 100 amp rated, 120/240V, 1 ph, 3 wire) including breakers adjacent to and for UPS output; coordinate exact UPS input and output requirements very closely with Gordmans (and Lucent Technologies); provide at least 12 duplex outlets fed from UPS output panel to serve Gordmans telephone and network data equipment and one quadplex outlet (also from UPS output) for telephone “demark” equipment; all UPS outlets should be “red” in color; provide equipment ground for telephone company and at least one utility outlet (not UPS fed) for general maintenance.

13.	Provide 110v outlet on every other column of warehouse area.

F.	Exterior Area

1.	Each Exterior Dock Area – At least (1) outlet (weatherproof GFCI type)

2.	Exterior of Front of Main Office – At least two (2) outlets (weatherproof GFCI type)

3.	Exterior Roof – Have service outlets

G.	Warehouse Lighting

1.	Warehouse lighting voltage should generally be 277V. Design, furnish and install T5 fluorescent fixture with motion detectors at every fixture in the aisle ways. The fixtures required in the open areas will not have motion detectors. There are 659 fixtures included.

2.	Minimum average maintained illumination level within the various general warehouse areas shall be as listed below:

a.	General floor storage and aisles: 30 fc.

b.	Rack storage (aisles): 30 fc (see rack aisle lighting article below).

c.	General receiving/sortation/quality area: 40 fc.

d.	General shipping and packing area: 40 fc.

e.	Packaging and packaging/sortation area: 40 fc.

f.	Vehicle battery charge and maintenance area: 60 fc.

g.	Provide 8’ Flo Lighting on all levels of tunnel racking. No tunnel racking identified on layout and lighting is not included.

3.	Equip per code the warehouse light fixtures with auxiliary tungsten halogen/quartz lamps for instant illumination at generator start-up or upon restoration of electrical power following a utility power interruption. Such light fixtures should generally be evenly spaced throughout the warehouse area and installed above the main travel aisles per Gordmans floor plan.

4.	Design, furnish and install ceiling mounted, recessed fluorescent lighting equipped with plastic lenses within the warehouse toilet and janitors closet rooms. Average minimum maintained illumination levels shall be about 25 fc.

5.	Design, furnish and install at each dock (leveler) a dock light to provide interior illumination of enclosed highway trailers.

6.	Design, furnish and install an energy efficient LED type exit light fixture for each designated warehouse/building exit (and route thereto) in full accordance with NFPA Life-Safety Code and all applicable local codes. A generator has not been included.

7.	Design, furnish and install an adequate quantity of industrial type emergency light fixtures in the warehouse/utility areas, in order to provide sufficient illumination (in the event of a power outage) to allow safe and quick egress from the building and to fully satisfy NFPA Life-Safety Code, as well as all local codes/laws. Emergency light fixtures shall maintain illumination for a minimum of two minutes following reinstatement of utility power, in order to provide lighting during re-strike of the warehouse HID type light fixtures.

8.	Design, furnish and install light control (switching) system which is readily accessible and commensurate with lighting requirements. Main warehouse lighting control shall be located adjacent to the main warehouse employee entrance. Also, the warehouse lighting shall be controlled in zones, basically in accordance with the major areas shown on the planning layout (receiving/shipping/rack storage/floor storage/bin area/packaging/etc.)

9.	Design, furnish and install all warehouse light fixtures, such that the bottoms of the light fixtures are flush with (or slightly above) the bottom chords of the building trusses; or at a minimum, even with (or above) the designated clear height of 32 ft.

H.	Office Lighting Included in Allowance

1.	Office/break room lighting voltage should generally be 277V.

2.	Office light fixtures, lamps, ballasts, etc. shall be of the energy efficient type (electronic ballasts and T8 lamps typical) and shall comply with all applicable Federal energy conservation standards (EPACT).

3.	Design, furnish and install low glare type ceiling mounted, recessed fluorescent light fixtures within the open office areas, including receptionist area, private offices, conference rooms and the telecommunications room. Light fixtures shall be of the deep cell parabolic type (such as Lithonia Optimax, Metalux, Day-Brite Ultra, etc.) with sharp cut-off features (in order to eliminate reflected glare from CRT/VDT screens). The average minimum maintained illumination level in the main office area shall be 70 to 80 fc at the work place.

4.	Each office conference room shall be equipped with at least four (4) incandescent down lighters connected to dimming controllers located at the speaker end of the room. Also, in each office conference room the fluorescent light fixtures located at the speaker end of the room shall be capable of being switched separately from the rest of the fluorescent light fixtures in the room.

5.	Design, furnish and install an energy efficient LED type exit light fixture (wired to generator) for each designated office/building exit (and route thereto) in full accordance with NFPA Life-Safety code and all local codes.

6.	Design, furnish and install an adequate quantity of aesthetic office type emergency light fixtures (wired to generator) in the office are, in order to provide sufficient illumination (in the event of a power outage) to allow safe and quick egress from the building and to fully satisfy NFPA Life-Safety Code, as well as all local codes/laws.

7.	Design, furnish and install light control (switching) which is readily accessible and commensurate with lighting requirements – each room should be provided with light switch and large rooms with multiple entrances/exits with three or four-way switching.

I.	Site Lighting

1.	Design, furnish and install metal halide (MH) independent pole lighting for the parking lot, site roadways, truck trailer storage and depressed dock areas. Average minimum maintained illumination level for these areas shall be a minimum average of 0.5 and shall be in accordance with the local ordinance.

2.	Provide minimal MH exterior building perimeter illumination (where not already illuminated by the parking lot, site roadway or trailer parking lighting) for security purposes. Such lighting should be of the wall-mounted type and is especially needed over dock doors, drive-thru overhead doors and pedestrian doors.

3.	Provide minimal façade lighting to high-lite the exterior architectural features of the main office frontage. Also, provide ground mounted “flood” lighting to emphasize the flags on the flag poles and the Gordmans sign located at the main vehicle entrance to the facility.

4.	Exterior lighting shall be automatically controlled photo electrically in combination with pre-programmed time clock control (time of day/week/etc.) and with the capacity for manual override.

5.	Light poles will have a 110 power hook-up and spare conduit for security camera installation.

J.	Fire/Emergency Evacuation Systems

1.	Developer/Contractor will furnish and install the following:

a.	Fire protection sprinkler system riser water flow sensors.

b.	Exterior post indicator valve (PIV) tamper switches (including underground wiring and conduit).

c.	OS&Y valve tamper switches.

d.	Fire booster pump “running” and “trouble” contacts (if fire booster pump installation is required).

e.	Fire booster pump room “low temperature” contacts (if fire booster pump installation is required).

f.	Fire protection water storage tank “low level” contacts (if fire protection water storage tank is constructed).

K.	Security System:

1.	Gordmans will reserve the right to receive bids for security system and assign contract to Developer/Contractor for execution of work.

L.	Miscellaneous Systems

1.	Coordinate with Gordmans Telecommunications personnel and local telephone utility regarding the installation of telephone utility service (voice and data) to the site/building. Minimum number of external utility telephone lines run to the sit shall be 100 pair.

2.	Design, furnish and install at least three (3) 4” underground conduits located to contain the off-site telephone utility cabling into the facility “demark” point (usually the telecommunications room – opposite end of room from main entrance door). Such conduits shall be extended from the telephone “demark” location to the site property line, or otherwise as dictated by Gordmans and/or the local telephone utility.

3.	Design, furnish and install necessary empty conduits (minimum 1” in size for each tel/data outlet) and empty flush mounted wall tel/data outlet boxes for at least 25 tel/data outlets within the main office area. Exact locations shall be coordinated with the latest office planning furniture layouts and with Gordmans.

Typically Gordmans employs furniture equipped with wireway channels for tele-data; therefore, electrical design/installation should provide for this type of interface – again each tele-data outlet will require equivalent of 1” conduit for tele-data cabling (4 x 4 pair UTP at each outlet). Tel/data service to those workstations located in the center of the open office area may require the design/installation of appropriately sized under floor duct and/or underground conduits. Such raceways shall be included in the design/build construction, as the installation dictates and coordinated with the 120V receptacle outlet design/construction. Included in Allowance

4.	Design, furnish and install at least (40) empty 1” conduit drops (from building truss level) equipped at bottom termination with empty tele-data outlet boxes (about 4’ AFF) in the warehouse area. Gordmans will advise regarding the exact locations of these tele-data conduit drops. We have included an allowance of $150 for each run.

END OF ELECTRICAL REQUIREMENTS

EXHIBIT C-1

Front Design

C-1-1

C-1-2

EXHIBIT C-2

Elevations

C-2-1

EXTERIOR COLOR SCHEDULE

ITEM	MFG.	COLOR
[illegible]		
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	*	[illegible]
[illegible]	*	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]

West Elevation   Scale: 1" = 40'-0"   24" x 36" typical

East Elevation   Scale: 1" = 20'-0"

South Elevation   Scale: 1" = 40'-0"

North Elevation   Scale: 1" = 40'-0"

Gordmans Distribution Center 70 WEST - HENDRICKS COUNTY, INDIANA

27 DECEMBER 2012

Preliminary Plan Approval

by: ____________________

date: ____________________

A12581-Y

C-2-2

EXHIBIT D

COMMENCEMENT AGREEMENT

THIS COMMENCEMENT AGREEMENT (“Agreement”) dated as of                     , 201    , by and between AMBROSE MONROVIA, LLC, an Indiana limited liability company (“Landlord”), and GORDMANS DISTRIBUTION COMPANY, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. By that certain Build to Suit Distribution Center Lease Agreement dated as                     , 20         (the “Lease”), between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord the Premises, subject to the conditions and limitations therein contained.

B. Section 3.3 of the Lease provides that, upon determination of the Rent Commencement Date, Landlord and Tenant shall execute an agreement which shall set forth, among other things, the Delivery Date, the actual Rent Commencement Date, the Expiration Date, the Floor Area of the Premises, the amounts of Base Rent payable by Tenant during the Term and each Option Period and the date by which Tenant must give notice to Landlord to exercise each Option Period.

C. The Rent Commencement Date has been determined and, accordingly, the parties desire to enter into this Agreement pursuant to Section 3.3.

D. Unless otherwise provided herein, all capitalized words and terms in this Agreement shall have the same meanings ascribed to such words and terms as in the Lease.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Delivery Date was                     , 20        .

2. The Rent Commencement Date is                    , 20        .

3. The Expiration Date is                     , 20        , unless the Lease is sooner terminated in accordance with the terms thereof or unless Tenant has exercised any of its Option Periods as provided in the Lease.

4. The Floor Area of the Premises is                     square feet.

5. Tenant shall exercise its right to the first Option Term, if at all, before                     , 20        , subject to the conditions and limitations set forth in Section 3.2 of the Lease.

6. Tenant shall exercise its right to the second Option Term, if at all, before                    , 20        , subject to the conditions and limitations set forth in Section 3.2 of the Lease.

7. Tenant shall exercise its right to the third Option Term, if at all, before                    , 20        , subject to the conditions and limitations set forth in Section 3.2 of the Lease.

8. Base Rent under the Lease shall be as follows:

Lease Period (Months)	Annual Rent PSF of Floor Area	Monthly Base Rent
1-8	$0.00	$0.00
9-68	$3.31	$150,331.93
69-128	$3.39	$153,965.33
129-182	$3.51	$159,415.43

1st Option Period, Months 183-242

2nd Option Period, Months 243-302

3rd Option Period, Months 303-362

Rent during the Option Period shall be determined based on 90% of Fair Market Rent, all as set forth more specifically in Section 3.2(b) of the Lease.

Rent is subject to adjustment in accordance with the Lease

9. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

LANDLORD:	TENANT:

AMBROSE MONROVIA, LLC	GORDMANS DISTRIBUTION COMPANY, INC.

BY:	BY:
NAME:	NAME:
ITS:	ITS:

EXHIBIT E

COLLATERAL ACCESS AGREEMENT

THIS COLLATERAL ACCESS AGREEMENT (this “Agreement”), executed and delivered as of this                    day of                    , 20        , by and among AMBROSE MONROVIA, LLC, an Indiana limited liability company (“Landlord”), GORDMANS DISTRIBUTION COMPANY, INC., a Kansas corporation (“Tenant”), and                     , a                     (“Lender”).

W I T N E S S E T H :

A. Lender, Tenant and other related parties are entering, and may from time to time hereafter enter, into various agreements, instruments and documents (collectively, the “Financing Agreements”) providing for Lender to make or cause to be made certain financial accommodations for the benefit of Tenant.

B. To secure payment and performance of all of Tenant’s obligations and liabilities to Lender under the Financing Agreements, Lender has required that Tenant grant to Lender a security interest in all of Tenant’s existing and hereafter acquired property, including, without limitation, cash, cash equivalents, goods, inventory, machinery, equipment, and furniture and trade fixtures (such as equipment bolted to floors), together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems [and the property described on Exhibit A attached hereto)] (collectively, such property, other than the excluded building fixtures, the “Collateral”).

C. All or some of the Collateral is now or from time to time hereafter may be located at                      (the “Premises”), which Premises are legally described on Exhibit B hereto, and which Premises are owned and leased by Landlord to Tenant pursuant to that certain Build To Suit Distribution Center Lease Agreement dated             , 201     (together with any and all renewals, extensions, amendments, modifications, substitution and replacements thereof, the “Lease”).

D. As a condition precedent to making loans or advances under the Financing Agreements, Lender has required Landlord to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord and Lender hereby covenant and agree with Tenant as follows:

Section 1. Default Under the Lease. Landlord agrees to provide Lender with written notice of any default by Tenant under the Lease at the same time as it sends such notice to Tenant. No obligation of Landlord to provide notice under this paragraph in any way limits Landlord’s rights, powers or remedies with regard to Tenant under the Lease.

Section 2. Personal Property. Landlord agrees that the Collateral is and shall remain personal property, notwithstanding the manner or mode of the attachment of any item of Collateral to the Premises, and is not, and shall not become, or be deemed to be, fixtures.

Section 3. Right of Access. Prior to the beginning of the Disposition Period (hereinafter defined), Landlord will permit Lender reasonable access to the Premises, from time to time, in order to exercise Lender’s rights with respect to the Collateral and to permit Lender to remove the Collateral from the Premises. If Landlord takes possession of the Premises for any reason, including because of termination of the Lease, Landlord will give Lender notice of same and will permit the Collateral to remain on the Premises for a period not to exceed sixty (60) days (the “Disposition Period”) after the date that Lender receives written notice from Landlord that Landlord has taken possession of the Premises, provided Lender pays Rent (as defined in the Lease) expenses set forth in the Lease on a per diem basis for the period of time the Collateral remains on the Premises. Landlord, without cost or expense to Landlord, (a) will cooperate with Lender in its efforts to assemble all of the Collateral located on the Premises, (b) will permit Lender to remove the Collateral from the Premises and (c) will not hinder Lender’s actions in enforcing its security interest in the Collateral. If Lender fails to remove the Collateral by the end of the Disposition Period, the Collateral shall be deemed abandoned by Lender, and Landlord shall be entitled, though not obligated, to dispose of the Collateral in any manner it sees fit with no compensation or liability whatsoever to Tenant or Lender.

Section 4. Repairs and Loss. Lender shall promptly repair or shall reimburse Landlord for the cost of any repair of any physical injury to the Premises caused by Lender’s removal of the Collateral, and Lender shall indemnify, defend and hold Landlord harmless from and against any loss, damage, cost, claim, liability or expense, including attorneys’ fees, suffered by Landlord arising from Lender’s acts or omissions with respect to the Premises during its occupancy thereof (but not claims of third parties or claims arising out of acts or omissions of Landlord). Lender shall not be liable for any diminution in value of the Premises caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral or the occupancy of such Premises by Lender or its agents or designees. Under no circumstances shall Lender be liable for any past-due Rent owing by Tenant to Landlord.

Section 5. Subordination. Landlord subordinates to the rights of Lender each and every right which Landlord now has under the laws of the state in which the Premises are located, or by virtue of the Lease, or by virtue of Tenant’s occupation of the Premises, to levy or distrain upon, for Rent, in arrears, in advance or both, or for any monetary obligation arising by reason of default under the Lease, or to claim or assert any lien, security interest, right, claim or title to any or all of the Collateral, which now or hereafter may be, or may be installed, on said Premises. Lender and Landlord hereby agree that the provisions of this Section 5 are made in favor, and shall inure to the benefit, of only Lender and to no other persons.

Section 6. Continued Effectiveness. Lender may, without affecting the validity of this Agreement, extend, amend or in any way modify the terms of the Financing Agreements. This Agreement shall continue in force until all of Tenant’s obligations and liabilities to Lender are paid and satisfied in full and all obligations of Lender under the Financing Agreements have been terminated. Lender shall provide notice to Landlord of the release of Tenant from all obligations under the Financing Agreements. This Agreement shall be binding upon and shall inure to the benefit of Landlord and its respective administrators, successors, transferees or assignees.

Section 7. Notices. All notices given under this Agreement shall be sent either by U.S. mail, postage prepaid, certified, return receipt requested, or by Federal Express or other overnight courier service, to the following address:

If to Lender:

Attention:

If to Landlord:	Ambrose Monrovia, LLC Circle Tower 55 Monument Circle, Suite 450 Indianapolis, IN 46204 Attention: Aasif M. Bade, Manager

With a copy to:	Harry F. Todd, Esq. Wallack Somers & Haas, P.C. One Indiana Square, Suite 2300 Indianapolis, IN 46204

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year specified at the beginning hereof.

LANDLORD:

AMROSE MONROVIA, LLC

By
Name
Title

LENDER:

, a

By
Name
Title

TENANT:

GORDMANS DISTRIBUTION COMPANY, INC., a Kansas corporation

By
Name:
Title

EXHIBIT A

List of Additional Property, Equipment and Fixtures

[TBS]

EXHIBIT B

Legal Description of Premises

LAND DESCRIPTION – GORDMANS DISTRIBUTION CENTER

Prepared by Beam, Longest, and Neff, LLC 12-14-2012

A part of the Southeast Quarter and a part of the Southwest Quarter of Section 26, Township 14 North, Range 1 West, Liberty Township, Hendricks County, Indiana; also being a part of the lands now or formerly owned by KS Hendricks Partners, LLC as recorded in Instrument Number 200700017478 in the Office of the Recorder of Hendricks County, Indiana; more particularly described as follows:

Commencing at a rebar found at the southeast corner of the Southeast Quarter of Section 26, Township 14 North, Range 1 West, said corner also being in the pavement of County Road 1000 South; thence South 89 degrees 39 minutes 47 seconds West, along the south line of said quarter section and along said road, a distance of 173.06 feet to the Point of Beginning of this description: thence continuing South 89 degrees 39 minutes 47 seconds West, along said south line and said road, a distance of 2358.46 feet to the southeast corner of the property conveyed to William Thompson and Dixie A. Thompson as recorded in Instrument Number 9700016659 in the Office of the Recorder of Hendricks County, Indiana; thence North 0 degrees 50 minutes 04 seconds West, along the east line of said Thompson property and the east line of the property conveyed to William M. Thompson and Dixie A. Thompson as recorded in Instrument Number 199900025455 in the Office of the Recorder of Hendricks County, Indiana, a distance of 750.00 feet to the northeast corner of said Thompson property; thence South 89 degrees 43 minutes 29 seconds West, along the north line of said Thompson property, a distance of 550.00 feet to the northwest corner of said Thompson property, said corner also being the east line of Lot Number 2 of Christie Acres, as recorded in Plat Cabinet 4, Slide 200, pages 1A and 1B in the Office of the Recorder of Hendricks County, Indiana ; thence North 0 degrees 25 minutes 16 seconds West, along said east line of said Lot 2, a distance of 597.87 feet to the centerline of the proposed Innovation Boulevard extension; thence along said centerline of Innovation Boulevard extension and along a non-tangent curve concave to the southwest, an arc distance of 86.87 feet with a radius of 200.10 feet subtended by a chord bearing of South 76 degrees 02 minutes 05 seconds East and a chord length of 86.19 feet to the point of tangency; thence South 63 degrees 35 minutes 35 seconds East, along said centerline, a distance of 188.82 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 92.12 feet with a radius of 200.00 feet subtended by a chord bearing of South 76 degrees 47 minutes 18 seconds East and a chord length of 91.31 feet to the point of tangency; thence South 89 degrees 59 minutes 02 seconds East, along said centerline, a distance of 1,725.51 feet to the point of curvature of a curve concave to the southwest; thence along said curve an arc distance of 117.37 feet with a radius of 249.99 feet subtended by a chord bearing of South 76 degrees 32 minutes 02 seconds East and chord length of 116 ..30 feet to the point of tangency; thence South 63 degrees 05 minutes 02 seconds East, along said centerline, a distance of 269.69 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 142.46 feet with a radius of 300.00 feet subtended by a chord bearing of South 76 degrees 41 minutes 17 seconds East and a chord length of 141.13 feet to the point of tangency; thence North 89 degrees 42 minutes 28 seconds East, along said centerline, a distance of 78.96 feet; thence leaving said centerline South 7 degrees 24 minutes 03 seconds East a distance of 677.72 feet; thence South 29 degrees 32 minutes 34 seconds East a distance of 404.38 feet to the point of beginning; containing 65.165 acres, more or less, subject to rights-of-way and easements of record.

EXHIBIT F

Form of SNDA

(See next page)

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is dated as of                          by and among                         , its successors and/or assigns, (“Lender”), GORDMANS DISTRIBUTION COMPANY, INC. a Kansas corporation, (“Tenant”) and Ambrose Monrovia, LLC, an Indiana limited liability company (“Landlord”).

W I T N E S S E T H:

WHEREAS, Landlord is or is about to become the owner of the property legally described on Exhibit “A” attached hereto (the “Property”);

WHEREAS, Landlord has leased a portion of the Property to Tenant (the “Premises”) pursuant to a lease dated                         , and all amendments, supplements and additions thereto (the “Lease”);

WHEREAS, Lender has agreed to make a loan (the “Loan”) to Landlord, evidenced or to be evidenced by a promissory note (the “Note”) made by Landlord to the order of Lender, repayment of which is to be secured by a Mortgage (or Deed of Trust, as applicable) and/or Security Agreement, Assignment of Leases and Rents and Fixture Financing (the “Mortgage”) on the Property;

WHEREAS, as a condition precedent to Lender’s disbursement of the Loan proceeds, Lender has required that Tenant subordinate the Lease and Tenant’s interest in the Premises in all respects to the lien of the Mortgage; and

WHEREAS, in return, Lender is agreeable to not disturbing the Tenant’s possession of the Property.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements which follow, Lender, Tenant and Landlord agree as follows:

1. Subordination. Tenant agrees that the Lease, terms, covenants and provisions thereof including all of the rights of Tenant in, to or under the Lease, are, and shall at all times continue to be, subject to and subordinate in all respects to the lien of the Mortgage and to all renewals, modifications, supplements, replacements and extensions thereof, and to the rights and interests of the holder of the Mortgage, as fully and with the same force and effect as if the Mortgage had been executed, delivered and recorded, and the indebtedness secured thereby had been fully disbursed prior to the execution and delivery of the Lease or possession of the Property by Tenant, or its predecessors in interest.

2. Nondisturbance. So long as Tenant is not in default under the Lease after notice and beyond any period given Tenant to cure such default, Lender agrees that Tenant’s possession of the Property and its other rights and privileges under the Lease or any extensions or renewals thereof, shall not be diminished, disturbed or interfered with by Lender, and if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage and/or the sale of the Property, Tenant shall not be named as a party defendant therein unless required by law or if the

Tenant fails to comply with the terms of this Section. Should Lender become the owner of the Property, or should the Property be sold by reason of foreclosure, or other proceedings brought to enforce the Mortgage, or should the Property be transferred by deed in lieu of foreclosure, or should any portion of the Property be sold under a trustee’s sale, the Lease will continue in full force and effect as a direct lease between the Lender and/or the succeeding owner of the Premises, as the case may be (Lender and each such succeeding owner being hereinafter referred to as “Purchaser”), and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease for the balance of its term as it may be extended, and Lender, or any successor owner of the Premises, will be bound by all of the terms of the Lease. Lender agrees that so long as the Lease is in full force and effect, no proper exercise by Tenant of its rights under the Lease shall constitute a default under the Mortgage.

3. Attornment. Tenant agrees that the institution of any action or other proceedings by Lender under the Mortgage in order to realize upon Landlord’s interest in the Property shall not result in the cancellation or termination of the Lease or Tenant’s obligations thereunder. If Lender or any subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Mortgage shall become the owner of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure or otherwise: (a) the Lease shall not be terminated, or otherwise affected thereby except as specified herein; (b) Tenant shall attorn to Purchaser and recognize Purchaser as its landlord under the Lease for the unexpired term of the Lease, subject to Tenant’s right of quiet enjoyment under the Lease and all other terms and conditions thereof, said attornment to be effective and self-operative immediately upon Lender succeeding to the interest of the Landlord under the Lease without the execution of any further instruments on the part of any of the parties hereto; and (c) Tenant shall be bound to Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefore in the Lease, with the same force and effect as if Purchaser were the landlord under the Lease; provided, however, that Tenant shall be under no obligation to pay rent to Purchaser until Tenant receives written notice from Purchaser that it has succeeded to the interest of Landlord under the Lease. Tenant shall have the right to rely upon the notice from Lender or any Purchaser and shall pay such rents and other amounts to Lender or any Purchaser without any obligation to determine the actual existence of the right of Lender or any Purchaser to receive such rents and other amounts. Landlord shall have no right or claim against Tenant for any such rents and other amounts so paid by Tenant to Lender or any Purchaser and Landlord waives and releases Tenant from any such claims. Landlord and Lender agree that Tenant shall be credited under the Lease for any payments sent to Lender pursuant to such written notice. In the event that Tenant makes such payment(s) to Lender as provided for in this Section, Landlord agrees not to commence any action at law or in equity against Tenant to recover: (x) the proceeds of said payment(s); or (y) possession of the Premises except pursuant to the exercise of any rights under the Lease. The respective rights and obligations of Tenant and Lender upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now set forth therein.

4. Purchaser Not Bound By Certain Acts of Landlord. If Purchaser shall succeed to the interest of Landlord under the Lease, Purchaser shall have the same rights and obligation under the Lease as Landlord, and Tenant shall have the same rights and remedies under the

Lease against Purchaser as existed against Landlord, provided, however Purchaser shall not be: (a) subject to any credits, claims or offsets under the Lease or against any prior landlord (including Landlord) which arose or existed prior to the time Purchaser obtains possession of the Property, except for credits, claims and offsets arising under the Lease with respect to costs and expenses incurred by Tenant after Tenant has notified Lender and given Lender an opportunity to cure as provided in this Agreement, and/or offsets arising from (i) a reconciliation or year-end adjustment of an estimated rental or other charge under the Lease or (ii) an audit of Landlord’s business records as provided in the Lease; (b) bound by any Base Rent paid more than thirty (30) days in advance; (c) liable for the return of any security deposit paid to any prior landlord, including Landlord, unless Purchaser has actually received the same; or (d) bound by any amendment or modification of the Lease that reduces Base Rent or Additional Rent or shortens the term of the Lease (other than as expressly contemplated by the Lease, such as, for example, a rent reduction upon partial condemnation of the Premises) made without Lender’s prior written consent; provided, however, that Lender agrees not to unreasonably withhold or delay its consent to any proposed amendment or modification which does not materially and adversely affect Lender’s security. Provided, however, that nothing herein shall excuse Lender or Purchaser from liability or responsibility for, or limit any right or remedy of Tenant with respect to, any breach or default which continues from and after the date when Lender or such Purchaser obtains title to or takes possession or control of the Premise, nor shall anything herein contained limit Tenant’s claims against Landlord personally.

5. Right To Cure Landlord’s Default. Notwithstanding any provisions of the Lease to the contrary, no right to terminate the Lease may be exercised by Tenant unless Lender shall have first received notice of the default giving rise to such termination and shall have failed to cure such default within thirty (30) days after receipt thereof or if such default is of a nature that it cannot reasonably be cured within such thirty (30) days, then Lender shall have such additional time to cure such default, not to exceed ninety (90) days, so long as Lender commences such cure within such thirty (30) days and thereafter diligently pursues the same to completion. Nothing in this Agreement obligates Lender to perform any covenant made by Borrower as Landlord in the Lease unless and until Lender obtains title to the Premises as Purchaser or takes possession of the Premises in accordance with the terms of the Mortgage. In addition to Lender’s cure rights above, Lender shall have the right (but not the obligation) to cure any other default by Landlord under the Lease within the applicable cure period available to Landlord as currently set forth in the Lease and Tenant shall not exercise any remedies with respect to any such default until expiration of such cure period unless waived by Landlord and Lender.

6. Notice of Landlord Default. Each of Lender and Tenant shall give to the other, in same method given to Landlord, a copy of any notice of default served upon the Landlord under the Mortgage or the Lease, respectively, at the address set forth herein.

7. Assignment of Lease. Tenant acknowledges that Landlord is assigning the Lease and rents thereunder to Lender as security for the Note given by Landlord to Lender. Tenant agrees that upon receipt of a written notice from Lender, it will thereafter pay to Lender directly all rent and other amounts due or to become due from time to time under the Lease. Tenant shall have the right to rely upon the notice from Lender and shall pay such rents and other amounts to Lender without any obligation to determine the actual existence of the right of Lender to receive such rents and other amounts. Landlord shall have no right or claim against Tenant for any such rents and other amounts so paid by Tenant to Lender and Landlord waives and releases Tenant from any such claims. Landlord and Lender agree that Tenant shall be credited under the Lease for any payments sent to Lender pursuant to such written notice. In the event that Tenant makes such payment(s) to Lender as provided for in this Section, Landlord agrees not to commence any action at law or in equity against Tenant to recover: (a) the proceeds of said payment(s); or (b) possession of the Premises.

8. Casualty and Condemnation. Lender agrees that so long as the Lease is in full force and effect, if the Premises shall be damaged or destroyed by fire or other casualty, or taken by condemnation, and such event does not result in the termination of the Lease by Landlord or Tenant pursuant to any right reserved therein by either such party, then notwithstanding any contrary provision contained in the Mortgage, the proceeds of insurance, or condemnation award, will be made available for the purpose of repairing and restoring the Premises, as the case may be, in accordance with the Lease. Lender may, however, impose reasonable conditions on the time and manner of the disbursement of the insurance proceeds or condemnation awards, so long as such conditions do not result in any unreasonable delays in the timing of the commencement or completion of any repairs or restoration as required under the Lease.

9. Notices. All notices or other communications required or permitted to be given by this Agreement shall be in writing and shall be personally delivered, sent registered or certified mail, postage prepaid, or sent by a nationally recognized courier service that issues a receipt, to the other party at the address in this Section or to such other address as may be designated by notice to the other party and shall be deemed given upon the earlier of personal delivery, the date postmarked, delivery to such courier or the refusal to accept such service:

Lender:

Attn:

Attn:

Tenant:	Gordmans Distribution Company, Inc. 12100 West Center Road Omaha, NE 68144 Attn: President/CEO, Vice President of Stores & Chief Financial Officer

With a copy to: Joyce A. Dixon, Esq. Kutak Rock LLP 1650 Farnam Street Omaha, NE 68102

Landlord:	Ambrose Monrovia, LLC Circle Tower 55 Monument Circle, Suite 450 Indianapolis, IN 46204 Attn: Aasif M. Bade, Manager

With a copy to: Harry F. Todd, Esq. Wallack Somers & Haas, P.C. One Indiana Square, Suite 2300 Indianapolis, IN 46204

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of Lender, Tenant and Landlord and any person or entity that takes title to the Property by virtue of a foreclosure sale or otherwise. This Agreement shall not modify or in any way limit Landlord’s obligations under the Lease.

11. Amendment. This Agreement may be amended only by a written agreement signed by Lender, Landlord and Tenant.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

13. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties agree that facsimile executed copies of this Agreement shall be binding; provided, however, that original copies of this Agreement shall be circulated and signed by Tenant, Landlord and Lender as soon as practicable after closing of the Loan.

14. Tenant Financing. To the extent permitted under the Lease, Tenant shall have the right from time to time during the term of the Lease and without Landlord’s or Lender’s further approval written or otherwise, to collaterally assign or to grant and assign a mortgage or other security interest in Tenant’s interest in the Lease and all Tenant’s property to Tenant’s lenders in connection with Tenant’s financing arrangements. Lender agrees to execute such confirmation certificates and other documents as Tenant’s lenders may reasonably request in connection with any such financing provided the same are in a form acceptable to Lender. Nothing in this Section 14 will require either Lender or Landlord to agree to the subordination of its rights or to grant any cure rights or other leasehold mortgagee protection rights to any leasehold mortgagee.

15. Tenant’s Purchase Option. The lien of the Mortgage shall unconditionally be and remain at all times a lien on the Property prior and superior to any existing or future option or right of first refusal of Tenant to purchase the Property or any portion thereof. In the event of any transfer of Landlord’s interest in the Property by foreclosure or other action or proceeding for the enforcement of the Mortgage or by deed in lieu thereof, Tenant specifically waives any right, whether arising out of the Lease or otherwise, to exercise any purchase option or right of first refusal which remains unexercised at the time of such transfer.

16. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the subject matter contained herein and supersedes all prior or contemporaneous written or oral agreements and negotiations between the parties.

17. Condition. The effective date of this Agreement will be the date of execution by the last party to sign this Agreement provided an executed copy of this Agreement is thereafter delivered to all other parties to this Agreement. In the event this Agreement is not fully executed by all parties hereto within 45 days of the earliest date of execution by any party hereto as shown below, this Agreement will self-operatively become null and void.

(Signature page is next.)

IN WITNESS WHEREOF, Lender has duly executed this Agreement as of the date shown below.

LENDER:

By:

Name:

Title:

Date of execution: , 20

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me, a Notary Public, this              day of                 , 2013, by                         , in the capacity of                                 , on behalf of said entity.

Notary Public

IN WITNESS WHEREOF, Tenant has duly executed this Agreement as of the date shown below.

TENANT:

GORDMANS DISTRIBUTION COMPANY, INC.

By:

Name:

Title:

Date of execution: , 20

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me, a Notary Public, this              day of                 , 20                 , by                         , in the capacity of                          of Gordmans Distribution Company, Inc., on behalf of said entity.

Notary Public

IN WITNESS WHEREOF, Landlord has duly executed this Agreement as of the date shown below.

LANDLORD:

AMBROSE MONROVIA, LLC

By:

Name:

Title:

Date of execution: , 20

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me, a Notary Public this              day of                 , 20        , by                         , in the capacity of                          of Ambrose Monrovia, LLC, an Indiana limited liability company, on behalf of said entity.

Notary Public

EXHIBIT A

Legal Description of the Property

LAND DESCRIPTION – GORDMANS DISTRIBUTION CENTER

Prepared by Beam, Longest, and Neff, LLC 12-14-2012

A part of the Southeast Quarter and a part of the Southwest Quarter of Section 26, Township 14 North, Range 1 West, Liberty Township, Hendricks County, Indiana; also being a part of the lands now or formerly owned by KS Hendricks Partners, LLC as recorded in Instrument Number 200700017478 in the Office of the Recorder of Hendricks County, Indiana; more particularly described as follows:

Commencing at a rebar found at the southeast corner of the Southeast Quarter of Section 26, Township 14 North, Range 1 West, said corner also being in the pavement of County Road 1000 South; thence South 89 degrees 39 minutes 47 seconds West, along the south line of said quarter section and along said road, a distance of 173.06 feet to the Point of Beginning of this description: thence continuing South 89 degrees 39 minutes 47 seconds West, along said south line and said road, a distance of 2358.46 feet to the southeast corner of the property conveyed to William Thompson and Dixie A. Thompson as recorded in Instrument Number 9700016659 in the Office of the Recorder of Hendricks County, Indiana; thence North 0 degrees 50 minutes 04 seconds West, along the east line of said Thompson property and the east line of the property conveyed to William M. Thompson and Dixie A. Thompson as recorded in Instrument Number 199900025455 in the Office of the Recorder of Hendricks County, Indiana, a distance of 750.00 feet to the northeast corner of said Thompson property; thence South 89 degrees 43 minutes 29 seconds West, along the north line of said Thompson property, a distance of 550.00 feet to the northwest corner of said Thompson property, said corner also being the east line of Lot Number 2 of Christie Acres, as recorded in Plat Cabinet 4, Slide 200, pages 1A and 1B in the Office of the Recorder of Hendricks County, Indiana ; thence North 0 degrees 25 minutes 16 seconds West, along said east line of said Lot 2, a distance of 597.87 feet to the centerline of the proposed Innovation Boulevard extension; thence along said centerline of Innovation Boulevard extension and along a non-tangent curve concave to the southwest, an arc distance of 86.87 feet with a radius of 200.10 feet subtended by a chord bearing of South 76 degrees 02 minutes 05 seconds East and a chord length of 86.19 feet to the point of tangency; thence South 63 degrees 35 minutes 35 seconds East, along said centerline, a distance of 188.82 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 92.12 feet with a radius of 200.00 feet subtended by a chord bearing of South 76 degrees 47 minutes 18 seconds East and a chord length of 91.31 feet to the point of tangency; thence South 89 degrees 59 minutes 02 seconds East, along said centerline, a distance of 1,725.51 feet to the point of curvature of a curve concave to the southwest; thence along said curve an arc distance of 117.37 feet with a radius of 249.99 feet subtended by a chord bearing of South 76 degrees 32 minutes 02 seconds East and chord length of 116 .30 feet to the point of tangency; thence South 63 degrees 05 minutes 02 seconds East, along said centerline, a distance of 269.69 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 142.46 feet with a radius of 300.00 feet subtended by a chord bearing of South 76 degrees 41 minutes 17 seconds East and a chord length of 141.13 feet to the point of tangency; thence North 89 degrees 42 minutes 28 seconds East, along said centerline, a distance of 78.96 feet; thence leaving said centerline South 7 degrees 24 minutes 03 seconds East a distance of 677.72 feet; thence South 29 degrees 32 minutes 34 seconds East a distance of 404.38 feet to the point of beginning; containing 65.165 acres, more or less, subject to rights-of-way and easements of record.

EXHIBIT G

Form of Tenant Estoppel Certificate

(See next page.)

TENANT ESTOPPEL CERTIFICATE

To:		(“Lender”)

Re:	Property Address:		(“Property”)

Lease Date:

	Between:		(“Tenant”)

Amendments (if any):

	Square Footage Leased:	(“Premises”)

Tenant understands that the above-referenced lease and all amendments, supplements and additions thereto (the “Lease”) was or will be assigned by Landlord to Lender as security for the payment by Landlord of a loan (the “Loan”) and that Lender has requested this certificate in connection with the Loan. Tenant, as the tenant under the Lease, hereby certifies to Lender as follows:

1.	The Lease is in full force and effect and has not been modified, supplemented or amended except by any amendment(s) listed above. The Lease represents the entire agreement between the parties as to the Property, and Tenant claims no rights with respect to the Property other than as set forth in the Lease.

2.	The monthly amount of Base Rent is $ ; the monthly Additional Rent and other charges are variable. No Base Rent has been or will be paid more than one (1) month in advance of its due date. Tenant’s last payment of Base Rent for the Premises was made on .

3.	Tenant has not paid a security deposit.

4.	The term of the Lease is years. The Rent Commencement Date of the Lease was , and the Lease term expires on , subject to renewal options of years each.

5.	[All work to be performed to the Premises for Tenant under the Lease has been completed in all material respects. All duties of an inducement nature required of the Landlord under the Lease have been fulfilled by Landlord.] Tenant is in physical occupancy of the Premises and is operating its business in the Premises.

6.	To Tenant’s knowledge as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by Tenant or Landlord under the Lease; and (ii) Tenant has no existing claims, defenses or offsets against rental due or to become due under the Lease.

7.	Tenant has not assigned any of its rights under the Lease or sublet all or any portion of the Premises, except as may be indicated below: .

8.	[Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein, except as may presently exist pursuant to any mortgage liens on the Property.]

9.	Tenant has no right or option to purchase all or any part of the Premises or the building of which the Premises is a part. Tenant has no right to occupy any additional space at the Property.

10.	No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state.

11.	Tenant is a corporation duly organized, validly existing and in good standing under the law of Delaware.

12.	The person executing this certificate on behalf of Tenant is duly authorized to execute this certificate.

13.	Executed by Tenant on .

TENANT:	GORDMANS DISTRIBUTION COMPANY, INC.

By:
Name:
Title:

EXHIBIT H

Restoration Obligations

With respect to Section 26.2 of the Lease, Tenant is obligated to restore the Leased Premises in connection with certain items which may be removed by Tenant at the end of the Term of the Lease. In addition, Tenant is generally required to return the Leased Premises in working condition, ordinary wear and tear, and damage due to casualty, condemnation and Landlord excepted (collectively, “Accepted Wear”). The following list is designed to assist Tenant in determining the surrender procedures.

1. At least thirty (30) days prior to the scheduled termination of the Lease, Landlord and Tenant shall do a mutual inspection of the Leased Premises to confirm any items of repair which are needed by tenant to meet the surrender conditions of Article XXVI of the Lease and this Exhibit H.

2. All lighting which is not removed by Tenant shall be left in working order. This includes replacement of bulbs, ballasts and lenses as needed. As to lighting which is removed by Tenant, Tenant shall cause the electrical connections to be capped.

3. All truck doors and dock levelers should be serviced and left in operating order. This would include the necessary repair of any dented truck door panels and adjustment of door tension to insure operation. All door panels which are repaired need to be patch painted to match the remainder of the door.

3. All structural steel columns in the warehouse and office should be inspected for damage. Repairs of this nature should be pre-approved by the Landlord prior to implementation.

4. Heating/air-conditioning systems should be left in working order. This includes warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to verify the working condition.

5. All holes in the sheetrock walls should be patched and the paint touched up prior to move-out.

6. The carpets and tiles should be in a clean condition and should not have any holes or chips in them other than caused by the Accepted Wear.

7. Where major equipment and fixtures are removed by Tenant, Tenant will leave the area broom clean and all holes in the walls or floor where such items were attached will be filled and patch painted, if applicable.

H-1

EXHIBIT I

Declaration of Covenants,

Conditions and Restrictions

[Recorded copy to be attached]

I-1

DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR

70 WEST COMMERCE PARK

KS Hendricks Partners, LLC, a(n) Indiana limited liability company (the “Declarant”), hereby declares and establishes the following standards, covenants and restrictions, including the covenant to pay assessments, which shall be binding upon and run with certain real estate in which Declarant holds an interest and located in Hendricks County, Indians, being more particularly described on the attached Exhibit A (the “Real Estate”) and also known as 70 West Commerce Park (the “Park”), and shall insure to the benefit of and be binding upon the Owners (as defined herein) and occupants thereof for purposes of:

(a) Maintaining and implementing minimum standards pertaining to the development, use and maintenance of the Park;

(b) Insuring the stability and enhancement of values of the land and improvements within the Park;

(c) Furthering development and improvement of the Real Estate in an aesthetic and architecturally harmonious manner in accordance with applicable zoning ordinances;

(d) Establishing and apportioning rights and responsibilities with regard to facilities and services in, and required for the use and operation of, the Real Estate; and

(e) Enforcing the Development Guidelines (the “Development Guidelines”) attached hereto as Exhibit B

ARTICLE 1

Definitions

As used herein, the following terms shall have the meanings indicated:

(a) “Annual Assessment Costs” shall mean the sum of the Common Facilities Maintenance Costs plus the Association Operating Costs that are incurred by the Association in each respective calendar year and are specifically approved by the majority of the Board in accordance with the Articles of Incorporation of the Association.

(b) “Appropriate Zoning Authority” shall mean, with respect to any action regarding the administration of the zoning ordinance applicable to the appropriate administrator or agency with authority to administer the zoning laws of any portion of the Real Estate, the governmental official or body, administrative or judicial, in which authority is vested under applicable law to hear appeals from or review of such action or inaction or has the capacity to administer such zoning ordinance, and such term shall apply to the legal successors in interest to such administrator, agency or bodies

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(c) “Association” shall mean and refer to                     , an Indiana non-profit corporation formed or to be formed in accordance with Article 3.

(d) “Association Operating Costs” shall mean the necessary and appropriate costs (other than Common Facilities Maintenance Costs) of operating the Association for the purposes set forth in this Declaration, including, but not limited to, the cost of public liability insurance, officers and directors’ insurance, casualty insurance for improvements constituting a part of my Common Facility, and the costs of hiring employees, independent contractors and legal, accounting and other professional advisors in connection with the Association’s performance of its obligations hereunder.

(e) “Benefited Parties” shall mean, from time to time, the Owners and their respective lessees occupants, subtenants, assignees, mortgages and licensees of all or any portion of the Real Estate; personnel of utility companies in connection with providing any utility service to any part of the Park; and personnel of any public or quasi-public body in connection with providing service to the Park or any person in the Park, including, but not limited to, police and fire protection, ambulance and other emergency traffic, trash and garbage collection, postal service and delivery service.

(f) “Board” shall mean the board of directors of the Association which are elected by the Members.

(g) “Common Facility” shall mean each facility located within a Common Facility. Easement in the Park for the common use and enjoyment of the Owners and other Benefited Parties, including, but not limited to, private roads (including sidewalks, islands, lighting, signs and landscaping within each easement for a private road); sewer lines, lift stations, mains and manholes (other than laterals serving an individual parcel); utility lines not located either in a dedicated road right-of-way or in an easement hold by the utility company (and other than lines serving an individual Parcel); and storm water retention ponds, drainage pipes, outlet control structures, swales and other storm drainage facilities; lighting, signage for the Park, landscaping and entry features.

(h) “Common Facility Easement” shall mean each portion of the Park in which, pursuant to a duly recorded instrument, more than one Owner is the grantee or beneficiary of an easement for the common use and enjoyment of such Owners and other Benefited Parties, together with each Common Facility located in or upon each such easement. Common Facility Easements include, without limitation, those rights of ways, landscaped and buffer areas, roadway islands, signage easements, drainage easements and other utility easements located on and benefiting the Real Estate as shown and set forth in the Plats of the Park, recorded from time to time, easements set forth in development and easement agreements between Declarant and an Owner, and other easements of record. Common Facility Easements may be common to all Owners in the Park.

(i) “Common Facilities Maintenance Costs” shall mean the costs necessary for the Association to perform its obligations hereunder to keep each Common Facility in good operating condition and in attractive appearance, including, but not limited to, the

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cost of all operation upkeep, maintenance, repair, and, subject to the provisions of the last two provisions of this subparagraph (i), replacement of all or any part of each Common Facility; payment of taxes imposed on either the Common Facility or on that portion of the underlying fee, easement or right-of-way that in encumbered by the Common Facility Easement and which is owned by the Association; establishment and maintenance of the wildlife management system (as set forth in the Development Guidelines) and any other expense reasonably necessary or prudent for the satisfactory operation of each Common Facility. Notwithstanding the preceding provisions of this subparagraph (i) to the contrary, costs and expenses of replacements of a Common Facility may not be passed through to the Owners unless the replacement at issue was necessary because the Association determined that repairing the Common Facility in question was not economically viable or otherwise would not have been in keeping with good, sound and cost effective property management practices. Also notwithstanding the preceding provisions of this subparagraph (i) to the contrary, any cost or expense associated with a replacement that, per GAAP, constitutes a capital expenditure shall be amortized over its useful life, in accordance with GAAP, and only the annual amortized portion of the expenditure may be passed through to the Owners in any given single calendar or fiscal year as part of Common Facilities Maintenance Costs.

(j) “Declarant” shall mean KS Hendricks Partners, LLC or any successor in interest or assignee which is expressly designated as a successor Declarant in a recorded instrument executed by the preceding Declarant. Amendments to this Declaration, the Development Guidelines, and/or any Plats or Common Facility Easements shall be executed by KS Hendricks Partners, LLC until such time as KS Hendricks Partners, LLC executes as amendment to this Declaration, removing KS Hendricks Partners, LLC as the Declarant under this Declaration.

(k) “Declaration” shall mean this Declaration of Covenants, Conditions and Restrictions for 70 West Commerce Park, including all exhibits hereto, as amended pursuant to Section 9.01 hereof.

(l) “Design Review Board” shall mean the entity responsible for conducting the Design Review Process.

(m) “Design Review Process” shall mean the procedure set forth in Article 4 for obtaining the approval or disapproval of the Design Review Board for any proposed plans and specifications for improvements to be constructed on a Parcel.

(n) “Development Guidelines” shall mean those certain Development Guidelines set forth in Exhibit B, attached hereto and made a part hereof, and all supplements and amendments thereto.

(o) “In-Service” shall mean any portion of the Real Estate which is developed or is either currently under construction by KS Hendricks Partners, LLC or is owned or leased by a third party not affiliated with KS Hendricks Partners, LLC, whether or not such portion of the Real Estate is developed or being developed.

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(p) “Integrated Project” shall mean a group of two or more buildings which are arranged to share facilities such as parking areas, walkways, driveways or truck loading areas. Each building in an Integrated Project may be owned by a separate Owner and either used by the Owner or leased in whole or in part to separate users. Multiple buildings may be permitted on a Parcel provided that either (i) the applicable zoning ordinance permits such multiple buildings or (ii) if not permitted by such ordinance, such multiple buildings are authorized by the Appropriate Zoning Authority and approved by the Design Review Board.

(q) “Member” shall mean and refer to each member of the Association.

(r) “Owner” shall mean each person or entity, including the Declarant, which is a record owner of all or any portion of the Real Estate, or, in the event there is a ground lessee of any portion of the Real Estate for a term of forty (40) years or more, then the person or entity which is the ground lessee for that portion of the Real Estate. Except as specified in the preceding sentence, in the case of a leasehold or contract vendee interest in any portion of the Real Estate, the lessee or contract vendee shall be considered the Owner for the term of the lease or the purchase contract only if designated as such by the record Owner in a duly recorded instrument, a copy of which has been provided to Declarant and the Association.

(s) “Parcel” shall mean a portion of the Real Estate owned by the Declarant or in which an Owner holds an interest for the erection of and use as a single building or more than one building if it is an Integrated Project, together with the improvements on such Parcel.

(t) “Plat” shall mean a plat to be recorded for any portion of the Real Estate. A Plat shall be deemed to be a supplement and amendment to this Declaration. Plats will be recorded in the Office of the Hendricks County Recorder as required by the Hendricks County Subdivision Control Ordinance. No Plat may be recorded against any portion of the Real Estate unless the Owners of such portion of the Real Estate execute or consent to the execution of the Plat.

(u) “Proportionate Share” shall mean, with respect to an Owner of all or any portion of the Real Estate, a fraction having a numerator equal to the In-Service acreage for the Real Estate in which the Owner holds an interest, and a denominator equal to the total acreage of the Real Estate which is In-Service, in the case of both the numerator and denominator, reduced by the total acreage contained within all Common Facility Easements burdening such In-Service Real Estate. Where Common Facilities are only shared amongst some Owners, each such Owner’s Proportionate Share shall be a fraction of which the numerator is the Owner’s In-Service Real Estate benefited by such Common Facility and a denominator equal to the total acreage of the Park which is In-Service benefited by such Common Facility.

(v) “Real Estate” shall mean all of the land contained within the Park, which is described on Exhibit A attached hereto and incorporated herein by reference, comprising a total of approximately 950 +/- acres, together with any additional land incorporated into the Park by the Declarant as provided in Section 9.01.

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(w) “70 West Commerce Park” shall mean the Real Estate and the improvements constructed thereon from time to time, also referred to from time to time herein as the Park.

ARTICLE 2

Real Estate Subject to This Declaration

The Real Estate, each portion thereof, and all improvements thereon shall be held, transferred, conveyed, leased, mortgaged and occupied subject to the terms, provisions, covenants and conditions of this Declaration.

ARTICLE 3

Owners Association, Inc.

Section 3.01. (a) Formation. The Association has been formed or will be formed on or before December 31, 2010.

(b) Membership. Every Owner, including the Declarant, of all or any portion of the Real Estate shall be a Member. The membership of a person or entity in the Association shall commence upon becoming an Owner and shall terminate upon ceasing to be an Owner. Membership shall be appurtenant to the Parcel giving rise to such membership and shall not be assigned or transferred except as a part of and in connection with the conveyance of the Parcel to a new Owner.

Section 3.02. Members Rights and Duties. Each Member shall have the rights, duties and obligations set forth in this Declaration and all amendments duly made hereto in accordance with Section 9.01.

Section 3.03. Votes of Members. With respect to each matter on which a Member is entitled to vote, the Member shall have the right to cast that number of votes equal to the number of acres of the Parcel of which the Member is then the Owner. Fractional acreage shall entitle a Member to fractional votes. The Association shall make the determination of all acreage for purposes of determining the number of votes to which each Member is entitled, and such determination made in good faith shall be final and binding.

Section 3.04. Board of Directors. The number of directors for the Board shall be three (3). Until such time as the Declarant relinquishes its right to appoint the Board in an amendment to this Declaration executed and filed of record (the “Turnover Date”), the Declarant shall be entitled to appoint two (2) of the directors, and the remaining director shall be elected by the Members (other than the Declarant, assuming such Members exist). The Turnover Date shall occur no later than the date upon which the Declarant or its affiliate owns less than fifty percent (50%) of the gross acreage of the Real Estate within the Park. At the first annual meeting of the Members held after the date on which

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said amendment is recorded, all directors appointed by the Declarant shall resign, and all directors of the Association shall thereafter be elected by the Members, including the Declarant if the Declarant is Member at that time.

Section 3.05. Exclusions from Real Estate by Association. Neither Declarant nor the Association shall have any obligation to maintain, repair or replace infrastructure owned by a public utility.

ARTICLE 4

Site Development Plan

Section 4.01. Composition of Design Review Board. Prior to the Turnover Date, Declarant shall serve as the Design Review Board; following the Turnover Date, the Design Review Board shall consist of three (3) persons named by the Board.

Section 4.02. Design Review Board Approval. The Design Review Board shall establish design and construction criteria for the Park (the “Design Criteria”). The Design Criteria shall incorporate the Development Guidelines and all applicable zoning commitments or requirements. All buildings, structures, alterations, additions, improvements, construction or remodeling on any Parcel, including any signs, lighting, landscaping, driveways, parking area or other changes in the character of the Parcel, shall be in compliance with the Design Criteria and approved by the Design Review Board prior to commencement of construction. Such approval shall be obtained in the manner set forth in the Development Guidelines, as may be amended from time to time, but shall not be unreasonably withheld, conditioned or delayed if the proposed design of the subject improvements is generally in compliance with the Design Criteria.

ARTICLE 5

Common Facility Easements

Section 5.01. Conveyance to Association. Declarant may, but shall not be obligated to convey its interest in and to that portion of the Real Estate which is within a Common Facility Easement to the Association to be held and maintained by the Association in accordance with this Declaration.

Section 5.02. Rights of Owners. Each Owner and other Benefited Party shall have a non-exclusive right and easement to use, in common with every other Owner and Benefited Party, each Common Facility Easement created pursuant to a duly recorded instrument which designates the easement as a Common Facility Easement or which provides for the common use and enjoyment thereof by all Owners and Benefited Parties. The use by the Benefited Parties of each Common Facility Easement shall be limited to the purposes set forth in the instrument creating the Common Facility Easement; provided, however, that the Owner of a Parcel subject to a Common Facility Easement shall retain the right to use the portion of the Owner’s Parcel burdened by such easement for other purposes to the extent not inconsistent with the purpose of the Common Facility Easement. Any Common Facility Easement granted to the Association shall constitute an easement for the common use and benefit of all Owners and Benefited Parties. The rights

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of each Owner and Benefited Party in and to each Common Facility Easement shall be subject to (i) the terms and provisions of the duly recorded instrument creating the easement including, but not limited to, any right of extinguishment or relocation set forth therein and (ii) the right of the Declarant or Association, as the case may be, to regulate the use of the Common Facility Easement for the benefit of all Owners and Benefited Parties.

Section 5.03. Maintenance of Common Facility Easements and Common Facilities.

(a) Each Owner shall (i) keep any portion of a Common Facility Easement located on the Owner’s Parcel free of litter, weeds, trash and debris and (ii) maintain all lawn areas and landscaping within each portion of a Common Facility Easement located on the Owner’s Parcel, including regular mowing of all lawn areas and trimming, maintenance and, when necessary, replacement of shrubbery.

(b) Except (i) as provided in foregoing Subsection (a) and (ii) repair, maintenance or replacement of a Common Facility which is the responsibility of any utility company or public or quasi-public body, the Association shall maintain each Common Facility in good order and repair. The Association shall not, however, be liable to any Owner, Benefited Party or other person or entity for damages to property or injury or death to persons arising out of any failure to repair and maintain any Common Facility. Maintenance, repair or replacement by the Association of a Common Facility shall be performed in a manner which does not unreasonably delay or interfere with the Benefited Parties’ use of the Common Facility or an Owner’s use of its Parcel. The Association shall have reasonable access over and across any Parcel to a Common Facility Easement to the extent necessary to permit the Association to maintain, repair or replace such Common Facility. Maintenance by the Association of the Common Facilities shall include, but not be limited to, the following:

(i) The private roadways and any sidewalks within the Common Facility Easements shall be swept and, to the extent reasonably possible, snow and ice shall be removed therefrom.

(ii) The lighting, signs, entry features, islands and other private street improvements located within a Common Facility Easement shall be maintained in good repair

(iii) Landscaping, including lawn areas, trees and shrubbery within any Common Facility Easement at any entrance to the Park, shall be maintained in a first-class condition by cutting, trimming, feeding and weeding.

(iv) The detention ponds, fountains, drainage pipes, outlet control structures and other drainage facilities constituting a part of any Common Facility shall be maintained in good working order.

(v) The land and any improvements lawfully constructed in the Common Facility Easement shall be restored to the extent damaged in connection with maintenance, repair or replacement of any Common Facility by the Association.

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The Association shall be entitled to replace any improvement constituting a part of a Common Facility when necessary for the proper functioning of the Common Facility.

ARTICLE 6

Standards

Section 6.01. Improvements. Improvements and landscaping shall be in compliance with (i) all applicable requirements of the Appropriate Zoning Authority; (ii) all applicable laws, statutes, codes, ordinances, rules and regulations; and (iii) the Development Guidelines and requirements of the Design Review Board. Where more than one building is constructed on a Parcel as an Integrated Project, the building area shall be the sum of the areas of the buildings within the Parcel.

Section 6.02. Maintenance of Parcels. Each Owner shall be responsible for the maintenance of its Parcel and the improvements thereon and shall keep the exterior of its building painted and in a sightly condition. This maintenance obligation shall be in addition to each Owner’s maintenance obligations under Section 5.03(B) with respect to each portion of a Common Facility Easement located upon its Parcel. Without limiting the generality of the foregoing, (i) each Owner shall maintain each of its buildings in good condition and repair and keep the exterior of each building as well as all other portions of its Parcel in an attractive condition; (ii) no nuisance shall be maintained within the Park; (iii) each Owner shall keep its Parcel free of litter, weeds, trash and debris; (iv) landscaping on the Owner’s Parcel shall be maintained in the locations and in at least the quality and quantity originally approved by the Design Review Board; (v) the payment of all parking areas and driveways within the Owner’s Parcel shall be maintained in good condition and repair, Free of policies and shall be restriped as needed; and (vi) each Parcel and the improvements thereon shall at all times comply with governmental, health and police requirements.

Section 6.03. Public Roadways and Roadways Constituting a Common Facility. Any road or roads constructed hereafter may be either public or private roads, at Declarant’s options.

Section 6.04. Prohibited Uses. The following uses shall be prohibited in the Park:

(a) The manufacture, storage or distribution of products which increase fire, explosion or radioactive hazards on adjacent Parcels or areas adjacent to the Park;

(b) Any business or operation which creates a public or private nuisance, noise, or causes excessive emission of dust, odor, smoke or gases;

(c) Any residential dwellings;

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(d) Any amusement or game rooms or similar establishments that are open to the general public, including, but not limited to, the use of pinball machines, electronic games or similar apparatus (but not including any of the foregoing uses to the extent they are incidental to any other permitted use);

(e) A massage parlor or similar facility;

(f) The sale or display of pornographic or “adult” materials; and

(g) Any building improvement or use which violates the Development Guidelines, any applicable zoning ordinance or any other applicable law or regulation.

ARTICLE 7

Assessments

Section 7.01. Covenant for Assessments. Each Owner (including the Declarant) covenants and agrees, by the execution of this Declaration in the case of the Declarant and by acceptance of a deed for the Owner’s Parcel in the case of each subsequent Owner (regardless of whether expressly stated in such deed), to timely pay the Association each payment of the Owner’s Proportionate Share of Annual Assessment Costs which becomes due and payable during the period in which such Owner owns its Parcel.

Section 7.02. Establishing Annual Assessments; Payment. Prior to November 30 of each calendar year, the Board shall adopt an estimated budget of Annual Assessment Costs for the calendar year (the “Annual Budget”) and provide a copy of the Annual Budget to each Owner on or before December 15 for the following calendar year. Each Owner shall then pay its Proportionate Share of the estimated Annual Assessment Costs set forth in the Annual Budget in equal quarterly payments due on January 1, April 1, July 1 and October 1 of each calendar year, or an Owner may elect to pay its Proportionate Share annually, within forty-five (45) days after being invoiced by the Association. In the event of any extraordinary item of Annual Assessment Costs incurred by the Association during a calendar year but not included in the Annual Budget for such year, each Owner shall pay to the Association in Proportionate Share of each such item within thirty (30) days after receiving a statement therefor from the Association. On or before March 15 of each calendar year, the Association shall furnish to each Owner a statement (the “Annual Statement”) setting forth the total amount of Annual Assessment Costs incurred by the Association for the preceding calendar year, the Owner’s Proportionate Share thereof and the amount thereof previously paid by the Owner or a predecessor Owner. The Association shall refund any overpayment to the then Owner at the time the Annual Statement is furnished, and in the case of an underpayment, the then Owner shall pay the amount thereof to the Association within thirty (30) days after receipt of the Annual Statement. In the event the Association fails to provide any Owner with an Annual Budget or Annual Statement on or before the applicable date specified above, the Owner shall not be relieved from its obligation to pay its Proportionate Share of Annual Assessment Costs, but in such event, the Owner’s payment shall not be due and payable until thirty (30) days after receipt from the Association of an appropriate statement of the amount due from the Owner.

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Section 7.03. Personal Obligation. The amount of each payment of Annual Assessment Costs for each calendar year attributable to ownership of a given Parcel shall constitute the personal obligation of the person or entity which is the record Owner of the Parcel on the date the payment of Annual Assessment Costs becomes due and payable, and no Owner shall be personally obligated to pay any payment of Annual Assessment Costs which becomes due and payable either before or after the period during which the Owner is the record Owner of its Parcel.

Section 7.04. Assessment Liens. In the event of an Owner’s failure to timely pay its Proportionate Share of any payment of Annual Assessment Costs, the delinquent amount owed by such Owner shall constitute a lien upon the Owner’s Parcel as of the date the Association records an affidavit with the Office of the Recorder of Hendricks County in which such Owner’s Parcel is located containing the legal description of the Owner’s Parcel and stating the name of the Owner, the delinquent amount owed by the Owner and the date on which such amount was due and payable. Such lien shall encumber the defaulting Owner’s entire interest in its Parcel, run in favor of the Association, and the enforceable in the same manner as a mortgage, provided that any such lien shall be subordinate to the lien of any bona fide first mortgage to an unrelated third party then existing on the Parcel. The sale, conveyance or other transfer of any Parcel or interest therein shall not in any manner alter or impair any assessment lien on the Parcel or the right hereunder of the Association to enforce or impose an assessment lien upon the Parcel. Without limiting the generality of the foregoing, in the event a delinquency arises with respect to which the Association is entitled hereunder to impose and enforce a lien upon a Parcel, such right shall continue notwithstanding that the Parcel or any interest therein is sold, conveyed or otherwise transferred after such delinquency arises but before the assessment lien therefor is imposed as provided herein.

Section 7.05. Additional Costs. Each sum owed hereunder by an Owner shall be due and payable by such Owner without relief from valuation and appraisement laws and together with costs of collection, reasonable attorney fees and, if delinquent for more than thirty (30) days, with interest at the lesser of eighteen percent (18%) per annum or the highest rate of interest permitted under applicable law from the date due until paid. In the event a delinquent sum is made a lien upon a Parcel in accordance with the terms and provisions of this Declaration, the related collection costs, reasonable attorney fees and interest on such delinquent sum shall constitute a further lien upon the Parcel.

Section 7.06. Certificate of Unpaid Assessments. Within fifteen (15) days after written request by the Owner of a Parcel or the holder of a mortgage on a Parcel, the Association shall provide the Owner or holder of such mortgage with a certificate stating, as applicable, (a) the delinquent amount, if any, of Annual Assessment Costs with respect to such Parcel, (b) if there are no delinquent Annual Assessment Costs with respect to such Parcel, that there are none, or (c) a certificate stating the amount of assessments due and actually paid by the Owner, for periods up to the five (5) most recent years.

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ARTICLE 8

Enforcement

Section 8.01. General. The Association shall be entitled to enforce the covenants, conditions and restrictions imposed under or in accordance with this Declaration, and may pursue the rights and remedies provided in this Article and any other rights and remedies available to the Association under this Declaration or at law or in equity. The rights and remedies of the Association shall be cumulative; no one right or remedy shall be construed as exclusive of any other; and the exercise of any one right or remedy by the Association shall not preclude it from exercising any other right or remedy at the same or any subsequent time. The foregoing dedication, restrictions and protective covenants shall run with the land and shall be binding on all parties and all persons claiming under them until ninety-nine (99) years from the date hereof, at which time said covenants or restrictions shall be automatically extended for successive periods of ten (10) years unless changed by the majority vote of the Members. Invalidation of any one or more of these covenants by judgment of a court of competent jurisdiction shall in no way affect any other covenant or restriction, which shall remain in full force and effect.

Section 8.02. Nonpayment of Assessments. If payment of an Owner’s Proportionate Share of Annual Assessment Costs is not timely made, the Association shall be entitled to recover the delinquency, together with collection costs, reasonable attorney fees and interest as provided in Section 7.05, by instituting legal action against the person or entity personally obligated to pay the delinquency. In addition, the Association may seek to recover the delinquency, together with collection costs, reasonable attorney fees and interest as provided in Section 7.05, by foreclosing the lien therefore imposed pursuant to this Declaration upon the Parcel to which the delinquency relates, and the Association or the Declarant shall be entitled to purchase such Parcel at the foreclosure sale.

Section 8.03. Enforcement of Other Covenants. In the event an Owner, lessee, occupant or other user of a Parcel violates or fails to perform any covenant, condition or restriction of this Declaration (other than the covenant to pay Annual Assessment Costs) and such failure continues for thirty (30) days after written notice thereof from the Association, to the Owner, the Association shall be entitled to institute an action for enforcement of this Declaration and for damages or injunctive relief, or both.

Section 8.04. Substituted Performance. At any time after thirty (30) days written notice to an Owner pursuant to Section 8.03 above of a violation under this Declaration, the Association, or its designee, shall be entitled to enter upon the Owner’s Parcel and to care such violation. The cost incurred by the Association in curing such violation shall be immediately due and payable, together with collection costs, reasonable attorney fees and interest as provided in Section 7.05, in the same manner as a delinquent payment of Annual Assessment Costs.

Section 8.05. Limitation on Personal Liability. The Owner of a Parcel shall be personality obligated to pay a sum of money payable under the terms of this Declaration by the Owner of such Parcel only if such sum becomes due and payable on a date during

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the period in which such Owner is the record Owner of the Parcel; and an Owner of a Parcel shall be personally obligated to perform any other obligation imposed hereunder upon the Owner of such Parcel only if and to the extent that such obligation is required to be performed during the period in which such Owner is the record Owner of such Parcel; provided, however, nothing contained in this Section 8.05 shall be construed to reduce, waive or limit the covenant to pay Annual Assessments as one which runs with the land.

Section 8.06. No Forfeiture. There shall be no right of reversion or forfeiture of title resulting from any violation of this Declaration.

ARTICLE 9

General Provisions

Section 9.01. Amendments. This Declaration may be amended upon and subject to the following terms and conditions:

(a) During the period that the Declarant is entitled to appoint a majority of the directors of the Association, the Declarant reserves the right unilaterally to amend and revise the standards, covenants and restrictions contained in this Declaration. Any such amendment by the Declarant shall be effective when executed by the Declarant and recorded in the Office of the Recorder of Hendricks County, Indiana. No such unilateral amendment shall, however, (i) restrict or diminish the rights, nor increase the obligations, of any person or entity which is an Owner at the time the amendment becomes effective, or (ii) grant or establish any easement through, across or over any Parcel not owned by the Declarant when the amendment becomes effective. The Declarant shall also be entitled unilaterally to amend this Declaration to include additional land as a part of the Real Estate of the Park subject to the covenants, restrictions and standards contained herein.

(b) At any time after the Declarant is no longer entitled to appoint a majority of the directors of the Association, this Declaration may be amended by the affirmative vote of 75% or more of the votes of all Members of the Association. Any such amendment shall become effective when duly executed and recorded with the Office of the Recorder of Hendricks County, Indiana.

Section 9.02. Binding Effect. The covenants, restrictions and conditions contained in this Declaration shall run with the land and bind the Declarant and each immediate and remote successor Owner of any Parcel and their respective legal representatives, successors and assigns subject, however, to the limitation on personal liability set forth in Sections 7.03 and 8.05.

Section 9.03. Interpretation. The Article and Section headings or titles used in this Declaration are inserted and included solely for convenience and shall in no manner be considered or given any effect in construing this Declaration. All references in this Declaration to Articles and Sections are to Articles and Sections contained in this Declaration unless a different document is expressly specified. All pronouns used herein shall include the other genders whether used in the masculine, feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

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Section 9.04. Severability. If any covenant, condition, restriction or other term or provision of this Declaration, or the application thereof to any person, Parcel or circumstance, is ever held to be invalid or unenforceable, then in each such event the remainder of this Declaration or the application of such covenant, restriction, condition or other term or provision to any other person, Parcel or other circumstance (other than the extent to which it shall have been held invalid or unenforceable) shall not be thereby affected, and cash covenant, restriction, condition or other term and provision of this Declaration shall remain valid and enforceable to the fullest extent permitted by law.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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EXECUTED this 31st day of March, 2010.

KS Hendricks Partners, LLC, an Indian limited liability company

By:
Printed:
Title:	Authorized Representative

STATE OF INDIANA	)
) SS:
COUNTY OF MORGAN	)

Before me, a Notary Public in and for said County and State, personally appeared                              (name), by me known and by me known to be the Authorized Representative (title) of KS Hendricks Partners, LLC, on behalf of mid company

Witness my hand and Nominal Seal this 31 day of March, 2010

Notary Public

_______________________

(Printed Signature)

My Commission Expires: My County of Residence:

This instrument prepared by Angola E. Stephens, Bose McKinney & Evans LLP, 2700 First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, IN 46204, (317) 684-5000).

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.

Angela E. Stephens

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1021700_6

15

EXHIBIT A

REAL ESTATE

Exhibit A

Page 1 of

EXHIBIT B

DEVELOPMENT GUIDELINES

Exhibit B

Page 1 of

Design Guidelines and Development Standards

March, 2010

70 West Commerce Park

Table of Contents

PART ONE — ADMINISTRATION

Introduction	1
Purpose of Design Guidelines	1
Master Land Plan	1
Binding Effect	1

Amendment	1
Enforcement	1
Liens/Severability	1
Approvals	2

Design Review Board	2
General	2
Costs	2
Responsibility	2
Procedures	3
Approval, Timing & Submittal Procedures	3
Preliminary Plan Approval	4
Preliminary Plan Requirements	4
Final Plan Approval Requirements	4
Submittal Requirements for Revisions, Alterations, Additions or Changes	6
Variances	7
Architect/Landscape Architect/Engineer	7
Commencement of Construction	7
As-Built Documentation	7

PART TWO — GENERAL DESIGN STANDARDS

Zoning Requirements	8
Landscaping and Landscape Maintenance	8

Land Use	8
Approved Uses	8
Conditional Uses	8

PART THREE — SITE PLANNING PARAMETERS

Street Types	9
Public Streets	9
Private Streets	9
Building Orientation	9

Setbacks	9
Building Setbacks	10
Pavement Setbacks	10
Pavement Setbacks (Passenger vehicle prkg lots only)	10
Loading Area Pavement Setbacks	10
Trailer Storage Area Pavement Setbacks	11
Container Storage Area Pavement Setbacks	11
Access Drives	11

Paved Areas	11
Parking & Loading Requirements	11
Employee & Visitor Parking Areas	12
Required Loading Spaces by Use & Size	12
Driveways	13
Service Court and Dock Areas	13
On-site Trailer Storage Areas	13
Container Storage Areas	13

Storage Tanks	13
Above Ground Fuel Storage Tanks	13
Above Ground Water Storage Tanks	13
Fueling Areas and Canopies	14
Fencing, Retaining Walls, and Landscape Features	14

PART FOUR — ARCHITECTURAL STANDARDS

Design Standards	14
Objective	14
Building Scale	15

Construction Materials	15
Material Guidelines	15
Precast Concrete	15
Masonry Units	15
Cast Stone/Precast Concrete	16
Wall Panel Systems	16
Pre-Engineered Metal Buildings	16
Curtain Wall and Spandrel Wall Systems	16
EIFS	16
Roofing	16

Exterior Design Requirements	16
Exterior Canopies and Entrances	16
Exterior Colors	17
Roofs	17
Roof Equipment	18
Grading, Roof and Surface Drainage	18
Overhead Doors and Seals	18
Dumpsters, Compactors and Exterior Storage	18
Exterior Storage Areas	19
Excavation	19

PART FIVE — LIGHTING

Street Lighting	19
Public Streets	19
Private Streets	19

Site Lighting — General	19
Parking Area Lighting	20
Maximum and Minimum Lighting Levels	20
Service and Dock Area Lighting	20
Building Mounted Lighting	20
Building Accent Lighting	20
Flag Pole Accent Lighting	20
[N] Campus Lighting	20

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PART SIX — LANDSCAPING

General Requirements	20
Street Frontage Landscape Treatments for Building and Parking Areas	21
Innovation Blvd. Road Frontage	21
Other Public Street Frontage	21
Shared Private Street Frontage	21
Parking Area Landscaping	22
Project Perimeter Screening	22
Loading Dock Screening	22
Free Standing Trailer Storage Screening	22
Free Standing Container Storage Screening	23
Materials Storage Area Screening	23
Irrigation Requirements	23
General Screening	23
Minimum Plant Sizes	24
Allowable Plant Species	24
Deciduous Shade Trees	24
Ornamental Trees	24
Evergreen Trees	24
Shrubs	25
Perennials	25

PART SEVEN — SIGNAGE

General Requirements	25
Street Signs	26

Ground Signs	26

PART EIGHT — STORMWATER MANAGEMENT	26

PART NINE — MISCELLANEOUS PROVISIONS

Construction Completion	27
Maintenance	27

PART TEN — RESTATEMENT OF INTENT	27

PART ELEVEN — REFERENCE STANDARDS	27

PART TWELVE — EXHIBITS

Exhibit MP-1	Conceptual Master Plan

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Design Guidelines and Development Standards

PART ONE — ADMINISTRATION

INTRODUCTION

The Association, or Declarant, has developed the following Design Guidelines and Development Standards as a means to establish a recorded document to govern the overall development of the 70 West Commerce Park (Park). These guidelines are intended to serve as the minimum standards that each development shall meet as well as the process for review of each proposed development. In addition, based on the multi-jurisdictional nature of the park, these guidelines shall serve as the underlying zoning text for several governmental jurisdictions as further described below.

The Association has established a Design Review Board (DRB), to review all proposed development submittals and to administer any and all revisions to these guidelines.

Master Land Plan

The development team has established a master land plan for the Park that sets forth proposed infrastructure and land use guidelines. Detailed parcelization has not been established so that individual needs may be accommodated. The Property covered by these Development Guidelines is described in the attached Master Land Use Plan, Exhibit “MP-1”. Any additional property that becomes subject to the Declaration as provided therein shall comply with these requirements.

Binding Effect

These Development Guidelines shall be binding on all Owners (as defined by the Declaration) and all persons proposing to construct improvements on a site during the term of the Declaration.

Amendment

These Development Guidelines may be amended at any time by the Board. (but such amendments shall not apply to then existing construction or plans previously approved by the DRS or to expansions of or additions to then existing improvements). Improvements are to be constructed in accordance with the Development Guidelines in existence as of the date construction plans are approved by the DRB. Subsequent changes to the Development Guidelines shall not require changes in existing construction or plans previously approved by the DRB.

Enforcement

Declarant, the Association, and the DRB shall have the right, but not the duty, to enforce the Development Guidelines. Enforcement shall be by any proceeding at law or in equity against any Person or Persons violating or attempting to violate these Development Guidelines or any supplementary guidelines either to restrain violation or to recover damages; and failure by Declarant, the Association or the DRB to enforce any such provisions shall in no event be deemed a waiver of the right to do so thereafter. With respect to any litigation hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees and court costs from the non-prevailing party.

Liens/Severability

Violation of or failure to comply with these Development Guidelines shall not affect the validity of any mortgage, lien or other similar security instruments which may then be existing as an encumbrance on any part of the Property. Invalidation of any one or more of these Development Guidelines, or any portions thereof, by a judgment or court order shall not affect any of the other provisions or guidelines herein contained, which shall remain in full force and effect.

Approvals

No approval by the DRB, pursuant to the provisions of these Development Guidelines, shall be effective unless in writing, except as otherwise expressly provided in these Development Guidelines.

DESIGN REVIEW BOARD (DRB)

General

The Design Review Board or DRB has been established to promote quality development of the Property in accordance with the Declaration and these Development Guidelines. The DRB has the authority specified in the Declaration to perform the functions which consist primarily of the review and approval or disapproval of plans and specifications for all proposed improvements and the monitoring of construction for compliance with approved plans and specifications. No Improvements shall be erected, constructed, placed, altered, remodeled, demolished, or permitted to remain on any portion of the Property until plans and specifications, in such form and detail as the DRB may deem necessary, have been submitted and approved by the DRB. The DRB shall have the sole right to interpret and to make all subjective decisions regarding these Development Guidelines.

Costs

Each Owner submitting plans to the DRB for review shall pay a basic review fee established from time to time by the DRB.

The Design Review Board

The Development Review Board shall consist of the following members:

Mark Sanders

Martin v. Shrader

Jon Schelling

The DRB may, however, hire professional consultants on a case-by-case basis. The Owner whose plans are being reviewed will reimburse the DRB for costs associated with the review including the costs of any such consultants. The Owner will be informed as to the amount of any such costs and Owner’s approval obtained before any consultants are hired.

Responsibility

The DRB has the following responsibilities:

•	Require the submission of plans, specifications, and other appropriate documents or information for all proposed Improvements;

•	Review and approve or disapprove such documents and information for compliance with the Declaration and these Development Guidelines;

•	Authorize variance to these Development Guidelines;

•

From time to time observe ongoing construction for compliance with DRB-approved documents; provided, however, failure of the DRB to identify noncompliance in plans, specifications, shop drawings or construction does not relieve the Owner of its responsibility to comply;

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•	Assist Owners in resolving technical issues such as access to utility connections;

•	Provide advice and assistance to Owners regarding submissions or planned submissions; and

•	Recommend to the Board changes to these Development Guidelines as may be deemed appropriate by the DRB from time to time (as required by advances in technology or variation in all building topology).

APPROVAL OF PLANS AND SPECIFICATIONS BY THE DRB DOES NOT CONSTITUTE ANY WARRANTY OR REPRESENTATION THAT SUCH PLANS AND SPECIFICATIONS COMPLY WITH GOVERNMENTAL REQUIREMENTS AND/OR GOOD AND PRUDENT DESIGN, ENGINEERING AND CONSTRUCTION PRACTICES, IT IS THE SOLE RESPONSIBILITY OF THE OWNER TO DETERMINE AND SEE THAT ITS PLAN AND SPECIFICATIONS COMPLY WITH SUCH REQUIREMENTS AND PRACTICES.

Procedures

Consistent with the following general procedures, the DRB shall determine specific procedures for the review and approval process.

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Plans and specifications for all proposed improvements shall be submitted to the DRB for approval before work is started on such Improvements. Ordinary maintenance, replacements in kind, or interior modifications which do not modify the exterior appearance, or color, or jeopardize or impair the safety, soundness, or structural integrity of any improvements do not require DRB approval.

•	During the design process, members of the DRB shall be reasonably available on a reasonable basis to answer questions regarding the intent of the Declaration and these Development Guidelines.

Approval, Timing and Submittal Procedures

The DRB will in a timely manner review each complete submittal. All DRB review comments and approvals must be in writing. The DRB shall act on all applications within ten (10) business days from which it is formally submitted. All submittals must be approved by a majority consensus of the DRB.

At the applicant’s option, the applicant may submit a Preliminary Plan Approval Package to the DRB for preliminary review comments regarding site layout, building design and landscaping prior to submitting a Final Approval Package. The DRB will review the Preliminary Approval Package and return to the applicant with comments within 10 business days.

It is emphasized that it is the Owner’s responsibility to notify the DRB of any variances between the Owner’s design and the Declaration or these Development Guidelines, and to request approval of all variances.

APPROVAL OF AN OWNER’S CONSTRUCTION DOCUMENTS DOES NOT CONSTITUTE APPROVAL OF ANY VARIANCE UNLESS THAT VARIANCE HAS BEEN SPECIFICALLY REQUESTED IN WRITING BY THE OWNER AND SPECIFICALLY APPROVED IN WRITING BY THE DRB.

Approval of plans and specifications shall be based upon a determination by the DRB, by a majority vote, as to whether or not such plans and specifications adequately meet objectives established for the Property with regard to aesthetic quality and consistency and requirements of the Declaration and these Development Guidelines.

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Should the DRB fail to approve or take action on a submittal in complete form as required by these Development Guidelines within the allotted time frame, it shall be concluded that the DRB has disapproved such plans and specifications. Delays caused by the need for additional information, modification to the submitted documents, and approvals to variances shall extend the review period, as stated in the applicable provisions of the Declaration.

No construction may begin until authorized in writing by the DRB. The DRB; at the request of an Owner, may approve portions of a plan so that some construction may be started while reviewing resubmitted documents or applying to obtain a variance. In such event, the Owner proceeds with construction at its own risk and shall be solely responsible for its plans submitted for later review result in the DRB requiring changes to such partially approved plans and any construction thereunder.

Preliminary Plan Approval (Optional)

In such format as may be required by the DRB, the submission shall show the site planning, including but not limited to a parcel plan showing location and size of any and all buildings, parking, access, set backs and open space.

Preliminary Plan Requirements

The preliminary submission shall consist of three full sets of preliminary plans and specifications at an appropriate industry standard scale, showing or stating but not limited to the following:

•	Description of proposed uses,

•	Master plan for full development of the Site, including future expansion;

•	Site plan and schematic design of area proposed for immediate development showing:

a.	Location of all structures, easements, roadways, set-backlines, and curb cuts;

b.	Location of all walks, parking areas, loading areas, trash enclosure areas, driveways and outside storage areas;

c.	Site coverage data and calculations;

d.	Size (gross square footage) and height of all buildings and the capacity of all parking structures and areas;

e.	Parking data and calculations, including base data for projected;

f.	Proposed exterior layout, location and size.

•	Architectural building elevation drawings of each building face fronting on a street;

•	Location and color of all proposed building/roofing materials, with sample boards, methods, and details;

Final Plan Approval Requirements

In no case shall construction commence without full written approval of the DRB.

By no later than 30 business days prior to the projected date for commencement of construction, there shall be a final submission to the DRB at which time the Owner, applicant, shall submit detailed information in writing regarding the proposed use at the site, copies of all applications for governmental

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permits, and three full sets of final site plans, construction drawings, and specifications prepared and certified by an architect, professional engineer, landscape architect, and land surveyor registered under Indiana law, at an appropriate scale, showing the following:

•	Description of uses;

•	Location of all structures, easements, roadways, set-back lines, and curb cuts;

•	Location of all walks, driveways, and curb-lines;

•	Roof and parapet heights above the ground floor elevation;

•	The profile of roof mounted mechanical equipment above the roof parapet;

•	Layout of location of all parking areas. including location and dimensions of all spaces, circulation aisles, curbs, and wheel stops:

•	Layout, location and screening of all loading areas;

•	Layout and location of all outside storage areas, including identification and size of the materials to be stored, and location and dimensions and type of all fencing and screening;

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All landscaping, including location, caliper, type, and number of trees and shrubs, location and type of all ground cover and lawn material, and existing trees and limits of clearing and grading, retaining wall locations and materials.

•	Automatic irrigation system including meter locations, pipe size, head, volume and controller location and type;

•	Location, height, intensity, and fixture type of all exterior lighting including a graphic point-by-point analysis;

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Location, connection points, size, and type of all pipes, lines, conduits, and mechanical equipment and facilities for the transmission of water, sanitary sewage, industrial sewage, stormwater water and other utility services and proposed screening;

•	Location, height, size and type of all fencing;

•	Architectural floor plans, building elevations, wall sections, details of each building, and similar drawings showing height of all buildings;

•	Building and roofing material, color information, and final sample boards depicting all visual construction materials as specified in construction specifications;

•	Temporary construction sign design;

•	Permanent sign design and sign location;

•	Site coverage data and calculations, including building sizes in square footages to accompany floor area ratios;

•	Parking data and calculations, including base data for projected needs;

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•	Site drainage and calculations including finished floor elevations, finished contour lines, and spot elevations and one-foot contour intervals for proposed and future phases.

•	Sizes in square footage and height of all buildings;

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Certification by the Owner’s architect and engineer that the design of the improvements complies with the Declaration and these Development Guidelines. If any proposed improvements do not comply with the Declaration or these Development Guidelines, the Owner’s architect and engineer in such certification, shall specify and explain such noncompliance; and

•	Soils report prepared by a licensed geotechnical engineer and such other data as may be required by the DRB.

Submittal Requirements for Re-painting, Revisions, Alterations, Additions, or Changes to Previously Approved Plans and Uses

Final plan submittals shall be required for major exterior revisions, re-painting of buildings or portions of buildings, exterior alterations or additions to approved or existing developments within the Park. Each application will be evaluated for the changes the site, overall Master Plan and Park infrastructure.

All applicants are required to submit copies of the same construction documents to the appropriate municipalities for approval in order to demonstrate precise construction details for implementing approved concept, preliminary or final plans.

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Final plans for the proposed construction must be submitted to the DRB and approved before construction documents are submitted to the governing municipality and before the commencement of construction.

•	Revisions, alterations, or additions require the submission of three sets of documents including;

a.	A written description of the nature and extent of the proposed revisions, alterations or additions to be undertaken;

b.	Indications of proposed revisions, alterations, additions or changes to:

1.	The site plan;

2.	The grading and drainage plan;

3.	The landscape plan.

•	The building elevations including:

a.	Wall and roof materials, textures and colors, and samples;

b.	Locations of wall-mounted signage and lighting;

c.	Roof and parapet heights above the ground floor elevation;

d.	The profile of roof mounted mechanical equipment above the roof parapet;

e.	The building floor plans.

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•	Sample boards depicting all visual construction materials as specified in construction specifications (i.e., actual finish, colors, etc).

•	Site Plan Indicating:

a.	The new total building floor area;

b.	The new site coverage;

c.	The new building coverage;

d.	Calculations demonstrating need for additional parking;

e.	The new parking provided.

Variances

Any requested variances to these Development Guidelines will be considered only on a case-by-case basis. THE GRANTING OF A VARIANCE DOES NOT SET A PRECEDENT FOR FUTURE VARIANCES AND DOES NOT AFFECT ANY OF THE PROVISIONS OF THE DECLARATION OR THESE DEVELOPMENT GUIDELINES. Any submission which requests a variance shall include specific identification of the variance and the reasons therefore. Approval of a variance requires positive action by the DRB in writing before work can start on the portion of the Improvement related to the variance. Where a variance has been granted for a development, the variance shall be deemed to apply, as well and as applicable, to any future expansion of said development which was explicitly approved as a part of the variance.

Architect/Landscape Architect/Engineer

All Improvements shall be designed by a licensed architect/landscape architect and/or engineer.

Commencement of Construction

An Owner shall give the DRB 72 hours advance written notice prior to commencement of construction on a Site.

As-Built Documentation

Within 60 days of completion of improvements, the Owner of the Improvements will provide to the DRB an “as-built” site plan. This site plan shall show the location, size, and configuration of all above ground improvements, paved areas and of all underground utilities, and also shall provide the following specific information:

•	Tract size;

•	Permeable surface area;

•	Ground floor square footage (footprint) and total square footage of all buildings;

•	Landscape plan;

•	Landscape irrigation plan;

•	Site lighting plan;

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•	Site utility plan within five feet of building;

•	Site grading drainage plan; and

•	Such other information requested by the DRB.

Provide site plan in both hard copy and electronic (DWG) format.

PART TWO — GENERAL DESIGN STANDARDS

ZONING REQUIREMENTS

It is the intent that these written Design Standards shall serve as a supplement to all general zoning requirements applicable to the Park. In the event of a conflict between the applicable zoning requirements and these Design Standards, the more stringent requirement shall apply.

LAND USE

Approved Uses

The following uses shall be deemed Approved Uses within all planned areas and jurisdictions:

•	Warehousing and Storage Facilities

•	Distribution Facilities

•	Light Manufacturing and Fabrication

•	Office Uses as an ancillary use to the above uses.

•	Free Standing Office Uses

The following uses shall be considered Approved Uses and do not require DRB acceptance:

The enclosed storage, handling, manufacture, and distribution of durable and/or perishable goods that do not constitute a safety factor or involve the use of hazardous, caustic, or poisonous materials during the process of storing, handling, manufacturing, or distributing of the product.

Such uses that do involve the use of hazardous, caustic, or poisonous materials during the process of storage, noxious fumes, smoke or steam, malodorous by-products of handling, manufacture, and distribution of the product may be acceptable but must be reviewed by the DRB for acceptance into the Park.

Conditional Uses

The following uses shall be considered Conditional Uses and will require approval of the DRB for acceptance into the Park, unless such uses are acceptable and permitted under the current applicable zoning designations.

•	Retail

•	Restaurant

•	Fast food with or without drive thru

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•	Gas/Convenience station

•	Car Rental

•	Hotel

•	Exterior Trailer Storage

•	Exterior Container Storage

•	Exterior Material Storage

•	Day Care Facilities

•	Auto and Truck Repair

•	Truck Washing Facility

PART THREE — SITE PLANNING PARAMETERS STREET TYPES

Public Streets

Innovation Boulevard shall have a right-of-way width of 80 feet. 70 West Blvd. is being constructed in accordance with Hendricks County (the “County”) standards.

All other pubic roads shall have a right-of-way width of 80 feet and a minimum pavement width of 30 feet with concrete curbs.

Private Streets

All private streets shall have a minimum pavement width of 30 feet. Concrete curbs shall be provided.

Building Orientation

Any building erected on a site adjoining public street, or any major thoroughfare must face on that street, unless otherwise approved by the DRB. (Face of building defined as the greatest glazed area and/or main entry). If a Site is adjacent to more than one of such named streets, the owner may orient the building to face either of such streets, provided the setback requirements of each adjacent street are met.

If a building is oriented such that the loading docks/service court side of the building faces a public roadway, additional landscape treatment shall be provided in accordance with the landscaping provisions provided (See Landscape Section).

Sites adjacent to more than one street shall comply with the front yard setbacks applicable to each of such streets.

SETBACKS

Minimum front, side and rear yard paving and building setbacks are shown on this page which illustrates the locations of setbacks on a typical parcel (refer to notes below). Improvements constructed on Sites adjacent to more than one street shall comply with the front yard setbacks applicable to each of such streets.

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IN SOME INSTANCES, APPLICABLE SETBACKS REQUIRED BY THE APPLICABLE GOVERNMENTAL AUTHORITY MAY EXCEED THOSE SET FORTH IN THE DECLARATION. THEREFORE, AN OWNER MUST MAKE SURE THAT THE APPLICABLE GOVERNMENTAL REQUIRED SETBACKS AND ALL ORDINANCES AND THE INDIANA BUILDING CODE (IBC) ARE SATISFIED.

Building Setbacks

• Innovation Boulevard:	50’ base setback or 30’ alternate setback (see landscape standards for differences)

• Public Roadway:	50’ base setback or 30’ alternate setback (see landscape standards for differences)

• Private Roadway:	30’ from edge of pavement

• Side and Rear Yards:	40’

• Project Perimeter:	40’

Pavement Setbacks

All parking areas shall have setbacks of at least 10 feet from any building face fronting on a street. All setback areas shall be landscaped unless otherwise approved by the DRB. This provision does not apply to truck docking/loading areas or taxiway approaches.

•	Adequate radius shall be provided at all truck/trailer access points to prohibit traffic from disturbing lawn/planting areas. A 40 foot minimum radius is required.

Pavement Setbacks (Passenger vehicle parking lots only)

• Innovation Boulevard:	25’

• Public Streets:	15’

• Private Streets:	15’ from edge of pavement

• Side and Rear Yards:	10’ (may be 0’ if utilizing a shared access drive)

• Project Perimeter:	25’

Loading Areas and Exterior Material Storage Area Pavement Setbacks

• Innovation Boulevard:	50’ base setback-25’ alternate setback (see landscape standards for differences)

• Public Street:	50’ base setback-25’ alternate setback (see landscape standards for differences)

• Private Street:	15’ from edge of pavement

• Side and Rear Yards:	10’ (may be 0’ if utilizing a shared loading dock, access drive, or shared fire access drive)

• Project Perimeter:	25’

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Free-Standing Trailer Storage Area Pavement Setbacks (excluding those associated with building loading areas).

• Innovation Boulevard:	50’

• Public Street:	50’

• Private Street:	25’ from edge of pavement

• Side and Rear Yards:	50’

• Project Perimeter:	50’

Free-Standing Container Storage Yard Pavement Setbacks

• Innovation Boulevard:	50’

• Public Roadway:	50’

• Private Roadway:	50’ from edge of pavement

• Side and Rear Yards:	50’

• Project Perimeter :	50’

Access Drives:

•	Access drives shall be 10 feet or more from a side lot unless shared access drives are utilized. Common access easements shall then be provided.

•	Adequate radius shall be provided at all truck/trailer access points to prohibit traffic from disturbing lawn/planting areas. A 40 foot minimum radius is required.

•	Shared curb cuts between adjoining properties shall be strongly encouraged.

PAVED AREAS

All exterior storage, vehicular use and parking areas area are to be paved with asphalt or concrete. No gravel shall be permitted. All paved areas shall comply with the following criteria.

Parking and Loading Requirements

•	Parking space size is 9’ x 18’ minimum.

•	Loading area size 12’ x 50’ minimum.

•	Drive aisles are to be 22’ minimum.

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Employee and Visitor Parking Areas

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Minimum Parking Requirements: Parking areas shall be sufficient to accommodate all parking needs for employees, overlapping shifts, company vehicles, and visitors without the use of on-street parking. If parking needs increase, additional off-street parking shall be provided by the Owner. Owners shall promptly advise the DRB in writing of any change or intensification of use that will increase the number of vehicles accessing the Site. All parking on the Property shall comply with the following minimum standards:

a.	Manufacturing, Distribution and Warehousing (including any ancillary office use): 1/2 stall per 1000 square feet of building area.

b.	Retail: 4.5 spaces per 1000 square feet of building area.

c.	Free-standing Office (general, medical or dental): 4 spaces per 1000 square feet of building area.

d.	Hotels: 1 space per room,

e.	Automobile service station: 2 spaces minimum plus required additional spaces for any retail square footage provided.

f.	Restaurant: 1.5 spaces per 75 square feet of building area.

g.	Car rental; 1 space per service vehicle and lease vehicle in inventory plus I per employee.

h.	Daycare: 2 spaces per classroom, and no less than 6.

Required Loading Spaces by use and size: The following minimum number of loading spaces shall be provided per site:

a.	Offices, Hotels, Daycare, and Car Rental Uses:

20,000 SF to 100,000 SF	1
100,000 SF to 350,000 SF	2
350,000 SF and greater	3

b.	Industrial, Automotive Service Station, Retail, and Restaurant Uses:

5,000 SF to 10,000 SF	1
10,000 SF to 30,000 SF	2
30,000 SF to 90,000 SF	3
90,000 SF to 150,000 SF	4
150,000 SF to 250,000 SF	5
250,000 SF and greater	5 + 1 per each 80,000 SF over 250,000 SF.

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Plans and Specifications. All plans and specifications submitted to the DRB shall include specific information as to construction materials, construction methods to be used, diagrams of the number, type, size, and configuration of parking spaces and the basis for the calculation of the number of parking spaces.

•	Design. All parking areas shall be designed and landscaped to eliminate the monotony of large single-paved areas.

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Paving. Parking areas shall be paved with asphaltic concrete and concrete curbs subject to plans approved in writing by the DRB. All paving sub-grades shall be design per the recommendations outlined in the site specific geotechnical report completed for each site.

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Driveways

Paving Driveways including integral curbs and gutters shall be paved with asphaltic concrete and concrete. All driveway paving sub-grades shall be design per the recommendations outlined in the site specific geotechnical report completed for each site.

Service Court and Dock Areas

Adequate area shall be required on a Site for all loading and maneuvering of trucks and other service vehicles in order that such operations will not be carried out in the Streets. Such areas (including dumpster or private garbage facilities) will be reviewed by the DRB and shall be located and screened as follows:

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Sites Adjacent to 70 West Blvd. Front loading and/or maneuvering shall not be permitted unless additional landscaping treatment and screening has been provided as defined in the landscape requirements. Loading and maneuvering areas may be located at the rear, or sides, of the building except that all side loading and maneuvering shall be screened, No loading door may be closer than 100 feet from the street right-of-way line.

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Sites Adjacent to All Other Streets. Loading and maneuvering areas may be located on the rear, or sides, of the building except that no loading door may be closer than 100 feet from the street right-of-way line. Front loading is acceptable on non-median streets with appropriate screening.

On-site Trailer Storage Areas

All on-site trailer storage areas shall be paved with either asphaltic concrete or concrete and shall be screened as indicated in the landscaping and screening sections.

Container Storage Areas

All on-site container storage areas shall be paved with either asphaltic concrete or concrete and shall be screened as indicated in the landscaping and screening sections.

STORAGE TANKS

Storage tanks as required for the use and maintenance of a property shall be permitted provided such tanks comply with the following criteria and have been approved in writing by the DRB.

Above Ground Fuel Storage Tanks

•	Shall not be located between the building and a street.

•	Shall be of a color approved by the DRB.

•	Shall not be taller than the building that it serves.

Above Ground Water Storage Tanks

•	Shall not be located between the building and a street.

•	Shall be of a color approved by the DRB.

•	Shall not be taller than the building that it serves.

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Fueling Areas and Canopies

•	Shall not be located between the building and a street.

•	Shall be of the same color as the building.

•	Shall not be taller than the building that it serves.

•	Roof colors, parapet and all exposed trims shall match the main building structure.

•	All under canopy lighting must be from a concealed source.

•	No signage or graphics shall be permitted on the canopy.

Fencing, Retaining Walls, and Landscape Features

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All chain link fencing to be black PVC coated, RVG, painted black. No fence shall exceed 10 feet in height without specific approval of the DRB. Barbed wire fences and razor wire are not permitted. Use of electric fences is subject to DRB approval.

•	Use of exposed concrete block is not permitted.

•	Natural stone is always a preferable construction material.

•	Pre-engineered interlocking concrete and masonry wall systems must have the approvals of the DRB for the aesthetic compatibility of the project.

•	Vegetative systems are a preferable form of construction.

•	Durable materials No wood fences, plastic, or other synthetic site walls are acceptable.

•	For screen walls, masonry materials must match the building both in color, design, and spirit, in both the durability and construction of the product.

•	Fencing shall be a minimum of 5 feet from any vehicular pavement.

•	Cast iron and pre-finished aluminum fencing and all metal site features are to be black. Exceptions must be made in writing by the DRB.

PART FOUR — ARCHITECTURAL STANDARDS

DESIGN STANDARDS

Objective

The objective of these Architectural Design Standards is to maintain consistency and to obtain quality of development yet permit interest and variety within the architectural design of each building. All building construction projects, including alterations, re-painting, additions, re-landscaping or remodeling, are subject to review and approval of the DRB. Buildings should be considered as three-dimensional objects, and attention should be given to the compatible treatment of all exterior surfaces. It is the goal and purpose of the DRB that all buildings within 70 West Commerce Park project are compatible with other existing developments and the overall established character and the quality of a premier master-planned development. These Development Guidelines shall not be applicable to any alterations or construction that is not visible from the exterior of a building.

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All elevations of all buildings shall be finished in pre-approved masonry, stone, brick, stucco, prefabricated architectural panels, or glass construction, its equivalent or better, and no building may be covered with sheet or corrugated asbestos, iron, or steel. Unfinished concrete or exposed concrete block that is not a specific aesthetic architectural treatment is not to be considered as finished masonry.

Building Scale

The scale of each building shall be aided through the use of articulated building elements such as recesses, offsets, canopies or other such elements that help break up the building mass.

Long expanses of exterior walls shall be articulated with cast accent bands or texture changes, fenestration, painted bands or patterns.

CONSTRUCTION MATERIALS

Material Guidelines

The Material Guidelines section of these Development Guidelines is specifically intended to specify a palette and finish range for all construction throughout 70 West Commerce Park. The guidelines do not suggest or require that any given manufacturer should be used. If a comparable material in color, finish, durability, and quality is provided, it will satisfy the requirements set within.

Precast Concrete

Materials: The preferred exterior materials shall be precast concrete or masonry. Precast concrete systems are acceptable construction materials. Precast systems shall be light in color, and consistent with the intentions of these guidelines.

•	Precast concrete shall be limited to integrally colored precast, painted or stained precast panels.

•	No raked concrete panels will be permitted.

•	Tilt-up concrete panels with accent bands will be permitted.

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Tilt-slab concrete buildings shall have no greater than t2” exposed aggregate (which applies to all concrete surfaces), Tilt-slab construction walls may have no more than 300 SF of surface without reveals. Concrete color and aggregate shall be similar to samples as shown by Declarant or accepted in writing by the DRB. Applied stains and paint must be of a consistent architectural finish and maintained as required.

Masonry Units

Brick, Glazed Brick, Architectural CMU may be used as described below:

•	Masonry products shall include integrally colored split face units, painted or stained split face units or brick. No standard concrete units shall be permitted.

•	Glazed brick and glazed tile is for accent and fine details only.

•	Glass block would not be considered highlight brick and may be used as a masonry product at the owner’s discretion.

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Concrete Masonry Units are an acceptable construction material when the masonry units have an architectural finish. Split face block is the suggested finish (fluted block is not an acceptable masonry unit). A smooth finished block is subject to DRB approval or may be used up to 10% of an accent block.

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Cast Stone/Pre-Cast Concrete

Cast Stone caps, highlights, panels, etc., are acceptable construction materials. Cast stone colors shall be light, and the texture of finish shall be appropriate to abutting materials.

Wall Panel Systems

The use of wall panel systems in architectural finishes is an acceptable method of construction. No reflective surfaces are allowed. Colors for metallic, ceramic and porcelain systems should be submitted to the DRB for approval. No corrugated metal systems are allowed.

Pre-Engineered Metal Buildings

Pre-engineered metal buildings with exposed metal wall panels will not be permitted.

Curtain Wall and Spandrel Wall Systems

All curtain wall and spandrel wall systems must be either clear or black anodized, or Kynar color finished as approved by the DRB. Only one color of framing shall be used per building unless specifically approved by the DRB.

Glass panels may use grey, clear, blue or green shades of glass. Any glass with direct sun exposure must have a maximum 31% emicitivity and be insulated glass (or 33% grey).

Large expanses of reflective glass shall not be acceptable. Reflective glass may be used as accents bands and feature elements.

EIFS

Synthetic stucco or EIFS wall finish systems may be utilized 8 feet above finished grade or higher.

All finishes and color selections of EIFS shall be specifically approved by the DRB.

Roofing

Standing seam metal, built-up, ballasted, fully adhered and mechanically fastened EPDM or other membrane roof systems are to be used.

All roof apparatus, whether ventilation equipment, HVAC equipment, or other, shall be screened as required, as well as consistent in color with roof finish.

NO SHINGLES, INCLUDING CONCRETE, SLATE, ASPHALT, WOOD, ASBESTOS, OR CLAY, WILL BE ACCEPTABLE.

EXTERIOR DESIGN REQUIREMENTS

Exterior Canopies and Entrances

All exterior canopies and entrance features on a single building shall be a consistent color scheme [i.e, each entrance may have more than one color, but each entrance must be the same]. The color(s) selected for the entrance canopies shall be of a brighter hue than the field colors and shall serve as a complementary accent to the general building palette.

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Loading dock canopies shall be painted to match the entrance feature canopies or painted to match the wall field color to which it is attached.

Each entrance element shall incorporate a sufficient amount of glass curtainwall to provide an appropriate scale to the overall building.

One color/finish of aluminum curtainwall or window opening framing will be permitted per building.

One primary exterior glass color will be permitted per building. Colored spandrel glass may be used as an accent or to conceal interior framing or ductwork.

Window blinds shall match the finish of the aluminum storefront/curtainwall system.

Exterior Colors

Exterior Colors: All exterior colors and finishes shall be consistent with those in existence within the development and shall be approved by the DRB. Earth tones, muted and natural tones are preferred. Each building shall have accent colors and patterns to eliminate long expanses of wall area of the same color.

Roofs

Building roofs shall be designed and constructed with positive drainage so as to prevent water pending and to shed water in a reasonable time. The slope shall be the minimum recommended by the manufacturer of the proposed roofing system to achieve proper drainage.

•	Flat, built-up or membrane roof systems over the primary building will be permitted.

•	Pitched roofs with gabled or hipped ends will be permitted.

•	All rooftop equipment mounted on lower office or service area roofs shall be screened from view from adjacent right-of-way.

•	All rooftop equipment mounted on a warehouse roof shall be painted to match the major wall color of the overall warehouse building.

•	All building parapets shall be of a constant elevation.

•	No exterior mounted gutters and downspouts shall be permitted.

•	All screen walls shall be consistent with the materials and colors of the adjacent building.

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All rooftop equipment, piping, flashing, and other items exposed shall be finished to match the roof surfacing color or shall blend with the roof surface and building aesthetic, Roof items should be screened as required.

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Roof Maintenance: Built-up roofs and roof tops which include equipment, piping, flashing, and other items behind the parapet walls shall be periodically painted and maintained for continuity of the roof appearance.

Dock numbering that is integral with the dock seal head shall be permitted. Numbering shall be applied with a permanent graphic type.

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Roof Equipment

Cooling towers, fans, air conditioners, vents, and any other structures or equipment either located on the roof or elsewhere shall be architecturally compatible with the building in the opinion of the DRB and shall be screened from view from any adjacent Street by a method approved in writing by the DRB prior to any construction or erection of said structures or equipment.

•	All communication equipment, whether a tower or dish, shall be approved by the DRB as to design, location, and screening before installation.

Grading, Roof and Surface Drainage

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All structures will be equipped with roof drains, interior downspouts, and/or other drainage conveyances. All such roof drains, interior downspouts, and other drainage conveyances shall be at a location and of a material acceptable to the DRB. Conveyance of water from downspouts shall be via underground storm sewers or concrete flumes or paving. Downspout water will not be permitted to be deposited directly onto landscape areas or into open ditches and will be in conformance with Development Guidelines covering screening, storage, and loading. All surface drainage, including roof drainage of buildings, shall be designed to conform to the overall drainage of the Property as required by the DRB.

Overhead Doors and Seals

All overhead doors within a building shall be of a single color. White is the preferred color.

•	No exterior graphics will be permitted on the exterior face of overhead doors.

Dock numbering that is integral with the dock seal head shall be permitted. Numbering shall be applied with a permanent graphic type.

All dock seals and shelters on a building shall be of a single color.

•	Black is the preferred color.

Dumpsters, Compactors and Exterior Storage

Each building, complex of buildings, or separate commercial business enterprise shall have a separate storage area for trash and waste items generated, manufactures, or acquired by such commercial activities. The sorting, handling, moving, storing, removing, and disposing of all such waste materials must be housed or screened in a manner approved in writing by the DRB. Each kitchen facility shall contain a water-flushing garbage grinder disposal. All facilities and plans for the disposal of wastes other than by public sewage methods (such as shredding, compacting, incineration, or chemical dissolution) must be approved in writing by the DRB.

All outdoor refuse containers not attached to or contiguous to a building shall be visually screened, by masonry or durable material, so as not to be visible from adjacent lots or sites, neighboring properties, or streets. No refuse collection areas shall be permitted between a street and the front of a building. Refuse collection areas shall be effectively designed to contain all refuse generated on-site and deposited between collections. Deposited refuse must not be visible from outside the refuse enclosure. Refuse collection areas must be so located upon the lot as to provide clear and convenient access for refuse deposition and collection, thereby minimizing wear and tear on driveways and streets.

All dumpsters and compactors not attached or located contiguous to the building within the truck service court shall be completely screened from view with landscaping, mounding or erected screen walls of masonry or precast concrete. Screen walls shall be painted with a color palette with the building.

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•	Screening shall be provided to a height one foot higher than the equipment contained therein, but not lower than 6 feet high.

•	All locations need to be approved prior to initiation of construction.

•	Each dumpster location shall have a concrete approach apron and pad on which the dumpster sits.

Exterior Storage Areas

Exterior storage yards, except for approved pallet storage areas, are prohibited unless specifically approved in writing by the DRB.

Pallet storage shall be completely screened as required for non-attached dumpsters.

All exterior storage areas shall be screened with evergreen plant material to 100 percent opacity to 8 feet above adjacent grade.

Excavation

No excavation shall be made except in conjunction with construction of an Improvement. When such Improvement is completed, all exposed openings shall be back-filled, graded, and returned to original landscaped conditions. During excavation, all work must adhere to the Declaration of Covenants, Restrictions and Easements for the Park as well as all applicable ordinances from appropriate municipalities and governing bodies.

PART FIVE — LIGHTING

STREET LIGHTING

All street light poles and fixtures shall be consistent throughout the entire Park. Streets lights on 70 West Blvd. shall be installed as part of the roadway. All other public and private streets shall have the street lights installed as part of the initial construction.

Public Streets

Street lighting on public streets other than 70 West Blvd. shall be provided by pole mounted light fixtures. Poles lights will be Lithonia, Aerie Style, factory finished white, or other as approved by the DRB.

Private Streets

Street lighting on private streets shall be provided by pole mounted light fixtures. Poles lights will be Lithonia, Reds Style, factory finished white, or other as approved by the DRB.

SITE LIGHTING — GENERAL REQUIREMENTS

All exterior lighting shall be contained within the building lot and shall not spill out to adjoining lots and shall be of a cut-off fixture type. Any light source that is determined to be in conflict with aviation practices shall be re-configured or removed by the aviation authority.

All exterior lighting shall be metal halide.

All building mounted light fixtures shall be mounted at a consistent elevation.

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Parking Area Lighting

All parking area lighting shall be provided by a pole fixture, Lithonia Lighting, Contour, KAD, Soft Square Cutoff Lighting KAD, or approved equal.

Maximum fixture height is 40 feet above finish grade. At no point shall the light fixture height be taller than the highest point of any building structure.

All poles to be straight (non-tapered) square aluminum sections.

•	All poles and fixtures to be factory finished white.

Maximum and Minimum Lighting Levels

•	The maximum average maintained lighting level shall be 2 FC.

•	The minimum average maintained lighting level shall be 1/2 FC.

Service and Dock Area Lighting

If required, truck area lighting shall be provided a combination or building mounted lights and by pole mounted light fixtures that are located at the far edge of a truck service area and directed toward the building. No aimed spot lights directed away from the building will be permitted. Lithonia Lighting, Contour, KAD, Soft Square Cutoff Lighting KAD, or approved equal.

Maximum fixture height shall be 40 feet above finish grade, but in no case shall be higher than the highest point of any building structure.

•	All poles to be straight (non-tapered) square aluminum sections.

•	All poles and fixtures to be factory finished white.

Building Mounted Lighting

AU wall mounted lights shall be a shoe box fixture Lithonia Lighting, Contour, KAD, Soft Square Cutoff Lighting KAD, or approved equal. All fixtures to be factory finished white.

•	Aiming or rotating fixtures shall not be permitted.

•	No neon or flashing lights shall be permitted.

Building Accent Lighting

Building accent lighting to compliment the building architecture shall be encouraged; however, accent lighting shall be limited to the front of each building. Light sources shall be ground mounted and screen with landscaping.

Flag Pole Accent Lighting

Flag pole lighting shall be ground mounted. The light fixtures shall be screen with landscaping.

PART SIX — LANDSCAPING

GENERAL REQUIREMENTS

As many trees as possible along the perimeter of the entire site shall be preserved.

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Any portion of a developed lot upon which a building or parking area is not constructed shall be landscaped with a lawn as a minimum.

All landscaping shall meet these minimum Landscape requirements.

Each main building entrance area shall be planted with a combination of deciduous, evergreen, ornamental and seasonal plantings.

Large wall areas of building adjacent public or private streets shall be landscaped to soften and break up the scale of the wall.

STREET FRONTAGE LANDSCAPE TREATMENTS FOR BUILDINGS AND PARKING AREAS

Each individual building or site developer is to provide street plantings located within the right-of-way. In addition to these trees, each project development shall adhere to the following requirements:

Innovation Blvd. Frontage

Parking areas adjacent 70 West Blvd. must be screened along its entirety, exclusive of access drives or lanes, or required flood routing through mounding, consisting of a 3’ height mound, evergreen, hedge, masonry wall, or a combination of all three. Maximum slope on mounds shall be 3:1. A minimum of 5 ornamental trees and/or evergreen trees per 100 LF or fraction there of shall be installed.

Building area landscape frontage base planting” (50’ setback or greater from R.O.W.) shall consist of 3 shade trees and 10 shrubs per 100 LF of building or fraction thereof.

Building area landscape frontage alternate planting* (30’ to 49.9’ from R.O.W.) shall consist of the base planting plus an additional 5 evergreen trees per 100 LF or fraction thereof, an additional 10 shrubs per 100 LF or fraction thereof, plus a continuous ornamental grass planting from tree mass to tree mass as installed by the master developer in the R.O.W.

Other Public Street Frontage

Parking areas adjacent to other public streets must be screened along it’s entirety, exclusive of access drives or lanes, or required flood routing through mounding, consisting of a 3’ height mound, evergreen, hedge, masonry wail, or a combination of all three. Maximum slope on mounds shall be 3:1. A minimum of 5 ornamental trees and/or evergreen trees per 100 LF or fraction there of shall be installed.

Building area landscape frontage base planting* (50’ setback or greater from R.O.W.) shall consist of 3 shade trees and 10 shrubs per 100 LF of building or fraction thereof.

Building area landscape frontage alternate planting* (30’ to 49.9’ from R.O.W.) shall consist of the base planting plus an additional 5 evergreen trees per 100 LF or fraction thereof and an additional 10 shrubs per 100 LF or fraction thereof.

Shared Private Street Frontage

Parking areas adjacent to shared private internal streets must be screened along it’s entirety, exclusive of access drives or lanes, or required flood routing through mounding, consisting of a 3’ height mound, evergreen, hedge, masonry wall, or a combination of all three. Maximum slope on mounds shall be 2:1. A minimum of 5 ornamental trees and/or evergreen trees per 100 LF or fraction there of shall be installed.

Each building/tenant identification sign shall be landscaped.

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PARKING AREA LANDSCAPING

A minimum of 5% interior green space in parking areas is required. For purposes of calculations, loading docks, service drives not associated with parking areas, and fire access drives are not included in this calculation.

•	Minimum square footage of landscape areas shall be 150 square feet,

•

Maximum allowable square footage of green space areas is 1500 square feet (areas may be larger, but only 1500 square feet maximum is allowed to be calculated towards the interior green space requirement).

•	Minimum average width of a green space area is 9’.

•	Each area that is designated as interior green space must contain one of the following: deciduous shade tree, ornamental tree, or evergreen tree.

Project Perimeter Screening

Parking areas adjacent the project perimeter must be screened along it’s entirety, exclusive of access drives or lanes, or required flood routing through mounding, consisting of a 3’ height mound, evergreen, hedge, masonry wall, or a combination of all three. Maximum slope on mounds shall be 3:1. A minimum of 5 ornamental trees and/or evergreen trees per 100 LF or fraction thereof shall be installed.

LOADING DOCK SCREENING

Loading areas adjacent public right-of-ways are not encouraged, but are permitted.

Any loading area that abuts any public street right-of-ways or project perimeter must be screened at 100% opacity to a height of 6’ minimum, which may be achieved through any of the following means:

•

Minimum 50’ pavement setback with continuous 6’ height mound with evergreen tree plantings at 3 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•	Minimum 25’ pavement setback with a 4’ average height mound with evergreen tree plantings at 8 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•	8’ height masonry screen wail to match building or adjacent buildings.

FREE STANDING TRAILER STORAGE SCREENING

Trailer storage adjacent public right-of-ways is not encouraged and are subject to approval by the DRB.

Any trailer storage area must be screened along it’s entirety, exclusive of access drives or lanes, or required flood routing through mounding, at 100% opacity to a height of 12’ minimum (within 5 years of construction), which may be achieved through any of the following means

•	Continuous 8’-12’ height mound with evergreen tree plantings at 3 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•	Continuous 6’-8’ height mound with evergreen tree plantings at 12 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•	12’ height masonry screen wail to match building or adjacent buildings.

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FREE STANDING CONTAINER STORAGE SCREENING

Container storage adjacent public right-of-ways is not encouraged and are subject to approval by the DRB.

Any container storage area must be screened along it’s entirety, exclusive of access drives or lanes, or required flood routing through mounding, at 100% opacity to a height of 18’ minimum (within 5 years of construction), which must be achieved by the following means:

•	Continuous 8’-12’ height mound with evergreen tree plantings at 16 trees per 100 LF or fraction thereof and three ornamental trees per 100’ linear feet or fraction thereof.

MATERIALS STORAGE AREA SCREENING

Material storage areas adjacent public right-of-ways are not encouraged and are subject to approval by the DRB.

Any materials storage area that abuts any public street right-of-ways or project perimeter must be screened at 100% opacity to a height of 8’ minimum, which may be achieved through any of the following means:

•

Minimum 50’ pavement setback with continuous 8’ height mound with evergreen tree plantings at 3 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•

Minimum 25’ pavement setback with a 4’ average height mound with evergreen tree plantings at 12 trees per 100 LF or fraction thereof and three ornamental trees per 100’ lineal feet or fraction thereof.

•	8’ height masonry screen wall to match building or adjacent buildings.

IRRIGATION REQUIREMENTS

All planting areas from actual building line forward to a public street shall be irrigated. In the event there is a freestanding trailer or container storage area, the actual pavement setback shall serve as the point from which irrigation must occur. Parking islands less than 1000 square feet are omitted from this requirement. The irrigation must extend to the curb of the public street unless previously irrigated by the Master Developer. All planting areas adjacent main building entrances shall be irrigated.

All irrigation systems must be maintained and utilized during the normal growing season to keep plantings watered and in good condition.

All irrigation systems shall incorporate a rain sensing device that automatically shuts the irrigation system down during periods of wet weather.

GENERAL SCREENING

All wail mounted meters, ground mounted mechanical equipment and utilities (including transformers) visible from public right-of-ways shall be screened with landscape plantings.

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MINIMUM PLANT SIZES

• Deciduous shade trees	2 cal. Inch

• Ornamental trees	1 cal. Inch

• Evergreen trees	5’-6” height

• Shrubs	24” height or spread

• Perennials	1 gallon container

• Ground Covers	1 1/4” peat pot

ALLOWABLE PLANT SPECIES

Deciduous Shade Trees

Freeman Maple and cultivars

Norway Maple and cultivars

Thornless honeylocust species and cultivars

Chinese Elm

Elm hybrids Red Oak

Shingle Oak Willow Oak

Swamp White Oak

Pin Oak

Burr Oak

Kentucky Coffee Tree

Hornbeam

Turkish Filbert London Plane Tree

River Birch

Yellowwood Sweet Gum Ginkgo

Bald Cypress Silver Linden

Ornamental Trees

Amur Maple

Witch-hazel

Japanese tree lilac

Golden Rain tree

Japanese Maples

Magnolias

Contorted Willow

Paperbark Maple

Ornamental Pears (not Bradford)

Kousa Dogwood

Evergreen Trees

Colorado Blue Spruce

Colorado Green Spruce

Norway Spruce

White Spruce

Black Hills Spruce

Serbian Spruce

Concolor Fir

White Fir

Chamaecyparis

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Shrubs

Taxus

Junipers

Holly

Boxwood

Chamaecyparis (shrub types)

Spiraea

Burning Bush

Smokebush

Mock Orange

Japanese Flowering Quince

Hydrangeas

Sweet Shrub

Potentilla

Duetzia

Fragrant sumac

Bayberry

Forsythia

Beauty Bush

Shrub Roses

Dogwood (shrubby types)

Vibumums

Lilac

Perennials

Hosta

Daylily

Ornamental grasses

Joe Pye Weed

Black eyed Susan

Coneflower

Monarda

Aster

Spike Gayfeather

Butterfly Bush

Toad Lilly

Astilbe

Iris

Sedges

Lamium

Lamb’s Ears

Daisy

Russian Sage

Peony

Meadow Sage

Sedum

Speedwell

Exclusions-Purple Loosestrife

PART SEVEN—SIGNAGE

GENERAL REQUIREMENTS

All signs shall be provided and installed by a licensed sign contractor.

All building mounted signs shall be submitted to the DRB prior to submittal to the County or fabrication.

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It shall be the tenant’s responsibility to apply for and obtain all required County approvals and permits prior to installation of signs.

Street Signs

All street signs, both public and private shall be of a consistent design, height and installation throughout the Park.

GROUND SIGNS

One ground mounted sign that identifies a single building and the multiple tenants and addresses within that building is permitted at each curb cut serving said building. If a project site has multiple curb cuts, one sign is permitted at each curb cut.

Each ground mounted building identification sign shall be consistent throughout the development. Each sign shall be painted the same field color as the building it serves. The accent color on the sign shall match the accent color an the build.

Each tenant will be permitted one identification area on this sign.

No individual tenant ground signs will be permitted without approval from the DRB.

PART EIGHT — STORMWATER MANAGEMENT

Stormwater management facilities for all developments shall be designed in accordance with current Indiana Environmental Protection Agency requirements and the data and procedures set forth in the “Hendricks County Stormwater Management Handbook” dated February, 2005. Wet retention ponds are discouraged, but are permitted within the development area.

Individual building projects shall accommodate all stormwater management requirements on their own individual site.

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PART NINE — MISCELLANEOUS PROVISIONS

Construction Completion

Once commenced, all construction shall be diligently pursued to completion. Such construction may not be left in a partially completed condition any longer than is reasonably necessary. During construction, all work must adhere to the appropriate Declaration as well as all applicable ordinances from appropriate municipalities and governing bodies.

Maintenance

Upon the completion of construction of facilities and site work, the Owner shall maintain their facilities in substantially the same condition that exists at the time of completion of the facilities. Each Owner shall have the duty and responsibility, at its sole cost and expense, to keep its Site and all Unpaved Right-of-Way adjacent to the Site and, subject to ordinary wear, tear and deterioration, buildings and Improvements thereon in a well maintained safe, clean, neat, orderly and attractive condition at all times, except as such may be maintained by the Association as provided in the Declaration. Such maintenance includes, but is not limited to, the following: righting and straightening of all tilting or leaning structures; returning any damaged or dilapidated structures to a state of original condition; prompt removal of all litter, trash, refuse and wastes; lawn mowing; tree and shrub care; watering other Landscaping maintenance; keeping exterior lighting and mechanical facilities in working order, keeping lawn and garden areas, driveways and private roads in good repair; keeping all signs in good repair; complying with all government, health and police and fire requirements, repairing exterior damage to improvements; striping of parking areas and repainting of improvements. The Owner shall maintain the Unpaved Right-of-Way adjacent to its Site and the front yard raving Setback area on that site on such schedule and in such a manner as is approved by the DRB in an effort to maintain a reasonably consistent appearance of all Unpaved Right-of-Way and front yard Paving Setback areas in the Property subject to the right of the Association to maintain all or a part of the applicable Parkway Landscape Area. The Association shall have the right, but not the obligation. to perform any maintenance, repair. or replacement of landscaping, signs, screening, or decorative walls, surface parking areas, ponds, lakes, fountains, pools, exterior lighting, sculptures, utilities, drainage systems, lighting, and park and recreational facilities and equipment on a Site or the adjacent Unpaved Right-of-Way upon the failure of the Owner to do so with such failure continuing for seven days after written notice thereof is given by the Association to such Owner (or after such longer notice period as may be allowed by the DRB due to the nature of such deficiency). It is also the responsibility of the owner to secure damaged areas until timely repairs can be executed, as well as taking all possible measures to make said areas visually acceptable, as determined by the DRB, during the time of repair.

PART TEN — RESTATEMENT OF INTENT

THESE GUIDELINES AS A WHOLE OR IN PART, DO NOT IN ANY WAY SUPERSEDE ANY MUNICIPAL, COUNTY, STATE, OR FEDERAL SPECIFICATIONS, REQUIREMENTS, ORDINANCES, RULES, OR OTHER APPLICABLE REQUIREMENTS. THESE GUIDELINES ARE INTENDED BOTH FULLY AND ONLY FOR THE ESTABLISHMENT AND MAINTENANCE OF AESTHETIC COMPATIBILITY AND ENDURING QUALITY OF THE PROJECT.

THESE GUIDELINES REQUIRE, WHENEVER POSSIBLE, THE CONSULTATION AND INSCRIBING OF PROFESSIONAL CONSULTANTS TO ENSURE THE SAFETY AND PROTECTION OF ALL CONCERNED PARTIES WHO MIGHT IN ANY WAY HAVE ANY VISITATION OR AFFILIATION WITH THE PROJECT.

THE DESIGN REVIEW BOARD IN NO WAY HOLDS ITSELF RESPONSIBLE FOR THE KNOWLEDGE AND/OR VERIFICATION OF PROFESSIONAL SERVICES BY LICENSED AND KNOWLEDGEABLE CIVIL, MECHANICAL, ELECTRICAL, TRAFFIC, OR OTHER ENGINEERS, ARCHITECTS, LANDSCAPE ARCHITECTS, OR OTHER SPECIALIZED PROFESSIONAL.

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PART ELEVEN — REFERENCE STANDARDS

•	The International Building Code, current edition CCR (Codes, Covenants and Restrictions)

•	State and Federal Regulations

•	Association By-laws

•	Hendricks County Zoning Code, current edition

•	Hendricks County Stormwater Management Handbook dated February, 2005.

1026291_3

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EXHIBIT J

LEASE GUARANTY AGREEMENT

THIS LEASE GUARANTY AGREEMENT, dated as of January            , 2013, (together with all amendments and supplements hereto, referred to as this “Guaranty”), is from GORDMANS, INC., a Delaware corporation (herein, together with its successors and assigns, including, without limitation, any entity succeeding thereto by merger, consolidation or acquisition of its assets substantially as an entirety, referred to as “Guarantor”), to AMBROSE MONROVIA, L.L.C., an Indiana limited liability company (herein, together with its successors and assigns, referred to as “Landlord”).

WHEREAS, Landlord has leased to Gordmans Distribution Company, Inc., a Kansas corporation, a certain parcel of real property together with the building and improvements located thereon, and as described in Exhibit A attached hereto (the “Premises”) pursuant to a Lease Agreement dated as of even date herewith, between Landlord and Tenant (the “Lease”) (capitalized terms not defined herein shall have the meanings given in the Lease); and

WHEREAS, Tenant is a 100% owned subsidiary of Guarantor; and

WHEREAS, the execution and delivery of this Guaranty by Guarantor is an inducement to Landlord to acquire the Premises and enter into the Lease and Landlord has advised Guarantor that it is not willing to enter into the Lease unless this Guaranty is executed and delivered;

NOW, THEREFORE, in consideration of the premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees with Landlord as follows:

1. Guarantor unconditionally and irrevocably guarantees (i) the payment and performance by Tenant of all its obligations, covenants, agreements, terms and conditions under the Lease and (ii) the prompt payment of all sums which may become payable by Tenant pursuant to the Lease in full when due in accordance with the provisions thereof. If for any reason any such sums shall not be paid by Tenant promptly when due, or any such agreement, covenant, term or condition is not performed or observed by Tenant in accordance with the Lease, Guarantor promptly, after notice thereof, will pay the same to the person entitled thereto pursuant to the provisions of the Lease and will promptly perform and observe the same or cause the same promptly to be performed or observed, in any case regardless of) whether Landlord shall have taken any steps to enforce any rights against Tenant or any other remedy thereunder as a result of the default of Tenant thereunder. It being understood that this Guaranty is a guaranty of payment and performance and not of collection. Guarantor also agrees to pay to Landlord such further reasonable and actual amounts as shall be sufficient to cover the cost and expense actually incurred in collecting such sums, or any part thereof, or of otherwise enforcing this Guaranty, including without limitation, in any case, reasonable attorneys’ fees and disbursements.

2. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the further consent of Guarantor:

(a) the waiver by Landlord of the performance or observance by Tenant, Guarantor, or any other party of any of the agreements, covenants, terms or conditions contained in the Lease or this Guaranty;

(b) the extension, in whole or in part, of the time for payment by Tenant or Guarantor of any sums owing or payable under the Lease (provided, however, that if any such extension is expressly granted by Landlord, then Guarantor shall be entitled to the benefit of such extension);

(c) any assignment or reassignment of the Lease or subletting of the Premises or any part thereof, except to the extent Tenant has been fully released from its obligations in accordance with the Lease;

(d) the modification or amendment, whether material or otherwise, of any of the obligations of Tenant under the Lease, whether the same be in the form of a new agreement or the modification or amendment of the existing Lease (any of the foregoing being a “Modification”), or of Guarantor under this Guaranty; provided, however, that (unless such Modification is required by law or on account of bankruptcy or insolvency) no Modification which has the effect of increasing the obligations of Guarantor hereunder shall be effective against Guarantor to the extent of such increase unless Guarantor shall be a party to, or consent to, such Modification; and provided, further, that if any Modification is made without such consent of Guarantor, such Modification shall be ineffective as against Guarantor only to the extent the same shall increase the obligations of Guarantor under this Guaranty, it being expressly agreed that (even if such Modification has the effect of increasing the likelihood of a default by Tenant under the Lease) Guarantor shall remain liable to the full extent of this Guaranty as if such Modification had not been made;

(e) the doing or the omission of any of the acts (including, without limitation, the giving of any consent referred to therein) referred to in the Lease or this Guaranty;

(f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or this Guaranty, or any action on the part of Landlord granting indulgence or extension in any form whatsoever (except to the extent, if any, that such indulgence shall have been expressly granted by Landlord);

(g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or Guarantor or any of their assets;

(h) the inability of Landlord or Tenant, respectively, to enforce any provision of the Lease or this Guaranty, for any reason;

(i) any change in the corporate relationship between Tenant and Guarantor or any termination of such relationship;

(j) the inability of Tenant to perform, or the release of Tenant or Guarantor from the performance of any obligation, agreement, covenant, term or condition of Tenant under the Lease by reason of any law, regulation or decree, now or hereafter in effect; or

(k) any action or inaction by Landlord which results in any impairment or destruction of any subrogation rights of Guarantor or any rights of Guarantor to proceed against Tenant for reimbursement.

3. In the event of the rejection or disaffirmance of the Lease by Tenant or Tenant’s receiver pursuant to any law affecting creditor’s rights, Guarantor will, and does hereby (without the necessity of any further agreement or act) assume all obligations and liabilities of Tenant under or arising out of the Lease, to the same extent as if Guarantor had been originally named the Tenant under the Lease, and there had been no such rejection or disaffirmance; the Guarantor will confirm such assumption in writing at the request of Landlord, upon or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease and shall be entitled to a new lease on all of the terms and conditions of the Lease with respect to the unexpired portion of the Lease (to the extent permitted by law). Guarantor will execute and deliver such documents as Landlord may from time to time reasonably require to evidence such assumption, to confirm this Guaranty and to certify that Guarantor is not in default hereunder.

4. Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant under the Lease are hereby waived by Guarantor.

5. This Guaranty shall be construed in accordance with the laws of the state in which the Premises are located.

6. This Guaranty may not be modified or amended except by written agreement duly executed by Guarantor with the consent in writing of Landlord.

7. Within thirty (30) days after such financial statements have been finalized, Guarantor annually will deliver to Landlord its internal consolidated financial statements with its subsidiaries, such financial statements to be prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise indicated in such statements, along with a certificate of Guarantor’s Chief Financial Officer certifying that such financial statements are true and correct. In addition, in connection with the execution and delivery of this Guaranty, Guarantor will deliver to Landlord a certificate of Guarantor’s Chief Financial Officer to the effect that Guarantor is the chief operating subsidiary of Gordmans Stores, Inc. (“Gordmans Stores”) and that, as of the Execution Date, the financial statements of Gordmans Stores and Guarantor are substantially the same.

8. Guarantor waives any right it may have (a) to require Landlord to proceed against Tenant or against any other party or (b) to require Landlord to pursue any remedy within the power of the Landlord, and Guarantor agrees that all of Guarantor’s obligations under this Guaranty are independent of the obligations of Tenant under the Lease or under any other instrument or agreement, and that a separate action may be brought against Guarantor whether or not an action is commenced against Tenant under any thereof.

9. All notices given pursuant to this Guaranty shall be in writing and shall be validly given when sent by a courier or express service guaranteeing overnight delivery and which will upon request provide a receipt of such delivery or by certified letter return receipt requested, and all notices shall be validly given when addressed as set forth below. If this Guaranty provides for a designated period after notice within which to perform any act, such period shall commence on the date of receipt or refusal of such notice. If this Guaranty requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of mailing of such notice pursuant to which such right is exercised. Notice shall be addressed as follows:

If to Landlord:	Ambrose Monrovia, LLC
Circle Tower
55 Monument Circle, Suite 450
Indianapolis, IN 46204
Attention: Aasif M. Bade, Manager

With a copy to:	Harry Todd, Esq.
Wallack Somers & Haas, P.C.
One Indiana Square
Suite 2300
Indianapolis, IN 46204

If to Guarantor:	Gordmans, Inc.
12100 West Center Road
Omaha, NE 68144
Attention: President/CEO, VP of Operations, & Chief
Financial Officer

With a copy to:	Kutak Rock
The Omaha Building
1650 Farnam Street
Omaha, NE 68102-2186
Attention: Joyce A. Dixon, Esq. or successor

and

Mr. Allan Murow or successor
N&M Brokerage Services, L.L.C.
2285 S. 67th Street, Suite 250 Omaha, NE 68106

Landlord and Tenant each may from time to time specify, by giving fifteen (15) days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Guaranty and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder.

10. Guarantor hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Indiana in any action or proceeding arising out of or relating to this Guaranty, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum of the maintenance of such action or proceeding. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Nothing in this Section 10 shall affect the right of Landlord to serve legal process in any other manner permitted by law or affect the right of Landlord to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction.

11. Guarantor hereby consents to, and no further consent by Guarantor shall be required for, (i) any assignment of rights of Landlord hereunder, in whole or in part, either as collateral security for obligations of Landlord secured by a lien on the Premises or in connection with the sale of the Premises or any interest therein or (ii) any assignment of the rights of Landlord under the Lease, in either case as permitted under the Lease. Landlord will give notice to Guarantor of any such assignment, but a failure to do so will not result in any liability on Landlord, affect in any manner the enforceability of this Guaranty, the rights and remedies of Landlord hereunder or the obligations of Guarantor hereunder.

12. In case any one or more of the provisions hereof or of the Lease shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Within thirty (30) days following the merger of Guarantor into another corporation, or the consolidation of Guarantor with one or more other corporations or the sale or other disposition of all or substantially all the assets of Guarantor to one or more other entities, the surviving entity or transferee of assets, as the case may be, shall deliver to Landlord an acknowledged instrument in recordable form assuming all obligations, covenants and responsibilities of Guarantor hereunder and under this Guaranty.

14. Landlord will accept performance by Guarantor of any of the obligations guaranteed under the Lease as if such performance had been made by Tenant.

15. This Guaranty shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective assigns.

16. All references to currency in this Guaranty or the Lease shall refer to the currency of the United States of America.

[Signature page follows]

This Guaranty is being executed as a document under seal on the date set forth above

GORDMANS, INC.

By:
Jeffrey Gordman
Chief Executive Officer

EXHIBIT A

Legal Description

LAND DESCRIPTION – GORDMANS DISTRIBUTION CENTER

Prepared by Beam, Longest, and Neff, LLC 12-14-2012

A part of the Southeast Quarter and a part of the Southwest Quarter of Section 26, Township 14 North, Range 1 West, Liberty Township, Hendricks County, Indiana; also being a part of the lands now or formerly owned by KS Hendricks Partners, LLC as recorded in Instrument Number 200700017478 in the Office of the Recorder of Hendricks County, Indiana; more particularly described as follows:

Commencing at a rebar found at the southeast corner of the Southeast Quarter of Section 26, Township 14 North, Range 1 West, said corner also being in the pavement of County Road 1000 South; thence South 89 degrees 39 minutes 47 seconds West, along the south line of said quarter section and along said road, a distance of 173.06 feet to the Point of Beginning of this description: thence continuing South 89 degrees 39 minutes 47 seconds West, along said south line and said road, a distance of 2358.46 feet to the southeast corner of the property conveyed to William Thompson and Dixie A. Thompson as recorded in Instrument Number 9700016659 in the Office of the Recorder of Hendricks County, Indiana; thence North 0 degrees 50 minutes 04 seconds West, along the east line of said Thompson property and the east line of the property conveyed to William M. Thompson and Dixie A. Thompson as recorded in Instrument Number 199900025455 in the Office of the Recorder of Hendricks County, Indiana, a distance of 750.00 feet to the northeast corner of said Thompson property; thence South 89 degrees 43 minutes 29 seconds West, along the north line of said Thompson property, a distance of 550.00 feet to the northwest corner of said Thompson property, said corner also being the east line of Lot Number 2 of Christie Acres, as recorded in Plat Cabinet 4, Slide 200, pages 1A and 1B in the Office of the Recorder of Hendricks County, Indiana ; thence North 0 degrees 25 minutes 16 seconds West, along said east line of said Lot 2, a distance of 597.87 feet to the centerline of the proposed Innovation Boulevard extension; thence along said centerline of Innovation Boulevard extension and along a non-tangent curve concave to the southwest, an arc distance of 86.87 feet with a radius of 200.10 feet subtended by a chord bearing of South 76 degrees 02 minutes 05 seconds East and a chord length of 86.19 feet to the point of tangency; thence South 63 degrees 35 minutes 35 seconds East, along said centerline, a distance of 188.82 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 92.12 feet with a radius of 200.00 feet subtended by a chord bearing of South 76 degrees 47 minutes 18 seconds East and a chord length of 91.31 feet to the point of tangency; thence South 89 degrees 59 minutes 02 seconds East, along said centerline, a distance of 1,725.51 feet to the point of curvature of a curve concave to the southwest; thence along said curve an arc distance of 117.37 feet with a radius of 249.99 feet subtended by a chord bearing of South 76 degrees 32 minutes 02 seconds East and chord length of 116 .30 feet to the point of tangency; thence South 63 degrees 05 minutes 02 seconds East, along said centerline, a distance of 269.69 feet to the point of curvature of a curve concave to the northeast; thence along said curve an arc distance of 142.46 feet with a radius of 300.00 feet subtended by a chord bearing of South 76 degrees 41 minutes 17 seconds East and a chord length of 141.13 feet to the point of tangency; thence North 89 degrees

42 minutes 28 seconds East, along said centerline, a distance of 78.96 feet; thence leaving said centerline South 7 degrees 24 minutes 03 seconds East a distance of 677.72 feet; thence South 29 degrees 32 minutes 34 seconds East a distance of 404.38 feet to the point of beginning; containing 65.165 acres, more or less, subject to rights-of-way and easements of record.